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TABLE OF CONTENTS
Appendix A Financial Section

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
EXXON MOBIL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

Notice of 2003 Annual Meeting
and Proxy Statement
Including
Financial Statements

YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR SHARES PROMPTLY

Notice of Annual Meeting

May 28, 2003

and Proxy Statement

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 28, 2003, in Dallas, Texas. The meeting will begin promptly at 9:00 a.m. At the meeting, you will hear a report on our business and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting, the proxy statement and financial statements. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives personal information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Financial statements are included with this proxy statement as Appendix A. The summary annual report mailed with this booklet includes summary financial statements. The 2003 Incentive Program, our new Corporate Governance Guidelines and the charters of our Audit, Compensation, and Board Affairs Committees, are attached to the proxy statement as Appendices B through F.

Even if you only own a few shares, we want your shares to be represented at the meeting. You can vote your shares by internet, toll-free telephone call, or proxy card. If you vote this year's proxy via the internet, you can elect to access future proxy statements and annual reports on our internet site. If you are a registered shareholder, you can choose to discontinue receiving more than one annual report.

To attend the meeting in person, please follow the instructions on page 2. If you are not able to attend, you may listen to a live audiocast of the meeting on the internet. Instructions for listening to this audiocast will be available at our internet site, www.exxonmobil.com, approximately one week prior to the event. A report on the meeting will be available on our internet site.

Sincerely yours,

Lee R. Raymond
Chairman of the Board

April 17, 2003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF EXXON MOBIL CORPORATION

Time:
	Doors open:	8:00 a.m., Central Time
	Meeting begins:	9:00 a.m., Central Time
Date:
Wednesday, May 28, 2003
Place:
Morton H. Meyerson Symphony Center 2301 Flora Street Dallas, Texas 75201
Purpose:
• Elect directors
• Ratify appointment of independent auditors
• Approve the 2003 Incentive Program
• Vote on 12 shareholder proposals
• Conduct other business if properly raised

Only shareholders of record on April 7, 2003, may vote at the meeting. Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting. Guests are not permitted to speak at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, use the internet; or call the toll-free telephone number as described in the instructions on your proxy card; or complete, sign, date, and return your proxy card.

Patrick T. Mulva Secretary
April 17, 2003

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 7, 2003, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

ExxonMobil's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals, or abstain from voting.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

  •
  Via internet: Go to www.eproxyvote.com/xom and follow the instructions. You will need to enter the Voter Control Number printed on your proxy card. At this internet site, you can elect to access future proxy statements and annual reports via the internet.

  •
  By telephone: Call toll-free 1-877-779-8683 and follow the instructions. You will need to enter the Voter Control Number printed on your proxy card.

  •
  In writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Shareholder Investment Program (SIP) account. If you own shares in the ExxonMobil Savings Plan, your proxy card also covers those shares.

If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the management proposal to ratify the appointment of independent auditors; in favor of the management proposal to approve the 2003 Incentive Program; and against the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you may receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card also serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted by:

  •
  Submitting a new proxy with a later date, including a proxy given via the internet or by telephone;

  •
  Notifying ExxonMobil's Secretary in writing before the meeting; or

  •
  Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Needed

The director candidates who receive the most votes will be elected to fill the available seats on the Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Attending in Person

Only shareholders or their proxy holders and ExxonMobil's guests may attend the meeting. For safety and security reasons, cameras will not be allowed in the meeting and must be checked at the admission counter.

For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 7, 2003, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under "Contact Information" on page 3.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Conduct of the Meeting

The Chairman has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year's agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Secretary
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298

or call us at (972) 444-1157.

Interested parties who wish to communicate to ExxonMobil's non-employee directors may address correspondence to a particular director, or to the non-employee directors generally, in care of Exxon Mobil Corporation at the address given above. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, Board Affairs, Contributions, or Public Issues Committee.

For information about shares registered in your name or your Shareholder Investment Program account, call ExxonMobil Shareholder Services at 1-800-252-1800 or access your account via the internet at www.equiserve.com. We also invite you to visit ExxonMobil's internet site at www.exxonmobil.com. Internet site materials are not part of this proxy solicitation.

CORPORATE GOVERNANCE

The Board of Directors performs a number of functions for ExxonMobil and its shareholders, including:

  •
  Overseeing the management of the company on your behalf;

  •
  Reviewing ExxonMobil's long-term strategic plans;

  •
  Exercising direct decision-making authority in key areas, such as declaring dividends;

  •
  Selecting the CEO and evaluating the CEO's performance; and

  •
  Reviewing development and succession plans for ExxonMobil's top executives.

The Board has adopted Corporate Governance Guidelines, which are included as Appendix C to this proxy statement. These Guidelines, together with related materials such as our Guidelines for Selection of Non-employee Directors and policy statement on poison pills, are also posted on the new Corporate Governance section of our internet site at www.exxonmobil.com.

The Guidelines build on practices the Company has followed for many years and, we believe, demonstrate our continuing commitment to corporate governance excellence.

We expect the Guidelines will continue to evolve as business conditions change and as pending Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) initiatives become known in final form.

ELECTION OF DIRECTORS
(Item 1 on the proxy card)

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees is also provided. All of our nominees currently serve as ExxonMobil directors.

Most ExxonMobil directors—including 10 of our 12 nominees—are not ExxonMobil employees. Only non-employee directors serve on ExxonMobil's Audit, Compensation, Board Affairs, Contributions, and Public Issues Committees.

All ExxonMobil directors are elected for one-year terms. Non-employee directors cannot stand for election after they have reached age 70. Dr. Henry A. McKinnell, Jr. was elected to the Board of Directors effective October 29, 2002. Mr. William T. Esrey has chosen not to stand for re-election to the Board of Directors.

The Board met nine times in 2002. All of ExxonMobil's directors, on average, attended approximately 98 percent of Board and Committee meetings during 2002. In September 2002, our non-employee directors initiated a regular schedule of executive sessions to be held following each regular Board meeting. Only the non-employee directors attend these sessions, of which three were conducted in 2002.

More information about the structure and functioning of the Board is contained in our Corporate Governance Guidelines.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 57 Director since 1996
T. M. Friedman Professor of Economics, and Senior Fellow, Hoover Institution, Stanford University. Holds bachelor's, master's, and Ph.D. degrees in economics. Joined Stanford University in 1970. Adjunct Scholar, American Enterprise Institute; Research Associate, National Bureau of Economic Research. Director, First Health Group Corporation; Oracle Corporation; Vodafone Group PLC. Chairman, Congressional Advisory Commission on the Consumer Price Index, 1995-96; Council of Economic Advisors, 1989-93. Member, Commerce Department, Advisory Committee on the National Income and Product Accounts; Panel of Advisors to the Congressional Budget Office. Dr. Boskin is the recipient of numerous professional awards.

Donald V. Fites Age 69 Director since 1999
Former Chairman and Chief Executive Officer, Caterpillar Inc. Holds bachelor's degree in civil engineering and master's degree in management. Joined Caterpillar, a manufacturer of heavy machinery, in 1956. Held a variety of management positions. Became Vice President in 1981, Executive Vice President in 1985, Director in 1986, President and Chief Operating Officer in 1989, and Chairman and Chief Executive Officer in 1990. Retired in 1999. Director of Mobil Corporation from 1990 to 1999. Director, AK Steel Corporation; AT&T Wireless Services, Inc.; Georgia-Pacific Corporation; Oshkosh Truck Corporation; Wolverine World Wide, Inc.; Valparaiso University. Trustee, Knox College. Chairman, The Salvation Army National Advisory Board; the World Methodist Council Financial Development Committee. Member, Board of Advisors, Thayer Capital Partners; The Business Council. Mr. Fites is the recipient of numerous awards, including four honorary doctorate of law degrees.

James R. Houghton Age 67 Director since 1994
Chairman of the Board and CEO, Corning Incorporated. Holds bachelor of arts and master of business administration degrees. Joined Corning, a communications, advanced materials, and display products company, in 1962. Held a variety of management positions. Elected Chairman of the Board and Chief Executive Officer of Corning in 1983. Retired in 1996. Elected Chairman of the Board in June 2001. Resumed his role as Chairman and CEO in April 2002. Director, Corning Incorporated; MetLife, Inc. Trustee, Corning Museum of Glass; The Metropolitan Museum of Art; The Pierpont Morgan Library. Member, The Business Council; Council on Foreign Relations; Harvard Corporation.

William R. Howell Age 67 Director since 1982
Chairman Emeritus, J.C. Penney Company, Inc. Holds bachelor of business administration degree. Joined J.C. Penney, a department store and catalog chain, in 1958. Held a variety of management positions. Elected Chairman of the Board and Chief Executive Officer in 1983. Retired as Chairman of the Board in 1997. Director, Deutsche Bank Trust Corporation; American Electric Power; Halliburton Co.; Pfizer Inc.; Williams; Viseon.

Helene L. Kaplan Age 69 Director since 1999
Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP, a law firm. Holds bachelor of arts degree and juris doctor. Director of Mobil Corporation from 1989 through 1999. Director, J.P. Morgan Chase & Co.; May Department Stores Company; MetLife, Inc.; Verizon Communications. Chair, Carnegie Corporation of New York. Trustee and Vice Chair, American Museum of Natural History; Commonwealth Fund; J. Paul Getty Trust. Trustee Emeritus, Institute for Advanced Study. Chair Emeritus and Trustee Emeritus, Barnard College. Member, American Academy of Arts and Sciences; Council on Foreign Relations. Fellow, American Philosophical Society. Mrs. Kaplan is the recipient of numerous awards, including an honorary doctorate of law and an honorary doctorate of humane letters.

Reatha Clark King Age 65 Director since 1997
Chairman, Board of Trustees, General Mills Foundation, the philanthropic Foundation of General Mills, Inc., a manufacturer and marketer of consumer food products. Holds bachelor of science degree in chemistry and mathematics, master of science degree in chemistry, master of business administration degree in finance management, and Ph.D. degree in thermochemistry. Prior to joining the General Mills Foundation in 1988, Dr. King held a variety of scientific and educational positions, including Research Chemist, National Bureau of Standards; Chemistry Professor, Associate Dean for Division of Natural Science & Mathematics, and Associate Dean for Academic Affairs, York College, City University of New York; President, Metropolitan State University. Director, Minnesota Mutual Companies, Inc.; Wells Fargo & Company; Department 56, Inc.; Hispanics in Philanthropy. Trustee, Clark Atlanta University; Congressional Black Caucus Foundation. Life Trustee, University of Chicago. Dr. King is the recipient of numerous awards, including 14 honorary doctorate degrees.

Philip E. Lippincott Age 67 Director since 1986
Retired Chairman of the Board, Campbell Soup Company, a global manufacturer and marketer of high quality, branded convenience food products. Retired Chairman and Chief Executive Officer, Scott Paper Company. Holds bachelor of arts and master of business administration degrees. Joined Scott Paper, a company involved in sanitary paper, printing and publishing papers, and forestry operations, in 1959. Held a variety of management positions. Elected Director in 1978, Chief Executive Officer in 1982 and Chairman in 1983. Retired in 1994. Director, Campbell Soup Company. Chairman of the Board and Director, Fox Chase Cancer Center. Trustee, The Penn Mutual Life Insurance Company. Member, The Business Council.

Harry J. Longwell Age 61 Director since 1995
Executive Vice President, Exxon Mobil Corporation. Holds bachelor's degree in petroleum engineering. Principal responsibilities include the Corporation's worldwide upstream oil and gas activities; Imperial Oil Limited; aviation; corporate planning; public affairs; and human resources. Since joining the ExxonMobil organization in 1963, Mr. Longwell has held a variety of management positions in domestic and foreign operations, including Vice President-Production and President, Exxon Company, U.S.A.; Vice President, Esso Europe Inc.; Senior Vice President-Upstream and Executive Vice President, Exxon Company, International. Elected Senior Vice President and Director of Exxon in 1995, Executive Vice President and Director of ExxonMobil in 2001. Director, National Action Council for Minorities in Engineering; University of Dallas. Member, Board of Visitors, University of Texas M.D. Anderson Cancer Center; Advisory Board, Dallas Area Habitat for Humanity.

Henry A. McKinnell, Jr. Age 60 Director since 2002
Chairman and Chief Executive Officer, Pfizer Inc. Holds a bachelor's degree in business, master of business administration and doctorate degrees in business. Joined Pfizer, a pharmaceutical company, in 1971. Elected Chairman of the Board and Chief Executive Officer in 2001. Became President and Chief Operating Officer in 1999 and Executive Vice President in 1992. Chairman, Stanford University Graduate School of Business Advisory Council. Chairman Emeritus, Business-Higher Education Forum; Pharmaceutical Research and Manufacturers of America. Director, Pfizer Inc.; Moody's Corporation; John Wiley & Sons, Inc.; The Business Council; The Business Roundtable. Fellow, New York Academy of Medicine. Member, Board of Trustees, New York City Public Library; New York City Police Foundation; Economic Club of New York.

Marilyn Carlson Nelson Age 63 Director since 1991
Chairman and Chief Executive Officer, Carlson Companies. Co-Chair, Carlson Holdings, Inc.; Carlson Wagonlit Travel, Inc. Holds bachelor's degree in international economics. Since joining Carlson Companies, a travel, hotel, restaurant and marketing services company, in 1989, Mrs. Nelson has held a number of management positions, including Director, Senior Vice President, and Vice Chair. Director, Carlson Companies; Mayo Foundation. Chair, National Women's Business Council. Past Chair, Travel Industry Association of America. Member, Global Business Council of the World Economic Forum; World Travel and Tourism Council; Advisory Board, Curtis L. Carlson School of Management, University of Minnesota. Mrs. Nelson is the recipient of numerous awards, including three honorary doctorate degrees. She was named Minnesotan of the year in 2002.

Lee R. Raymond Age 64 Director since 1984
Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation. Holds bachelor's and Ph.D. degrees in chemical engineering. Since joining the ExxonMobil organization in 1963, Mr. Raymond has held a variety of management positions in domestic and foreign operations, including Exxon Company, U.S.A.; Creole Petroleum Corporation; Exxon Company, International; Exxon Enterprises; Esso Inter-America, Inc. Elected Senior Vice President and Director of Exxon in 1984, President in 1987, Chairman and Chief Executive Officer in 1993, and added title of President in 1996. Director, J.P. Morgan Chase & Co.; United Negro College Fund. Chairman, American Petroleum Institute. Trustee and Vice Chairman, American Enterprise Institute. Trustee, Wisconsin Alumni Research Foundation. Member, The Business Council; The Business Roundtable; Council on Foreign Relations; Emergency Committee for American Trade; National Petroleum Council; Secretary of Energy Advisory Board; Singapore-US Business Council; Trilateral Commission; University of Wisconsin Foundation.

Walter V. Shipley Age 67 Director since 1998
Retired Chairman of the Board, The Chase Manhattan Corporation and The Chase Manhattan Bank, a banking and finance company. Holds bachelor of science degree. Joined Chase Bank in 1956. Held a variety of management positions. Director, Verizon Communications; Wyeth. Chairman and Director, Goodwill Industries of Greater New York & Northern New Jersey, Inc. Chairman, Wallace-Reader's Digest Funds. Trustee, American Museum of Natural History. Member, The Business Council.

Director Relationships

ExxonMobil and its affiliates have business relationships in the ordinary course of business with companies for which our non-employee directors serve as executives, but these relationships are not material by any reasonable standard. Although we have from time to time engaged the Skadden Arps law firm, Mrs. Kaplan is "Of Counsel," not a partner of that firm. She does not share in the firm's profits or work on ExxonMobil business.

DIRECTOR COMPENSATION

ExxonMobil employees receive no extra pay for serving as directors. Non-employee directors receive compensation consisting of cash and restricted stock. The base fee is $75,000 a year. We also pay members of the Audit and Compensation Committees a fee of $15,000 per year, and an additional fee of $10,000 per year to the Chairs of those Committees. For other Committees, non-employee directors receive $8,000 per year for each Committee on which they serve, and the Chairs receive an additional fee of $7,000 per year. No fees are paid to members of the Executive Committee. Non-employee directors are reimbursed for actual expenses to attend meetings.

Non-employee directors may elect to defer all or part of these fees either into ExxonMobil stock equivalents with dividends or into a deferred account that earns interest at the prime rate. Deferred fees are payable in one to five annual installments after the director leaves the Board.

In addition to the fees described above, we pay a significant portion of director compensation in stock. Each non-employee director receives 8,000 shares of restricted stock when first elected to the Board and, if the director remains in office, an additional 2,400 restricted shares each following year. While on the Board, each non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the Board early.

BOARD COMMITTEES

The Board appoints Committees to help carry out its duties. In particular, Board Committees work on key issues in greater detail than would be possible at full Board meetings. Each Committee reviews the results of its meetings with the full Board.

Audit Committee

Mr.	Houghton (Chair)
Mr.	Esrey
Mr.	Howell
Mrs.	Kaplan
Dr.	King
Mrs.	Nelson

The Audit Committee met seven times during 2002. The Committee oversees accounting and internal control matters. The Committee also appoints the independent auditors to audit ExxonMobil's financial statements, subject to shareholder approval. The Committee's report on its activities for the fiscal year 2002 is on page 23. Fees paid to the independent auditors are provided on page 24. The Committee's charter is attached as Appendix D to this proxy statement.

The Committee is composed entirely of independent directors each with many years of experience as Audit Committee members. The Board believes that several members are "audit committee financial experts" and are independent as those terms are defined in relevant Securities and Exchange Commission rules.

Compensation Committee

Mr.	Howell (Chair)
Dr.	Boskin
Mr.	Esrey
Mr.	Houghton
Dr.	King
Dr.	McKinnell

The Compensation Committee met six times and acted by written consent one time during 2002. The Committee oversees compensation for ExxonMobil's senior executives, including salary, bonus, and incentive awards. The Committee also reviews succession plans for key executive positions. The Committee's report on executive compensation starts on page 14. The Committee's charter is attached as Appendix E to this proxy statement. The Committee also reviewed the new 2003 Incentive Program and recommended the plan to the Board.

Board Affairs Committee

Mrs.	Nelson (Chair)
Mr.	Fites
Mr.	Howell
Mr.	Lippincott
Dr.	McKinnell
Mr.	Shipley

The Board Affairs Committee met six times during 2002. The Committee recommends director candidates; reviews non-employee director compensation; and reviews other corporate governance practices, including the Corporate Governance Guidelines attached as Appendix C to this proxy statement. The Committee will consider your suggestions for possible director candidates if you submit the name and biographical information in writing to ExxonMobil's Secretary at the address under "Contact Information" on page 3. A description of the qualifications we look for in director candidates is posted on the new Corporate Governance section of our internet site. The Committee's charter is attached as Appendix F to this proxy statement.

Advisory Committee on Contributions

Dr.	Boskin (Chair)
Mr.	Esrey
Mrs.	Kaplan
Dr.	King
Mr.	Lippincott
Mrs.	Nelson

The Advisory Committee on Contributions met two times during 2002. The Committee reviews the level of ExxonMobil's support for education and other public service programs, including the Company's contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in America at all levels, with special emphasis on math and science. The Foundation also supports the Company's other cultural and public service giving.

Finance Committee

Mr.	Raymond (Chair)
Dr.	Boskin
Mr.	Fites
Mr.	Houghton
Dr.	McKinnell
Mr.	Shipley

The Finance Committee met one time and acted by written consent two times during 2002. The Committee reviews ExxonMobil's financial policies and strategies, including our capital structure, and authorizes corporate debt within limits set by the Board.

Public Issues Committee

Mr.	Lippincott (Chair)
Mr.	Fites
Mrs.	Kaplan
Mr.	Shipley

The Public Issues Committee met two times during 2002. The Committee reviews ExxonMobil's policies and practices on relevant public issues, including their effects on safety, health, and the environment. The Committee hears reports from operating units on safety and environmental activities. The Committee also visits operating sites to observe and comment on current operating practices.

Executive Committee

Mr.	Raymond (Chair)
Mr.	Houghton
Mr.	Howell
Mr.	Lippincott
Mrs.	Nelson

Other directors serve as alternate members on a rotational basis.

The Executive Committee met one time during 2002. The Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show how much ExxonMobil common stock each executive named in the Summary Compensation Table on page 18 and each non-employee director and nominee owned on February 28, 2003. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.14 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options*

Lee R. Raymond	2,039,093	(1)	7,400,000
René Dahan	261,526	(2)	2,884,670
Harry J. Longwell	646,015	(3)	3,540,000
K. Terry Koonce	317,397	(4)	1,325,708
Jon L. Thompson	349,211	(5)	1,195,788
Daniel S. Sanders	236,984		906,080

(1)
Includes 304 shares owned by spouse.
(2)
Includes 261,526 shares held jointly with spouse.
(3)
Includes 104 shares owned by spouse and 85,750 shares held jointly with spouse.
(4)
Includes 118,678 shares held jointly with spouse.
(5)
Includes 2,031 shares owned by spouse.

*Includes options that will become exercisable within 60 days.

Non-employee Director/Nominee	Shares Owned*

Michael J. Boskin	28,300
William T. Esrey	26,940	(1)
Donald V. Fites	27,170
James R. Houghton	36,900	(2)
William R. Howell	34,700	(3)
Helene L. Kaplan	42,422
Reatha Clark King	29,904	(4)
Philip E. Lippincott	37,900
Henry A. McKinnell, Jr.	20,400
Marilyn Carlson Nelson	50,828	(5)
Walter V. Shipley	28,540

(1)
Includes 1,040 shares held jointly with spouse.
(2)
Includes 5,000 shares owned by spouse.
(3)
Includes 5,400 restricted shares held as constructive trustee for former spouse.
(4)
Includes 1,000 shares owned by spouse.
(5)
Includes 18,528 shares held as co-trustee of family trusts.

*The non-employee directors are not granted ExxonMobil stock options.

On February 28, 2003, ExxonMobil's directors and executive officers (29 people) together owned 6,292,272 shares of ExxonMobil stock and 25,697,806 shares covered by exercisable options, representing about 0.48 percent of the outstanding shares.

COMPENSATION COMMITTEE REPORT

Overview

The Compensation Committee approves or endorses all compensation paid or awarded to senior executives. The Committee is made up of only non-employee directors who do not participate in any of the compensation plans they administer.

ExxonMobil's success depends on developing, motivating and retaining executives who have the skills and expertise to lead a complex, global organization. Our executive compensation program is designed to help achieve these objectives. It is comprised of the following three main components:

  •
  Competitive base salaries

  •
  Short term rewards

  •
  Long term incentives

A key change this year is the shift from options to restricted stock as described in the section on long term incentives. All three major components of the executive compensation program are described below in more detail.

Competitive Base Salaries

In keeping with the long-term and highly technical nature of ExxonMobil's business, we take a long-term approach to executive compensation. This career-oriented philosophy requires a competitive base salary. Each year, we evaluate ExxonMobil's salary structure based on competitive positioning (comparing ExxonMobil's salary structure with salaries paid by other companies); ExxonMobil's own business performance; and general economic factors. Specific weights are not given to these factors, but competitive positioning is the most important factor.

We use a number of surveys to determine our competitive salary position. ExxonMobil's business, and the competition for executives, extend beyond the oil industry. We compare our salary structure with US-based multinational companies including oil companies. ExxonMobil is significantly larger and more diverse than virtually all of the other surveyed companies. Therefore, ExxonMobil targets its salary ranges between the median and high end of the survey data. Within these ranges, we determine individual executive salaries based on individual performance, level of responsibility, and experience. Based on this analysis, the Committee recommends the CEO's salary to the Board of Directors, sets the salaries for ExxonMobil's other elected officers, and endorses the salaries of other senior executives.

Short Term Rewards

Short term incentive awards consist of cash bonuses and earnings bonus units. See page 19 for a description of the terms of earnings bonus units. We grant cash bonuses to executives to reward their contributions to the business during the past year. We grant earnings bonus units as incentives for strong, mid-term corporate performance. Earnings bonus units help stress that decisions and contributions in any one year affect future years. In 2002, approximately one-half of executive short term awards were in the form of earnings bonus units. The cumulative earnings of $3.00 per share required for maximum payout of each earnings bonus unit granted in 2002 was the same as those granted in 2001.

Each year, the Committee establishes a ceiling for cash bonuses and earnings bonus units. The ceiling for 2002 was $115 million. Almost all of that amount was granted in awards to approximately 1,300 employees. The ceiling is based on ExxonMobil's business performance, progress toward long-term goals, and competitive position. No particular formula is used. Some of the measures of performance considered by the Committee include net income; earnings per share; return on capital employed; return on equity; corporate citizenship, which includes safety, health, and environment; and operational excellence. The Committee does not give specific weights to these measures. The 2002 ceiling was reduced from the 2001 ceiling by 20 percent. In reaching this decision, the Committee considered several factors, including ExxonMobil's financial performance (which, while strong relative to its major competitors in a difficult industry environment, was still down relative to last year), continued strengthening of our worldwide competitive position, and progress toward long-range strategic goals.

The bonus an executive receives depends on the executive's individual performance and level of responsibility. Each year, we assess performance based on factors including business results, technical expertise, leadership and management skills.

Long Term Incentives

The nature of the petroleum business requires long-term, capital-intensive investments. These investments often take years to generate a return to shareholders. Accordingly, we grant incentive awards with a view toward long-term corporate performance. These awards may not fluctuate as much as year-to-year financial results.

Long term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. Historically, ExxonMobil has used stock options as its primary long term incentive award. In 2002, restricted stock was used in place of stock options. The Committee concluded that, at this time, in this industry, and in this Company, restricted stock is more effective in aligning executives' interests with those of shareholders and in achieving the objective of retention. Restricted stock awards were granted to executive officers and over 5,300 other key employees in 2002. For senior executives, the restrictions on 50 percent of the shares are lifted in five years, and the remaining 50 percent are lifted after 10 years or retirement, whichever is later. See page 18 for more information on restricted stock.

The number of restricted shares granted to executive officers is based on individual performance and level of responsibility. For this purpose, the Committee measures performance the same way as described above for short term awards. Restricted stock grants must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of shares held by an executive is not a factor in determining subsequent grants.

The Company does not have required levels for equity holdings by senior management, but long term awards are designed to encourage share ownership. The five current officers named in the Summary Compensation Table on page 18 have equity holdings ranging from 11 to 22 times salary as of year-end 2002. In addition, other elected officers have holdings that exceed typical ownership guidelines.

US Income Tax Limits on Deductibility

US income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other four most highly paid executives. Performance-based compensation that meets Internal Revenue Service requirements is not subject to this limit. The short term awards and restricted stock grants described above are designed to meet these requirements so that ExxonMobil can continue to deduct the related expenses. Specifically, the shareholders have approved the material terms of performance goals for awards to the top executives. These material terms limit such awards to these executives to 0.2 percent of operating net income. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

CEO Compensation

Within the framework described above, the Committee determines the CEO's compensation by considering his contributions to ExxonMobil's business, the size and complexity of the business, and career experience. The Committee does not think narrow quantitative measures or formulas are sufficient for determining Mr. Raymond's compensation. The Committee does not give specific weights to the factors considered, but the primary factors are the CEO's contributions and business results.

Consistent with the change in long term incentive grants to other officers and key employees, Mr. Raymond was not granted any stock options in 2002. Restricted stock was granted to recognize Mr. Raymond's outstanding leadership of ExxonMobil's business, continued strengthening of the Corporation's worldwide competitive position, and its progress toward long-range strategic goals. The restrictions on 50 percent of the shares will be lifted in five years and the remaining 50 percent will be lifted after 10 years. These time restrictions are not accelerated upon retirement. The restrictions are designed to strengthen the focus on long-term, sustainable business results and to assure continuity in superior corporate management.

In determining the CEO's total compensation, the Committee considered Mr. Raymond's level of responsibility, his leadership, and his overall contribution as CEO. The Committee believes his total compensation is appropriately positioned relative to the CEOs of US-based oil companies and other major US-based corporations.

Summary

The Compensation Committee is responsible for seeing that ExxonMobil's compensation program serves the best interests of its shareholders. To help meet this responsibility, the Committee is guided by an independent analysis prepared by an outside consultant of the competitiveness of the total compensation of the CEO and other senior executives. This analysis is based on a survey of comparable positions at 13 other major corporations both within and outside the oil industry.

In the opinion of the Committee, ExxonMobil continues to have an appropriate and competitive compensation program, which has served the Company and shareholders well. The combination of base salary, short term bonuses, and emphasis on long term incentives provides a balanced and stable foundation for effective executive leadership.

William R. Howell, Chair	James R. Houghton
Michael J. Boskin	Reatha Clark King
William T. Esrey	Henry A. McKinnell, Jr.

EXECUTIVE COMPENSATION TABLES

The following tables show the compensation of ExxonMobil's Chairman and the five other most highly paid executives. See the Compensation Committee Report beginning on page 14 for an explanation of our compensation philosophy.

Summary Compensation Table

						Long Term Compensation
						Awards		Payouts
		Annual Compensation
						Restricted Stock Award(s) ($)(b)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)			Options (#)	LTIP Payouts ($)(c)	All Other Compensation ($)(d)
L. R. Raymond	2002	3,250,000	2,160,000	103,884	(a)	17,320,000	0	2,700,005	297,960
Chairman and CEO	2001	2,850,000	2,700,000	83,091		7,424,000	1,050,000	1,355,130	261,288
	2000	2,500,000	2,700,000	91,643		9,043,750	1,050,000	2,817,630	227,925
R. Dahan	2002	707,500	690,000	5,010		3,845,040	0	862,015	89,277
Executive Vice President	2001	1,250,000	863,000	5,370		0	500,000	443,520	116,300
and Director	2000	1,100,000	863,000	5,485		904,375	500,000	893,520	99,689
(Retired—06/30/02)
H. J. Longwell	2002	1,415,000	690,000	5,264		6,460,360	0	862,015	131,727
Executive Vice President	2001	1,250,000	863,000	6,590		742,400	500,000	443,520	116,300
and Director	2000	1,100,000	863,000	5,485		904,375	500,000	893,520	99,689
K. T. Koonce	2002	780,000	380,000	10,452		2,888,976	0	412,500	73,510
Vice President;	2001	700,000	475,000	3,418		371,200	220,000	204,705	65,876
President, ExxonMobil	2000	620,000	412,500	1,181		452,188	180,000	425,205	67,087
Production Company
J. L. Thompson	2002	760,000	380,000	10,497		2,888,976	0	412,500	71,677
Vice President;	2001	680,000	475,000	2,281		371,200	220,000	199,980	64,042
President, ExxonMobil	2000	600,000	412,500	3,674		452,188	180,000	415,080	64,937
Exploration Company
D. S. Sanders	2002	700,000	350,000	4,389		2,459,440	0	407,550	66,176
Vice President;	2001	650,000	407,500	4,654		222,720	170,000	194,445	61,292
President, ExxonMobil	2000	585,000	407,500	3,510		271,313	150,000	382,095	63,324
Chemical Company
  (a)
  Represents certain perquisites, including membership fees of $49,228, and tax assistance of $37,897.
  (b)
  The value shown is the number of restricted shares or restricted stock units times the market price of ExxonMobil stock on the day of grant. As of December 31, 2002, the total number and value of restricted shares and restricted stock units held by these executives was: Mr. Raymond: 1,660,000 shares ($58,000,400); Mr. Dahan: 243,000 ($8,490,420); Mr. Longwell: 338,500 ($11,827,190); Mr. Koonce: 153,400 ($5,359,796); Mr. Thompson: 155,400 ($5,429,676); and Mr. Sanders: 117,000 ($4,087,980). Restricted shares granted in 2001 and prior years may not be sold until after retirement. Restricted shares granted in 2002 may not be sold (i) for half the shares, until five years after grant, and (ii) for the balance, until 10 years after grant or until after retirement, whichever occurs later. The values given do not reflect the transfer restrictions or the fact that, during the restricted period, the awards are subject to forfeiture in case of detrimental activity or early termination of employment. The executives receive the same cash dividends on restricted shares as holders of regular common stock, but cannot sell the shares during the restricted period. Restricted shares in this table were granted under the 1993 Incentive Program. The restricted stock units were granted under an arrangement for selected annuitants. See page 15 for more details. Restricted stock units reflected in this table have substantially the same terms as restricted shares but are settled in cash.
  (c)
  Settlements of earnings bonus units from prior year grants. See page 19 for more details.
  (d)
  2002 values represent company credits and other allocations under defined contribution plans (Mr. Raymond: $195,000; Mr. Dahan: $44,450; Mr. Longwell: $86,900; Mr. Koonce: $48,800; Mr. Thompson: $47,600; and Mr. Sanders: $44,000); and costs of executive life insurance (Mr. Raymond: $102,960; Mr. Dahan: $44,827; Mr. Longwell: $44,827; Mr. Koonce: $24,710; Mr. Thompson: $24,077; and Mr. Sanders: $22,176).

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Number of Shares Underlying Options/SARs Exercised (#)
			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised, In-the-Money Options/SARs at FY-End ($)*
		Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
L. R. Raymond	720,000	16,660,539	7,400,000	0	46,263,677	0
R. Dahan	0	0	2,884,670	0	10,528,798	0
H. J. Longwell	220,000	5,181,951	3,540,000	0	22,704,970	0
K. T. Koonce	103,608	2,437,681	1,325,708	0	8,649,520	0
J. L. Thompson	94,216	2,135,140	1,205,100	0	7,208,940	0
D. S. Sanders	0	0	906,080	0	3,578,844	0
  *
  The difference between the option exercise price and the market price of ExxonMobil stock at year-end. The actual gain, if any, an executive realizes will depend on the market price of ExxonMobil stock at the time of exercise. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date specified.

Long Term Incentive Plans—Awards in Last Fiscal Year

			Estimated Future Payouts Under Non-Stock Price-Based Plans
		Performance or Other Period Until Maturation or Payout
	Number of Shares, Units or Other Rights
Name			Maximum ($)
L. R. Raymond	720,000	5 years maximum	2,160,000
R. Dahan	0		0
H. J. Longwell	230,000	5 years maximum	690,000
K. T. Koonce	126,670	5 years maximum	380,010
J. L. Thompson	126,670	5 years maximum	380,010
D. S. Sanders	116,670	5 years maximum	350,010

  The awards shown above are earnings bonus units. Each earnings bonus unit entitles the executive to receive an amount equal to ExxonMobil's cumulative net income per common share as announced each quarter beginning after the grant. Payout occurs on the fifth anniversary of the grant or when the maximum settlement value of $3.00 per unit is reached, if earlier. SEC rules classify earnings bonus units as long term incentives, but because of the nature of ExxonMobil's business we view earning bonus units as short term incentive awards. See page 14 for more details.

Pension Plan Table

	Years of Accredited Service
Remuneration*	30	35	40	45
1,000,000	480,000	560,000	640,000	720,000
1,500,000	720,000	840,000	960,000	1,080,000
2,000,000	960,000	1,120,000	1,280,000	1,440,000
2,500,000	1,200,000	1,400,000	1,600,000	1,800,000
3,000,000	1,440,000	1,680,000	1,920,000	2,160,000
3,500,000	1,680,000	1,960,000	2,240,000	2,520,000
4,000,000	1,920,000	2,240,000	2,560,000	2,880,000
4,500,000	2,160,000	2,520,000	2,880,000	3,240,000
5,000,000	2,400,000	2,800,000	3,200,000	3,600,000
5,500,000	2,640,000	3,080,000	3,520,000	3,960,000
6,000,000	2,880,000	3,360,000	3,840,000	4,320,000
6,500,000	3,120,000	3,640,000	4,160,000	4,680,000
7,000,000	3,360,000	3,920,000	4,480,000	5,040,000
7,500,000	3,600,000	4,200,000	4,800,000	5,400,000
8,000,000	3,840,000	4,480,000	5,120,000	5,760,000
8,500,000	4,080,000	4,760,000	5,440,000	6,120,000
9,000,000	4,320,000	5,040,000	5,760,000	6,480,000
9,500,000	4,560,000	5,320,000	6,080,000	6,840,000
10,000,000	4,800,000	5,600,000	6,400,000	7,200,000
*
For plan purposes, this means: (1) average annual salary over the highest paid 36-month period during the employee's last 10 years of employment; plus, (2) the average of the three highest cash bonus and earnings bonus unit awards during the employee's last five years of employment.

Employees who meet the age, service, and other requirements of ExxonMobil's pension plans are eligible for a pension after retirement. The table shows the approximate yearly benefit that would be paid to an ExxonMobil employee in the top compensation and period of service categories. The table reflects a five-year certain and life annuity form of payment. Retiring employees may also elect to receive an equivalent lump-sum payment instead of an annuity. The actual benefit would be reduced by a portion of the employee's Social Security benefits.

Under the ExxonMobil plans, covered compensation for the named executive officers includes the amount shown in the "Salary" column of the Summary Compensation Table; the regular bonus shown in the "Bonus" column of that table; and the earnings bonus unit award shown in the Long Term Incentive Plans table.

At February 28, 2003, the covered compensation and years of service were $7,948,347 (40 years) for Mr. Raymond; $2,890,844 (40 years) for Mr. Longwell; $1,558,328 (41 years) for Mr. Koonce; $1,537,220 (41 years) for Mr. Thompson; and $1,430,319 (42 years) for Mr. Sanders. At Mr. Dahan's retirement on June 30, 2002, his covered compensation and years of service were $2,646,961 (40 years).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the Securities and Exchange Commission and New York Stock Exchange. We are not aware of any late or unfiled reports for 2002.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	191,738,719	(2)(3)	$34.22(3)	2,000,000	(3)(4)
Equity compensation plans not approved by security holders	(5)		(5)	(5)
Total	191,738,719		$34.22	2,000,000

Notes:

(1)
The exercise price of each option reflected in this table is equal to the fair market value of the Company's common stock on the date the option was granted. The weighted-average price reflects grants made over approximately a 10 year period.

(2)
Includes restricted stock units and deferred bonuses to be settled in shares.

(3)
Does not include options that ExxonMobil assumed in the 1999 merger with Mobil. At year-end 2002, the number of securities to be issued upon exercise of outstanding options under Mobil plans was 57,562,599, and the weighted average exercise price of such options was $22.95. No additional awards may be made under those plans.

(4)
At year-end 2002, 135,737,467 shares remained available for grant under ExxonMobil's current Incentive Program. However, that Program expires on April 28, 2003, and has been amended to provide that no more than 2 million shares may be granted as new awards prior to expiration. None of these 2 million shares have been granted as of the date of this proxy statement. Future equity incentive awards covered by this table are expected to be granted under the 2003 Incentive Program being submitted for shareholder approval at the 2003 annual meeting. Available shares could be granted in the form of restricted stock, options, or other stock-based awards.

(5)
Under ExxonMobil's Restricted Stock Plan for Non-employee Directors, each non-employee director automatically receives 8,000 shares of restricted stock when first elected to the Board and, if the director remains in office, an additional 2,400 restricted shares each following year. While on the Board, each non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the Board early. The plan continues until terminated by the Board.

STOCK PERFORMANCE GRAPHS

Annual total returns to ExxonMobil shareholders were minus 9 percent in 2002, minus 8 percent in 2001, and 10 percent in 2000 and have averaged 5 percent over the past five years. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500, and an industry peer group over the last five- and twenty-year periods. The peer group consists of four other international integrated oil companies: BP, ChevronTexaco, Royal Dutch, and Shell Transport and Trading.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested at Year-End 1997

TWENTY-YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested at Year-End 1982

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. The Board, in its business judgment, has determined that our members are "independent," as required by the New York Stock Exchange. Our Committee acts under a charter attached to this proxy statement. We review the adequacy of the charter at least annually. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation, presentation, and integrity of the Corporation's financial statements, the financial reporting process and internal controls. The independent auditors are responsible for auditing the Corporation's annual financial statements in accordance with generally accepted auditing standards and expressing an opinion as to the statements' conformity with generally accepted accounting principles.

In performance of our oversight function, we have reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC told us that the Corporation's consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed with PwC matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

We have also discussed with PwC its independence from the Corporation and management, including the matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from PwC to us pursuant to Standard No. 1. We considered whether the non-audit services provided by PwC to the Corporation are compatible with maintaining the auditors' independence.

We discussed with the Corporation's internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation's annual report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

We have appointed PwC to audit the Corporation's financial statements for 2003, subject to shareholder ratification of that appointment.

James R. Houghton, Chair	Helene L. Kaplan
William T. Esrey	Reatha Clark King
William R. Howell	Marilyn Carlson Nelson

BOARD OF DIRECTORS PROPOSAL: RATIFICATION OF INDEPENDENT AUDITORS
(Item 2 on the proxy card)

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil's financial statements for 2003. We are asking you to ratify that appointment.

Total Fees

The SEC has adopted rules that beginning next year will require the disclosure of fees paid to the independent auditors in a new format and the disclosure of pre-approval policies and procedures for all audit and non-audit services. ExxonMobil has voluntarily adopted the new fee disclosure format. The Audit Committee is in the process of developing service pre-approval policies and procedures.

The total fees paid to PwC for professional services rendered to ExxonMobil for the fiscal year ended December 31, 2002, were $43.1 million, a decrease of $43.7 million from 2001. The decrease is due mainly to the completion of the two financial information systems design and implementation projects referenced below under "All Other Fees." The following table summarizes the fees, which are described in more detail below.

	2002	2001
	(millions of dollars)
Audit Fees	18.4	17.7
Audit-related Fees	3.0	3.0
Tax Fees	13.4	14.1
All Other Fees	8.3	52.0

Total	43.1	86.8

Audit Fees

The aggregate fees paid to PwC for professional services rendered for the annual audit of ExxonMobil's financial statements for the fiscal year ended December 31, 2002, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, are estimated to be $18.4 million (versus $17.7 million for 2001).

Audit-related Fees

The aggregate fees billed by PwC for audit-related services rendered to ExxonMobil for the fiscal year ended December 31, 2002, were $3.0 million (versus $3.0 million for 2001). These services were principally comprised of benefit plan and joint venture audits, and attestation procedures related to cost certifications and government compliance.

Tax Fees

The aggregate fees billed by PwC for tax services rendered to ExxonMobil for the fiscal year ended December 31, 2002, were $13.4 million (versus $14.1 million for 2001). These services are described below.

•
PwC assisted in preparing tax returns for individual ExxonMobil expatriate employees. These fees were $11.4 million for 2002 (versus $10.9 million for 2001). ExxonMobil utilized a competitive bidding process under which several prospective providers were considered for the bid slate to provide assistance with expatriate tax preparation beginning with 2003 tax returns. The Audit Committee agreed to allow PwC to enter the bidding process after concluding that PwC could provide this service without impairing its independence.

•
PwC also assisted various ExxonMobil affiliates with the preparation of local tax filings and related tax services. These fees were $2.0 million for 2002 (versus $3.2 million for 2001).

All Other Fees

The aggregate fees billed by PwC for services rendered to ExxonMobil, other than the services described above under "Audit Fees," "Audit-related Fees," and "Tax Fees," for the fiscal year ended December 31, 2002, were $8.3 million (versus $52.0 million in 2001). These services are described below.

•
Professional services provided to two ExxonMobil managed financial information systems design and implementation projects totaled $8.2 million (versus $49.8 million for 2001). Both projects were completed during 2002. PwC sold its global management consulting and information technology services business in October 2002.

•
Other miscellaneous services totaled $0.1 million (versus $2.2 million for 2001). For 2001, these fees were principally comprised of actuarial services related to pension plan and other post-employment benefit obligations totaling $1.9 million. PwC sold its actuarial services business in December 2001.

Other than audit-related and tax services of the type described above, ExxonMobil does not envision obtaining non-audit services from PwC.

PwC has been ExxonMobil's independent auditing firm for many years, and we believe they are well qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

The Board recommends you vote FOR this proposal.

BOARD OF DIRECTORS PROPOSAL: APPROVAL OF 2003 INCENTIVE PROGRAM
(Item 3 on the proxy card)

We are asking shareholders to approve the Exxon Mobil Corporation 2003 Incentive Program (the "2003 Program"). The 2003 Program has been approved by the Board but will not become effective unless also approved by shareholders. Of the Board's 13 current members, 11 are non-employee directors, who are not eligible to participate in the 2003 Program.

The 2003 Program is intended to help reward, retain, and motivate selected ExxonMobil employees and to align further their interests with the interests of our shareholders through the grant of stock- based awards.

The 2003 Program will replace ExxonMobil's 1993 Incentive Program, which expires on April 28 of this year. After that date, no new awards may be granted under the 1993 Program.

Following is a brief summary of the proposed 2003 Program. The full text of the 2003 Program is included as Appendix B to this proxy statement.

Available Shares; Plan Term

The maximum number of shares that may be issued under the 2003 Program is 220 million. Shares may be granted in any of the forms permitted by the 2003 Program, except that no more than 10 million shares may be granted under the "other awards" category. Additional limitations also apply as described below under "US Federal Tax Matters." Awards that are forfeited or expire, or are settled in cash, do not count against the plan limits. Shares surrendered or withheld to pay the exercise price or taxes on an award may also be used for future grants. Shares issued under the 2003 Program may either be newly issued shares or treasury shares. Share limits in the 2003 Program will be adjusted as necessary to reflect future stock splits or similar events.

The 2003 Program does not have a specified term. Unless the Board terminates the plan early, new awards may be made until the available shares are depleted.

Potential Dilution

The maximum number of shares that may be issued under the 2003 Program represents approximately 3.3 percent of the total number of shares of ExxonMobil common stock outstanding on February 28, 2003, excluding treasury shares.

As shown in the table and notes on page 21, at year-end 2002, approximately 192 million shares remained issuable in connection with outstanding awards under prior ExxonMobil plans and approximately 58 million shares remained issuable under Mobil pre-merger plans. Two million shares remain available for potential grants under the 1993 Incentive Program until that plan expires on April 28, 2003. The total number of shares potentially issuable under prior ExxonMobil and Mobil plans, added together with shares issuable under the proposed 2003 Program, represent approximately 7.2 percent of ExxonMobil's outstanding shares on February 28, 2003.

Administration

Grants to senior executives (approximately 32 persons) will be made by the Compensation Committee, which consists solely of independent directors who are not eligible to participate in the 2003 Program. We expect that authority to grant awards to other eligible persons will be delegated to a committee of senior ExxonMobil executives. We refer to the body authorized to grant awards under the 2003 Program as the "granting authority." Awards granted under the 2003 Program will be administered by the Chairman of the Board and persons acting under his delegation.

Eligibility

Awards may be granted only to persons who are, or in the past 12 months have been, employed by ExxonMobil or an affiliate in which ExxonMobil directly or indirectly holds at least a 50 percent equity interest. Within this group, the granting authority has sole discretion to select persons to receive awards under the 2003 Program. Although the class of eligible persons is potentially broad, participation in ExxonMobil's incentive programs has historically been limited to officers, executives, and managerial, technical, and professional employees selected on the basis of performance. Including the two current employee directors and the 15 other current executive officers, 5,355 persons received awards last year under the 1993 Incentive Program. Because of the discretionary nature of these grants, the number, names, and positions of persons who may be granted awards under the 2003 Program and the awards that might be granted to them are not known at this time.

Forfeiture of Awards

Awards under the 2003 Program, including unexercised stock options or stock appreciation rights (SARs); restricted stock and restricted stock units for which the restricted periods have not expired; and other awards that have not yet been paid or settled, will be forfeited if the holder's employment terminates prior to standard retirement time (as defined in the 2003 Program), unless the administrative authority decides otherwise. Outstanding awards will also be forfeited if we determine that the holder has engaged in activity that is detrimental to the interests of ExxonMobil. Examples of detrimental activity could include violating our ethics policies or going to work for a competitor. The Company also has the right to require persons whose employment terminates before standard retirement time to repay the spread realized on any stock options or SARs exercised within six months before termination.

Types of Awards

Like our prior Incentive Program, the 2003 Program permits the grant of different kinds of stock-based awards. We believe this flexibility is important because it allows us to adapt our equity compensation practices to changing business conditions. For example, as discussed on page 15 of the Compensation Committee Report, last year we granted only restricted stock and applied lengthy vesting requirements to help reinforce retention objectives and a long-term business focus. Subject to the specific limitations contained in the 2003 Program, the granting authority generally has broad discretion to set the particular terms and conditions of individual awards.

The specific types of awards permitted by the 2003 Program, and some of the key limitations on those awards, are described below. "Share" means a share of ExxonMobil common stock, no par value; and "stock unit" means a unit or right with a value based on the value of a share.

  Restricted Stock and Restricted Stock Units. Restricted stock is an award of shares subject to a restricted period specified in the award. During the restricted period, the shares may not be transferred and are subject to forfeiture. Potential events of forfeiture include early termination of employment or detrimental activity on the part of the holder. See "Forfeiture of Awards" above. The holder is otherwise usually treated as a registered shareholder with the right to receive dividends and vote the shares during the restricted period. Restricted stock units are similar to restricted stock except the award takes the form of stock units instead of shares. During the restricted period, a holder of restricted stock units may be paid cash amounts corresponding to dividends ("dividend equivalents"), but does not have voting or other shareholder rights. The units may be settled in cash or shares.

  The restricted stock and restricted stock units that were granted under the 1993 Incentive Program in 2002 contained lengthy vesting periods, which may not be accelerated except in case of death. For our most senior executives, half the award remains restricted for five years and the balance of the award remains restricted until the later of ten years or approved retirement.

  Both restricted stock and restricted stock units have a minimum restricted period of three years, except in case of death.

  Stock Options and Stock Appreciation Rights. Stock options give the holder the right to purchase shares at the exercise price set by the award. SARs give the holder the right to receive an amount in cash or shares equal to the spread between the exercise price set by the award and the market price of the shares at the time of exercise. SARs may be granted alone or with stock options. Both stock options and SARs are subject to the following limitations:

  •
  The exercise price may not be less than the fair market value of an ExxonMobil share on the date of grant.

  •
  The award may not be exercised for a period of at least one year after the date of grant, except in case of death.

  •
  The maximum term of the award is 10 years.

  •
  The exercise price may not be reduced after grant, except with shareholder approval.

  Performance Stock and Performance Stock Units. Performance stock is an award of shares subject to achievement of specified performance criteria. These criteria could be based, for example, on measures of the company's financial or operating performance over a specified performance period. Performance stock units are similar to performance stock except the award takes the form of stock units instead of shares. Settlement of performance stock units can be made in cash, shares, or other forms of award such as restricted stock. The minimum performance period for both types of awards is 12 months.

  Deferred Stock and Deferred Stock Units. Deferred stock is an award of shares to be delivered in one or more installments after expiration of specified deferral periods. Deferred stock units are similar to deferred stock except the award takes the form of stock units instead of shares. Both deferred stock and deferred stock units may only be granted in lieu of salary, bonus, or incentive compensation that would otherwise be paid in cash.

  Other Awards. Other awards based on, payable in, or related to shares are also permitted under the 2003 Program, but the number of shares available for grants in this category is limited to 10 million.

The 2003 Program also permits deferred settlement or delivery of awards and provides that awards to be delivered or settled in the future may accrue dividend or interest equivalents.

Amendment of the Program

The Board of Directors may amend the 2003 Program or any outstanding award, except that shareholder approval will be required for any amendment:

•
To increase the number of shares issuable;

•
To decrease the minimum exercise price of stock options or SARs; or

•
That would otherwise materially increase the available benefits.

Shareholder approval is also required to reduce the exercise price of an option or SAR, or to exchange an option or SAR whose exercise price is above the current market price for another award.

The Board can also amend outstanding awards under the 2003 Program or any prior shareholder approved plan as long as the award, as amended, would be permitted under the terms of the 2003 Program. Thus, for example, the Board cannot amend an award to reduce the minimum one-year period before an option becomes exercisable, the minimum three-year restricted period for restricted stock, or the minimum 12-month performance period for performance stock.

US Federal Tax Matters

Restricted Stock and Units.    Employees generally recognize as taxable income the fair market value of restricted stock or restricted stock units on the date the restricted period ends. The Corporation is entitled to a corresponding tax deduction at the same time. Dividends or dividend equivalents paid during the restricted period are taxable compensation to the employee and are deductible by the Corporation.

Stock Options.    Stock options may be granted in the form of incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). ISOs are eligible for favorable tax treatment under the US Internal Revenue Code (the "Code"). To meet the Code requirements, the maximum value of ISOs that first become exercisable in any one year is limited to $100,000, and the total number of shares that may be granted under the 2003 Program as ISOs is limited to 20 million shares. Under the Code, persons do not realize compensation income upon the grant of a stock option (whether an ISO or an NQSO). At the time of exercise of an NQSO, the holder will realize compensation income in the amount of the spread between the exercise price of the option and the fair market value of ExxonMobil stock on the date of exercise. At the time of exercise of an ISO, no compensation income is realized other than "tax preference income" for purposes of the alternative minimum tax. If the shares acquired on exercise of an ISO are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on sale over the exercise price will be taxed as capital gains. If the shares acquired on exercise of an ISO are disposed of within less than two years after grant or one year of exercise, the holder will realize compensation income equal to the excess of the fair market value of shares on the date of exercise over the option price. Additional amounts realized will be taxed as capital gains. ExxonMobil will generally be entitled to a deduction under the Code at the time and equal to the amount of compensation income realized by the holder of an option under the 2003 Program.

162(m).    Section 162(m) of the Code limits the deductibility by ExxonMobil of compensation paid to the CEO and the other four most highly compensated executives. The 2003 Program has been designed to allow equity compensation awarded to these executives to continue to be deductible under this section. To meet 162(m) requirements, the maximum number of stock options or SARs that may be granted to any one person in any one year is capped at five million shares. In addition, the maximum amount of awards granted in the form of performance stock or performance stock units to an executive subject to 162(m) in any one year may not exceed 0.5 percent of ExxonMobil's net income from operations for that year. It is expected that any future restricted stock awards to persons subject to 162(m) will be made under these provisions. This limit applies only to equity-based performance awards granted under the 2003 Program. Short term awards will continue to be subject to the separate limit of 0.2 percent of net income previously approved by shareholders that is described on page 16 of the Compensation Committee Report. These maximums are set solely for purposes of satisfying Section 162(m) of the Code and it is expected that the actual awards granted by the Compensation Committee will be less than these amounts.

The Board recommends you vote FOR this proposal.

SHAREHOLDER PROPOSALS
(Items 4 through 15 on the proxy card)

We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under "Contact Information" on page 3, we will provide the names of co-sponsors and information about the sponsors' shareholdings.

The Board recommends you vote AGAINST proposals 4 through 15 for the reasons we give after each one.

SHAREHOLDER PROPOSAL: POLITICAL NONPARTISANSHIP
(Item 4 on the proxy card)

This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037.

"RESOLVED: That the stockholders of ExxonMobil assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

(a)
The handing of contribution cards of a single political party to an employee by a supervisor.

(b)
Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

(c)
Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

(d)
Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

(e)
Placing a preponderance of contribution cards of one party at mail station locations.

REASONS: The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not ExxonMobil). And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.

If you AGREE, please mark your proxy FOR this resolution."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
ExxonMobil follows all applicable laws regarding political contributions, and contributions are made to all major US political parties. Law prohibits some of the listed practices, and the Company engages in none of them. While it is the Corporation's policy to communicate information and views on issues of public concern that have an important impact on the Corporation, employees engaging in political activity do so as private citizens and not as representatives of the Corporation.

•
Board policy on political activities clearly states that "An employee's personal lawful political contributions, or a decision not to make contributions, will not influence the employee's compensation, job security, or opportunities for advancement." This policy is included in the remarks made by the executive conducting any meeting where employees are asked to consider making a contribution to the ExxonMobil Political Action Committee (PAC).

•
The ExxonMobil PAC restricts solicitation for contributions to senior level managers and professionals. These contributions are strictly voluntary. Elections to contribute are not collected at Company meetings nor are they sent to Company managers. Instead, these elections go directly to an outside bank that collects and manages the funds available to the ExxonMobil PAC. The bank does not release names of contributors or the amounts of any contributions to ExxonMobil management.

ExxonMobil considers that registering and voting, contributing financially to the party or candidate of one's choice, keeping informed on political matters, serving on civic bodies, and campaigning and holding office at the local, state, or national levels are highly important rights and responsibilities of the citizens in a democracy.

Our policy on political activity is incorporated in our Standards of Business Conduct. This document is disseminated to all employees periodically and is available on our internet site. Compliance with these standards is affirmed annually by all employees.

SHAREHOLDER PROPOSAL: AUDITOR SERVICES
(Item 5 on the proxy card)

This proposal was submitted by Mr. Bartlett Naylor, 1255 North Buchanan, Arlington, Virginia 22205.

"RESOLVED, that the shareholders of ExxonMobil request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to our Company.

SUPPORTING STATEMENT:

For the year ending Dec. 31, 2001, our company paid PricewaterhouseCoopers (PwC) $17.7 million for audit services. It also paid PwC $49.8 million for other 'professional services.' The demise of Enron has elevated public concern for the potential for conflicts arising when the same firm is retained for both. In the Enron case, the same firm responsible for devising questionable off-balance sheet accounting schemes was also responsible for attesting to their soundness to shareholders. Leading financial experts such as Paul Volcker have called for a ban on such dual services. Put in common sense terms, would a firm risk sales of $49.8 million in professional services by raising marginal, if not profound concerns regarding an audit for which it is paid $17.7 million?

The oil, chemical and gas business our company operates in involves enormous complexities and liabilities. Returns depend not only on prevailing world oil prices, but also issues difficult to quantify such as environmental and human rights issues.

Our company discusses environmental issues. Management notes that site restorations charges rose to $371 million in 2001 from $311 million in 2000 and $219 million in 1999. At the end of 2001, accumulated site restoration and environmental provisions, after reduction for amounts paid, amounted to $3.7 billion. The scale of these figures commands that any audit be uncompromised by conflict.

As PwC's auditors work to verify that ExxonMobil has faithfully accounted for these potential liabilities, I believe their effort will engender greater shareholder confidence if PwC is not receiving an additional sum for providing consulting services that may actually involve some of these same liabilities.

I urge you to vote YES for this resolution."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
Consistent with Securities and Exchange Commission (SEC) requirements, the Audit Committee reviews and pre-approves any service to be provided by the public accounting firm retained to provide the Company's audit. The Committee only approves non-audit services that are allowed by the Sarbanes-Oxley Act and do not compromise the independence of the auditors.

•
The largest non-audit fee paid to PricewaterhouseCoopers LLP (PwC) is for foreign and US tax preparation assistance ($11.4 million in 2002) for ExxonMobil expatriates. Approximately 3,500 of our 92,500 employees serve in expatriate assignments outside their home countries.

•
In recent years, the largest amount paid to PwC for non-audit services was for systems design and implementation. ExxonMobil paid PwC $8.2 million in fees in 2002 (down from $49.8 million in 2001) to complete two information systems projects. PwC sold this business in October 2002.

The proponent's resolution would limit or exclude PwC from competing for certain professional services that are clearly allowed under SEC rules. These rules, which are mandated by the Sarbanes-Oxley Act, are designed to ensure that non-audit services provided by an auditor do not impair the auditor's independence. ExxonMobil and its independent auditors, PwC, will comply fully with these new requirements as we have with existing rules.

To obtain expatriate tax assistance services that are of high quality and cost effective, ExxonMobil utilizes a competitive bidding process. Several prospective service providers were considered for the bid slate to provide expatriate tax assistance beginning with 2003 tax returns. The Audit Committee reviewed and agreed to a proposal to allow PwC to submit a bid to provide these services. The Committee concluded if PwC were the successful bidder, it could provide this service without impairing its independence. Other than expatriate tax preparation assistance and certain tax compliance and audit-related services, ExxonMobil does not envision obtaining non-audit services from our independent auditors.

SHAREHOLDER PROPOSAL: ADDITIONAL BOARD NOMINEES
(Item 6 on the proxy card)

This proposal was submitted by The Catholic Funds, Inc., 1100 West Wells Street, Milwaukee, Wisconsin 53233, as lead proponent of a filing group.

"WHEREAS:

Shareholders have the right to elect directors, yet at each year's annual meeting, shareholders are presented a slate of nominees with the same number of candidates as the number of seats to be filled. While shareholders have the legal right to communicate with all the Company's shareholders and urge them to write in one or more candidates, that procedure is so expensive that it is very rarely feasible. As a result, as a practical matter shareholders do not have the opportunity to evaluate and choose between competing candidates.

Our resolution would not give any shareholder or shareholder group a new right to cause their candidate to appear on the slate. Rather, it would merely require the Company's Board, through its own nominating committee (the Board Affairs Committee), to find additional candidates that it deems qualified for the position.

We in the United States believe that competition increases quality and that election generally implies a choice between competing candidates. We believe that following these principles in board elections would well serve the Company and its shareholders.

RESOLVED: Shareholders request that ExxonMobil's next election of directors include a slate of nominees that is larger than the number of available Board seats by at least 50%.

SUPPORTING STATEMENT:

We believe that in this time when investor confidence in equity markets has been severely shaken, a broad examination of our institutions' governance is in order. Our proposal is a moderate step in that direction.

Please vote FOR this proposal."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
In nominating the slate of candidates, the Board must consider both the qualifications of each candidate and the overall composition of the Board in order to achieve the right balance of skills, experience, and diversity; and to avoid conflicts of interest.

•
The Board's duty to shareholders is to nominate the best available slate of candidates for the Board.

•
This proposal would create a contested election every year, which could detract from our ability to attract and retain the best Board candidates, and the necessary balanced membership.

The proposal would likely impair the Board's ability to achieve the balance required to effectively carry out its duties because of the high degree of uncertainty with the proposed process.

The Board's duty is to nominate the best available candidates for the open Board seats. Nominating "extra" candidates—six or more, under this shareholder proposal—is simply not consistent with that duty.

In effect, the proposal would create a contested election every year. We believe such a system would detract from our ability to attract and retain the best Board candidates. We believe the proposal would also lead to excessive turnover, depriving the Board of valuable and necessary experience in our very long-term business.

ExxonMobil's commitment to effective and independent Board leadership is shown by, among other things, our Guidelines for Selection of Non-employee Directors, which are available on our corporate governance internet site at www.exxonmobil.com and by our Corporate Governance Guidelines, which are included as Appendix C to this proxy statement. We encourage you to review these materials. We believe that, as shown by the Company's long-term record of delivering shareholder value, these Guidelines—not the procedure contemplated by this proposal—provide the best foundation for a continuing strong and effective Board, and excellence in corporate governance.

SHAREHOLDER PROPOSAL: NON-EMPLOYEE DIRECTOR COMPENSATION
(Item 7 on the proxy card)

This proposal was submitted by Mr. Daniel F. Case, 6716 Tildenwood Lane, Rockville, Maryland 20852.

"RESOLVED: That the shareholders request that the Board:

•
limit the compensation of non-employee directors, for their service as directors, to an annual amount not exceeding approximately $200,000;

•
adopt a policy of presenting for shareholder approval, in proxy statements for shareholder meetings, any Board or other management proposals to increase non-employee director compensation; and

•
specify stock-based compensation of non-employee directors in terms of dollar value, rather than number of shares.

SUPPORTING STATEMENT: As of April 17, 2002, the value of non-employee directors' compensation was in the neighborhood of $205,000 per year (varying according to the director's committee assignments and depending on the market value of ExxonMobil shares) plus an additional $240,000 on first becoming a director.

If the directors' compensation is determined by the Board itself, there is an obvious conflict of interest. To remedy the situation, at least partially, it is necessary to give the shareholders the final say in determining directors' compensation.

Proposals to change the directors' compensation can appropriately come from the Board or others in management, of course, but any proposal to increase the compensation should be subject to shareholder approval. Any proposed increase should be described in the proxy statement, so that shareholders voting by proxy have an effective voice in the determination. This proposal seeks to give all the shareholders the opportunity to vote on directors' compensation.

Under this proposal, non-employee directors could be paid about $200,000 per year—no small sum. The wording of the proposal is intended to preclude the granting of additional compensation, for service as a director, outside the annual amounts. The compensation could be increased in the future, of course, if the shareholders approved.

Stock-based compensation is best specified in terms of dollar value, rather than number of shares, at time of grant. If numbers of shares are specified, the value of the compensation at time of grant can fluctuate widely. In particular, the value of the compensation could increase significantly without the Board's and shareholders' having taken action to change the terms of the compensation package. This proposal seeks the use of dollar value in specifying directors' stock-based compensation.

I urge you to vote FOR this proposal."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
Non-employee director compensation balances short-term and long-term features and is monitored through regular surveys of other large firms with whom we compete for director talent. Non-employee director compensation is set at a level that is competitive with market practice, taking into account the size and scope of the Corporation's business and the responsibilities of its directors. Compensation has remained at the same level since October 2001.

•
Granting restricted stock as part of total director remuneration is a preferred practice in further strengthening corporate governance, better aligns the interests of directors and shareholders, and facilitates our long-term compensation orientation.

•
Pending New York Stock Exchange (NYSE) rules will likely require shareholder approval of all equity compensation plans for non-employee directors and executives, as well as shareholder approval of material changes to such plans. Accordingly, many of the concerns outlined in this proposal will be addressed through other more appropriate means.

Our non-employee directors have achieved prominence in their fields, with experience and demonstrated expertise in managing large, complex organizations, and/or in a professional or scientific capacity, and are accustomed to dealing with complex business situations including those with worldwide scope. We believe our directors have the knowledge and skills in areas of importance to the Corporation such as management, finance, marketing, technology, law, international business, and public service.

Arbitrary limits on director compensation could put the Company at a competitive disadvantage in attracting and retaining the best qualified director candidates. Director responsibilities are increasing with the Sarbanes-Oxley Act and pending changes in the NYSE listing standards. As a result of these enhanced requirements, demand for directors with the appropriate qualifications will increase while their availability may be reduced, further emphasizing the need to provide competitive compensation to attract the most qualified individuals.

SHAREHOLDER PROPOSAL: POISON PILL
(Item 8 on the proxy card)

This proposal was submitted by Mr. Emil Rossi, P.O. Box 249, Boonville, California 95415.

"This topic won an average 60%-yes vote at 50 companies in 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder input.

Shareholder Vote on Poison Pills
Yes on 8"

The Board recommends you vote AGAINST this proposal for the following reasons:

•
ExxonMobil has no poison pill or shareholder rights plan and it is unlikely that ExxonMobil's Board would ever need to consider such a plan.

•
Under the Board's policy statement on poison pills, any such plan adopted in the future must be approved or ratified by shareholders.

We support the principle of shareholder voting on rights plans. However, the proposal as drafted is overly restrictive and could prevent the Board from acting in the best interests of shareholders under extraordinary circumstances.

The term "poison pill" is commonly used to mean so-called shareholder rights plans. Generally, the purpose of these plans is to force potential acquirers of a company to negotiate with the company's board of directors.

ExxonMobil has never had a rights plan and we have no plans to adopt one. Further, given ExxonMobil's outstanding record of delivering shareholder value over the long term, as well as the scope and size of our business, it is unlikely that our Board would ever need to consider such a plan.

The future, however, is not certain. It is possible that, as a result of future circumstances we do not presently foresee, our Board might determine that a rights plan would be in the best interests of shareholders. To address that possibility, the Board has adopted a policy statement on poison pills. The policy statement provides that adoption of a future poison pill or rights plan would require prior shareholder approval unless a committee consisting solely of independent directors determines that, due to time constraints or other reasons, it would be in the best interests of shareholders to adopt a plan before shareholder approval is obtained. In that case, the plan must be ratified by shareholders or expire, without being renewed or replaced, within one year.

We believe this policy meets the objective of this shareholder proposal while preserving the Board's flexibility to act expeditiously in extraordinary circumstances. The full text of the policy statement is available on the internet at www.exxonmobil.com.

SHAREHOLDER PROPOSAL: BOARD CHAIRMAN AND CEO
(Item 9 on the proxy card)

This proposal was submitted by Ram Trust Services, Inc., 45 Exchange Street, Portland, Maine 04101.

"RESOLVED, that the shareholders urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT

ExxonMobil's proxy statement filed on May 29, 2002, the Company states that:

The Board of Directors performs a number of services for ExxonMobil and its shareholders, including:

•
overseeing management of the company on your behalf;

•
reviewing ExxonMobil's long-term strategic plans;

•
exercising direct decision-making authority in key areas, such as declaring dividends;

•
choosing the CEO, setting the scope of his authority to manage the company's business day to day, and evaluating his performance; and

•
reviewing development and succession plans for ExxonMobil's top executives.
(Emphasis supplied)

Proponent believes that separation of the roles of Chairman of the Board and the CEO will provide greater accountability of management to the shareholders, and provide more independent oversight of management, including the CEO, by the Board of Directors.

Corporate governance experts have questioned how one person serving as both Chairman of the Board and CEO can effectively monitor and evaluate his or her own performance. The NACD Blue Ribbon Commission on Directors' Professionalism has recommended that an independent director should be charged with 'organizing the board's evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.' ExxonMobil itself states that one of the Board's responsibilities is 'setting the scope of [the CEO's] authority to manage the company's business day to day, and evaluating his performance.' Proponent believes that this responsibility would be best served if the CEO, whose authority is set and whose performance is evaluated by the Board of Directors, is not a member of that Board. Proponent further believes that the concern for the Board's ability to independently evaluate the performance of the CEO is particularly compromised if the individual serving as CEO is also the Chairman of the very Board that is charged with evaluating his or her performance.

Proponent believes that the independence of the Board of Directors would best be ensured if the office of CEO remains independent of the Board, the body that is responsible for overseeing management, and that the position of Chairman of the Board be held by an independent director, a non-employee of ExxonMobil.

Vote 'YES' on this proposal to support Board independence!"

The Board recommends you vote AGAINST this proposal for the following reasons:

•
Independent directors make up a substantial majority of the Board.

•
Only independent directors serve on the Audit, Board Affairs, Compensation, Contributions, and Public Issues Committees.

•
The independent directors meet in executive session—outside the presence of the CEO or any other Company employee—after regular Board meetings.

•
The CEO's service as Chairman does not impair the Board's independence and contributes to the successful integration of all stakeholder interests in pursuit of Company objectives.

ExxonMobil has long been a leader in having a strong and independent Board. Ten of the twelve nominees for director are independent. Only independent directors serve on the Audit Committee, the Board Affairs Committee, the Compensation Committee, the Advisory Committee on Contributions, and the Public Issues Committee. In September 2002, the independent directors also initiated regular executive sessions. These sessions—currently scheduled for eight times a year—take place after regular Board meetings outside the presence of the CEO or any other Company employee. The executive sessions are currently chaired by the Chair of the Compensation Committee or the Board Affairs Committee.

The premise of the shareholder proposal appears to be that the CEO's service as Chairman could impair the Board's independence. As demonstrated above, that is not the case at ExxonMobil. Rather, we believe that combining the offices of CEO and Chairman contributes to a more efficient and effective Board. The CEO bears primary responsibility for managing the Company's business day to day. As such, we believe the CEO is the person in the best position to chair regular Board meetings and help ensure that key business issues and stakeholder interests are brought to the Board's attention. In addition, any director may request the inclusion of specific agenda items for Board meetings as is stipulated in our Corporate Governance Guidelines. See Appendix C.

The supporting statement for the proposal implies that, by serving as Chairman, the CEO participates in his own performance evaluation. This is utterly false. Mr. Raymond's performance as CEO is evaluated solely by the independent directors at Board and Committee meetings, and during executive sessions, at which neither Mr. Raymond nor any other Company employee is present.

The Board retains the authority to separate the offices of Chairman and CEO if it deems such a change appropriate. Under the present circumstances, however, we believe that implementing this proposal would reduce the Board's effectiveness without providing any benefit.

SHAREHOLDER PROPOSAL: REPORT ON HEALTH IN AFRICA
(Item 10 on the proxy card)

This proposal was submitted by the Milwaukee Province of the School Sisters of Notre Dame, 13105 Watertown Plank Road, Elm Grove, Wisconsin 53122-2291, as lead proponent of a filing group.

"WHEREAS:

HIV/AIDS, tuberculosis and malaria, major public health challenges undermining development in the poorest countries, accounted for approximately 10% of all deaths worldwide in 2001;

Twenty-five million people have died from AIDS since the early 1980's; 40 million people are currently infected with the HIV virus;

The World Health Organization estimates that, in developing countries, only 230,000 people of the 6 million who are sick enough to need antiretroviral medicines are receiving them. Half of them live in Brazil;

Sub-Saharan Africa is the most severely affected region in the world; only 10,000 of the 25 million Africans with HIV/AIDS are taking antiretroviral drugs;

Without drastically expanded prevention and treatment efforts, an estimated 68 million people will die of AIDS in the 45 most affected countries between 2000 and 2020;

The epidemic is increasingly recognized as a threat to social and political stability;

Tuberculosis, one of the world's leading infectious causes of death, takes 2 million lives a year and is a leading killer of people with HIV/AIDS. More than 1.5 million TB cases occur in Sub-Saharan Africa;

Malaria causes more than 300 million acute illnesses; approximately one million deaths occur annually, 90% in Sub-Saharan Africa, robbing the area of 6%-50% of its economic strength;

Tuberculosis and Malaria are growing more difficult to treat because of the spread of drug-resistant strains;

Despite donation programs, international accords and public-private initiatives, poorest nations continue to suffer from lack of access to medicines;

ExxonMobil is one of the largest US-based private sector employers in Sub-Saharan Africa;

The UNAIDS Director has stated that far greater action is needed by both governments and private sector to ensure that treatment reaches those in greatest need; otherwise sustainable development will be impossible;

Comprehensive workplace health coverage is a source of effective prevention, voluntary counseling and testing, and treatment programs, including antiretrovirals for AIDS;

Anglo-American P.L.C. has recently announced free antiretroviral therapy for its HIV-positive employees. Other companies, e.g., Debswana and Daimler Chrysler South Africa have similar programs;

A healthy trained work force is good for business and for workers. The Dec. 2001 Report of the WHO Commission on Macroeconomics and Health highlights the fact that:

  Disease is a factor in keeping poor countries poor.
  Disease cuts the life span of workers and reduces productivity.
  Illnesses and early death of workers result in increased company training costs.
  Pandemic disease discourages tourism & investment.

THEREFORE BE IT RESOLVED: Shareholders request the Board of Directors to:

Report on:

  The effect of the health pandemic on the company's operations in Sub-Saharan Africa.
  The Company's response to the pandemic.

The Report would be made available to shareholders by October 2003 (omitting proprietary information and at reasonable cost).

SUPPORTING STATEMENT: We believe that concrete action on the part of employers is an important part of the world's response to this global tragedy. It also enhances our company's public image of caring and responsibility.

Please vote FOR this resolution."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
The Company understands the gravity of the health crisis in Africa and is already fully committed to assisting efforts to improve public health in Africa. With regard to our employees, we have a long-standing commitment to workplace health and are the industry leader in safety performance. We believe a special report is unnecessary.

•
ExxonMobil participates in multiple business and medical professional associations to coordinate strategies and plans for addressing malaria, HIV/AIDS, and tuberculosis in Africa and elsewhere in the world.

•
ExxonMobil has taken a wide variety of actions to improve community health in countries where we operate. We help fund Roll Back Malaria, we assist in sponsoring pharmaceutical research to prevent malaria, and we work with communities to strengthen HIV education and prevention programs.

•
We report these activities and many others through multiple channels that include our Corporate Citizenship Report, quarterly reports to the World Bank on our Chad/Cameroon Development Project, and ExxonMobil Op-eds ("Africa's Health Crisis," "The Health of Nations," and "Resurgence of a Killer") in The New York Times and other publications to further enhance public awareness. Information on these public health issues is also available on our internet site at www.exxonmobil.com.

ExxonMobil is aware of the extent of the health crisis related to malaria, HIV/AIDS, and tuberculosis in sub-Saharan Africa. We have a steadfast commitment to improving workplace health and safety and are committed to improving the health of communities where our employees live. We understand and address the impact of these serious epidemics upon our employees and operations through our medical programs and safety, health, and environment management system. In addition, our health professionals and business managers are engaged in relevant activities through many organizations including the Global Business Council on HIV/AIDS and the World Economic Forum on Global Health Initiatives.

Roll Back Malaria promotes the use of insecticides, new technology and medicines to control and treat the deadly disease. We also fund programs such as the Harvard Malaria Initiative and Medicines for Malaria Venture, which focus on accelerated development of new anti-malarial drugs through private/public research partnerships.

In an effort to reduce the spread of AIDS in Africa, the Company is funding research and working to strengthen community-based HIV education and prevention programs. This effort includes a public-private partnership in Angola that supports a variety of community-focused HIV/AIDS education and prevention strategies. Elsewhere in Africa, we led campaigns in Chad and Cameroon to test villagers for curable sexually transmitted diseases (STDs) and provide treatment. ExxonMobil is also actively involved in the work of the Global Business Coalition on HIV/AIDS and others like it that are dedicated to mobilizing the resources and skills of private companies.

SHAREHOLDER PROPOSAL: INVESTMENT PROGRAM REPORT
(Item 11 on the proxy card)

This proposal was submitted by the Sierra Club, 85 Second Street, Second Floor, San Francisco, California 94105-3441.

"Resolved: That the Shareholders request that Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on the environmental and human rights impacts associated with the company's proposed $100 billion prospecting, drilling and early production projects, and that this report be available by the fall of 2003.

Supporting Statement:

The operation of chemical plants, oil and gas exploration, production and transportation thereof involve risks of spills, leaks, pollution, disturbance of indigenous populations, clean up costs and litigation.

In November, our company announced plans to invest $100 billion in new oil and gas exploration and production, and will focus on West Africa, the Middle East, the Caspian and Russia. The company has not, however, rigorously discussed its plans regarding environmental and human rights issues associated with these plans.

Our company already faces:

•
a $4 billion penalty in the Exxon Valdez disaster;

•
a lawsuit alleging complicity in human rights abuses in Indonesia;

•
criticism from minority communities such as in Texas and Louisiana for refinery pollution;

•
criticism for failing to relocate its Longhorn Gasoline Pipeline running from Houston to El Paso that threatens sensitive aquifer areas in Central Texas and adjacent elementary schools;

•
allegations of violation of pollution control laws in Texas, Louisiana and New Mexico;

•
a record of some 15,000 'incidents' including accidental emissions or 'upsets' over the last 40 years.

With some other previously announced plans, we believe the company has not prepared adequately. For example, the Sierra Club believes our company has not developed an adequate response plan to potential oil spills associated with a pipeline from the oil fields in Doba, in southern Chad, to the coast of Cameroon which we believe may threaten rainforests and farming land.

The company does issue reports with titles that suggest an environmental review, but these are summaries that lack sufficient detail for shareholders to evaluate the risks and does not provide forward-looking information.

Recent studies show that the integration of environmental commitment into business operations provides competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance provide us with indicators of the foresight of its management.

We urge you to vote FOR this resolution."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
ExxonMobil's Operations Integrity Management System, which is applied to all global operations, includes a framework for analyzing safety, health and environmental aspects of all our major projects and ongoing operations.

•
The requirements of the proposed report are vague and would require amassing data on about 100 major projects in more than 40 countries that are in various stages of planning and development.

•
Valuable information on social and environmental issues are collected and reported on all facets of our operations. Much of the information about our responsibility and performance is available on our internet site.

Prior to investing in a project or venture, ExxonMobil assesses the potential impact on people and the environment. The Company condemns the violation of human rights in any form and is concerned about the potential impact of operations, pollution, waste, and other risks to communities and natural resources.

Assessment of risk to people and the environment is integrated in our business project planning and operating process. The Operations Integrity Management System (OIMS) is our framework for the disciplined management of environmental, health, and safety activities throughout the Company. For each new project we establish criteria and procedures for conducting and documenting risk assessments. We conduct interviews, hold town meetings, collect epidemiological data, and participate in other activities to understand how we can prevent or mitigate potentially adverse impacts. In the design and construction of new facilities, approved design practices and standards are used that meet or exceed applicable regulatory requirements and which embody responsible requirements where regulations do not exist. Environmental and social assessments form the basis for communication with relevant authorities and communities on the environmental and social aspects of the projects. Governments in areas in which we propose to operate are afforded the opportunity to review and comment on assessments.

We integrate environmental planning with business planning to ensure we meet our obligations and expectations for effectively managing the environmental aspects of our business. Our Environmental Policy is the principal source of guidance in setting the environmental direction of our planning efforts. This policy is available on our internet site. As we make decisions regarding our environmental and economic futures, we consider the commitment and intent of the Environmental Policy.

Valuable information on social and environmental risk is gained as we study and progress each phase of a project. These assessments are completely integrated into a project's business plan. We do not believe amassing information on the social and environmental risk assessments regarding all major projects into one document is practical. We doubt that a compiled report can accurately represent the complexity and value of our assessments and the benefit they provide to society and the environment. Also, a substantial amount of information and data on environmental and social actions and results that illustrate our responsibility and performance is already available on our internet site.

SHAREHOLDER PROPOSAL: HUMAN RIGHTS REPORT
(Item 12 on the proxy card)

This proposal was submitted by Amnesty International USA, 322 Eighth Avenue, New York, New York 10001-8001, as lead proponent of a filing group.

"WHEREAS, we believe that transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious risks to their reputation and share value if they are seen to be responsible for, or complicit in, human rights violations; and,

WHEREAS, our company (Exxon Mobil Corporation) operates in several countries where allegations of serious human rights violations have been made including: Angola, Cameroon, Chad, Colombia, Equatorial Guinea, Indonesia, and Nigeria; and,

WHEREAS, we believe our company does not possess a comprehensive, transparent and verifiable human rights policy that would enable it to effectively manage and avoid these risks; and,

WHEREAS, the United Nations Universal Declaration of Human Rights (1948) is recognized as the basic international standard for human rights; and,

WHEREAS, several of our company's major competitors have already adopted a comprehensive human rights policy based upon the Universal Declaration of Human Rights; and,

WHEREAS, we believe that significant commercial advantages may accrue to our company by adopting a comprehensive human rights policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and lawsuits;

THEREFORE BE IT RESOLVED that the shareholders request the Board of Directors of Exxon Mobil Corporation to review its policies related to human rights and its plan to implement that policy;

BE IT FURTHER RESOLVED that the shareholders request the Board of Directors to prepare a report, prepared at reasonable expense and omitting proprietary information, on this review including changes in the policy and the implementation plan and make it available to shareholders no later than November 1, 2003.

SUPPORTING STATEMENT:

We believe that any adequate company human rights policy should be comprehensive, transparent, verifiable and incorporating an explicit commitment to support and uphold the principles and values contained in the Universal Declaration of Human Rights as well as including consideration of the following:

1.
Workplace standards based upon the core conventions of the International Labor Organization (ILO Conventions No. 29, 87, 98, 100, 105, 111, 138, and 182).

2.
A policy on the use of security personnel, both private security and security forces provided by the government of a host country, that is based upon and consistent with internationally accepted human rights norms, such as the U.N. Code of Conduct for Law Enforcement Officials.

3.
A policy requiring a human rights and social impact assessment to be conducted prior to our company's decision to invest in countries that are experiencing civil conflict or which have poor human rights records, as evidenced by credible reports by independent human rights organizations or by the annual country reports on human rights prepared by the U.S. Department of State.

4.
A plan for implementing these commitments and policies throughout our company's global operations that provides for a secure and independent complaint mechanism, provisions for consultation with local affected communities, provisions for social auditing by credible independent agencies, and provisions for annual public reporting."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
ExxonMobil condemns human rights violations in any form. The existing Standards of Business Conduct are the foundation policies for the Corporation and set the tone for the conduct of each ExxonMobil location around the world.

•
Our Standards of Business Conduct are consistent with the spirit and intent of the principles set forth for governments in the Universal Declaration of Human Rights to the extent that the provisions are relevant to private entities.

•
Our systematic approach to security and operations management provides the framework for implementing our belief that security and respect for human rights can and should be consistent.

•
ExxonMobil's Corporate Citizenship Report details how we meet our commitment to communities and society. It enables interested parties to learn about our actions.

•
We are participating in the Voluntary Principles on Security and Human Rights dialogue with the aim of sharing our best practices and learning from others.

The Voluntary Principles dialogue is an initiative of the governments of the United States, the United Kingdom, Norway, and the Netherlands in conjunction with participating companies and non-government organizations. Each participant recognizes the importance of promoting and protecting human rights throughout the world and the constructive role that business and civil society can play in advancing these goals.

We contribute to furthering human rights by enhancing economic and social well-being. Numerous community-based initiatives to develop institutional capacities in health and education receive our support. We work to promote the rule of law. Our training of local employees and contractors helps us build capacity and competency for local economic growth. These initiatives are fundamental to the universal enjoyment of human rights.

ExxonMobil condemns human rights violations in any form and makes that clear, especially in those countries beset by conflict. We believe our stand on human rights sets a positive example for governments in the countries in which we operate.

Our long-standing Ethics Policy prohibits bribery and corruption. All employees and agents of the Corporation are required to comply with the Ethics Policy.

Social impact assessments are routinely done as part of our investment decision process. Involving the community in early stages of project development ensures that local issues are recognized and addressed.

We understand the importance of continued dialogue and consultation with interested and affected parties. Virtually all our facilities have ongoing community dialogue in the normal course of doing business. These activities vary based on local government requirements and the needs and desires of local residents.

SHAREHOLDER PROPOSAL: AMENDMENT OF EEO POLICY
(Item 13 on the proxy card)

This proposal was submitted by the New York City Employees' Retirement System, 1 Centre Street, New York, New York, 10007-2341, as lead proponent of a filing group.

"WHEREAS: ExxonMobil does not explicitly prohibit discrimination based on sexual orientation in its written employment policy;

Our peers Amerada Hess, BP, Shell Oil, Occidental Petroleum, ChevronTexaco, Equitable Resources, Sunoco and Valero Energy do explicitly prohibit this form of discrimination in their written policies, according to the Human Rights Campaign;

BP and Shell Oil have publicly endorsed the federal Employment Nondiscrimination Act, which would prohibit employment discrimination based on sexual orientation. Shell Oil CEO Steven L. Miller told the U.S. Senate Committee on Health, Education, Labor and Pensions on February 27, 2002: 'Our nondiscrimination policy expressly states that the company will not discriminate on the basis of sexual orientation. This is because it is the right thing to do. It is the right business decision as well';

More than half of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 80% of Fortune 100 companies;

A 2000 study by Hewitt Associates, a compensation and management consulting firm, found that 64% of large employers prohibited discrimination on the basis of sexual orientation;

We believe that these corporations have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a recent survey by Harris Interactive and Witeck-Combs, 41% of gay and lesbian workers in the United States report facing some form of hostility or harassment on the job; almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Atlanta, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees, and similar legislation is pending in other jurisdictions, and New York City is considering such legislation;

Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a

Gallup poll conducted in June 2001, 85% of respondents favored equal opportunity in employment for gays and lesbians;

RESOLVED:    The Shareholders request that ExxonMobil amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

SUPPORTING STATEMENT:    Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit by a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. ExxonMobil will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
ExxonMobil agrees with the proponent that discrimination is unacceptable for business and employees and that is why we have a broad policy that prohibits any form of discrimination.

•
Our written policies prohibit any form of discrimination or harassment in any Company workplace anywhere in the world.

•
ExxonMobil has an all-inclusive global policy so that there can be no doubt among employees, supervisors, contractors, or anyone else that discrimination and harassment for any reason is prohibited. Communication, training and monitoring programs are continuously upgraded.

ExxonMobil's Standards of Business Conduct contain four guiding principles. As we state with respect to employees, "We will strive to hire and retain the most qualified people available and maximize their opportunities for success through training and development." ExxonMobil is a meritocracy, designed to employ the best people, to differentiate on the basis of job performance, and to create an environment in which they can reach their fullest potential. Discrimination on the basis of sexual orientation would be contrary to that principle.

Language prohibiting discrimination on the basis of sexual orientation is made explicit by the Chairman's statement on sexual orientation published in the Company's newspaper and intranet site, and incorporated into policy training materials, which use case examples and questions and answers that specifically state that discrimination based on sexual orientation is prohibited.

In addition, Business Practices Reviews are held periodically in all functions and locations around the world to review and explain the Company's key policies and practices. A specific required talking point for these reviews reads as follows, "No change in intent versus former Exxon or Mobil policies: policy protection goes beyond the law and includes sexual orientation."

Our annual reporting and compliance monitoring procedures include reports on the status of harassment and equal opportunity policy implementation, including summaries of harassment complaints that resulted in disciplinary actions. This process includes the distribution of our employment-related policies to all employees and confirmation by all senior managers that their operations are in compliance with all policies and that their work environments are free from harassment and discrimination.

The language included in the US Equal Employment Opportunities (EEO) standards, to the effect that we provide equal employment opportunity regardless of "race, color, sex, religion, national origin, citizenship status, age, physical or mental disability, veteran or other legally protected status," is included to respond to various US federal legal requirements. The language does not mean that discrimination is permitted on any other basis.

Our policy prohibiting discrimination on the basis of sexual orientation, which says that discrimination and harassment for any reason is prohibited, has been disseminated to all employees through written materials, Business Practices Reviews, and intranet training modules. These materials remain available in hard copy and through the Company's intranet site. The Board's unequivocal statements on this issue have been distributed to ExxonMobil's two-million-plus shareholders, which include 97 percent of our US employees, as part of our proxy materials. Therefore, the Board believes the proposal is not warranted.

SHAREHOLDER PROPOSAL: CLIMATE CHANGE REPORT
(Item 14 on the proxy card)

This proposal was submitted by the Community of the Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, New Jersey 07860-5103, as lead proponent of a filing group.

"WHEREAS:

•
Consistent with predictions of increasingly severe weather due to climate change, natural disaster losses appear to be doubling every decade and in the next ten years will reach close to $150 billion if current trends continue. (UN Environment Program's Finance Initiative with 295 financial institutions.)

•
Business Week says 'U.S. companies don't have the luxury of sticking their heads in the sand over global warming.' (11/4/02). DuPont VP David Findlay says carbon cuts 'are likely a reality all over the world... The sooner you start managing your business with that in mind, the better off you will be.'

•
'One thing is clear: the unrestricted right to emit greenhouse gases at no cost is fast disappearing.' (Swiss Re, 10/01)

•
Globally, public policies mandating alternative energy, emissions reductions and emissions trading are increasing. Companies without experience in these areas may be at a competitive disadvantage.

•
The New York Times reported that Swiss Re is considering excluding from coverage companies or directors that are not addressing climate change (08/02). The managing director of the company's Greenhouse Gas Risk Solutions unit said that emissions reductions are becoming a 'clear liability issue' for corporate managements and boards.

•
A leading think-tank found the impact of governmental climate policies on ExxonMobil could create nearly a 4% loss in shareholder value (Changing Oil, Duncan Austin and Amanda Sauer, July 2002, World Resources Institute, Washington D. C., page 22).

•
Former Chase Investment Bank director Mark Mansley found that ExxonMobil's handling of global warming exposes the company to unnecessary risks including reputational risk, litigation risks and risks from sudden policy changes and missed opportunities.

•
A clear climate strategy is essential, yet we believe ExxonMobil's discussions lack detail and comprehensiveness.

•
Deutsche Bank's September 2002 risk analysis at ExxonMobil raises these concerns: '[H]ow nimble has the current management been in terms of... communicating a detailed strategy to shareholders, and dealing with the new environmental age?'

•
ExxonMobil's competitors report several of the following strategies to manage climate risk: transparent targets, timetables and reports on emissions and reductions; participation in trading schemes; carbon valuation in project planning; sequestration; and outside auditors to verify some information.

•
Fortune 100 companies (BP, Ford, DuPont, Phillips, Conoco) discuss the potential economic impacts to the company of climate change in their SEC 10-K or equivalent filings.

•
ExxonMobil's participation in Stanford University's Global Climate and Energy Project is welcome, but does not address the concerns of this resolution as no strategy is articulated.

•
We believe that ExxonMobil has failed to adequately disclose how it will address the risks and opportunities global warming poses; ExxonMobil provides little detail concerning the challenge of reconciling production growth with stabilized or reduced emissions, and the company leaves shareholders virtually in the dark as to how ExxonMobil will protect shareholder value from climate change.

RESOLVED:

•
Shareholders request the Board to prepare a report (at reasonable cost and omitting proprietary information) by September 2003 describing any operating, financial and reputational risks to the company associated with climate change and explaining how the company will mitigate those risks."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
The challenge for ExxonMobil and society is to provide reliable, affordable energy to a growing global population, especially the 30 percent of the world that currently has no access to energy, while addressing long-term, uncertain risks.

•
While the debate continues over what to do, ExxonMobil has developed and widely communicated our strategy on climate change. It involves taking sensible, economic actions now to improve efficiency and reduce emissions while pursuing research on our own and with others aimed at better understanding scientific issues and achieving technology breakthroughs which could dramatically reduce future global emissions.

•
ExxonMobil believes that our approach is comprehensive and responsible, and that it establishes a clear process, based on scientific, economic and technical analysis, that will protect long-term shareholder value as the issue evolves.

•
Proponents frame climate change risks and strategies, such as targets and emissions trading, from the narrow political perspective of those seeking to encourage near-term regulatory controls. We believe such controls would be ineffective because they fail to address long-term risks from growing global emissions.

•
Neither ExxonMobil nor any of our competitors yet know the regulatory obligations we may face. Even in nations that have agreed to restrictions under the Kyoto Protocol, few have determined what measures they will impose on companies or consumers. Consequently, at this time, attempts to assess impacts on shareholder value can only be speculative.

ExxonMobil has widely communicated our strategy and actions to address climate change risks, including:

—
Recognition of the seriousness and importance of climate change risks

—
Scientific, technical and economic research on climate change and proposed response options, especially to resolve significant, well-known gaps

—
Measurement and reporting of emissions from ExxonMobil operations

—
Actions now to improve energy efficiency and reduce emissions economically

—
Investments in advanced technology and research to reduce future emissions from our operations and the use of our products by customers

—
Technology research to develop innovative, commercially viable solutions leading to significantly lower global greenhouse gas emissions through an investment of $100 million over the next 10 years in the Stanford University Global Climate and Energy Project

—
Participation in professional, regulatory and public policy forums and public outreach to explain ExxonMobil's views

ExxonMobil has long realized that climate change poses important issues for our business. For over 20 years we have participated in research to understand scientific, economic, technical and policy issues, and in outreach to explain our actions and views.

ExxonMobil recognizes that climate change and its potential impacts on society and ecosystems may prove to be significant. While studies must continue to better understand these risks and possible consequences, we will continue to take tangible actions now, including working with others to develop effective long-term solutions. The history of our planet reveals that climate change is continuous and has been extreme long before the origin of mankind due to the interaction of many complex factors; hence, the quest for scientific investigation and understanding.

Proponents cite results of analyses on shareholder value without describing underlying assumptions and methods. Even after decades of research and intense public debate, both underlying scientific understanding, as well as the likelihood, nature and consequences to our business, options remain filled with significant uncertainty. Consequently, we find the relevance and reliability of the conclusions cited by proponents to be unfounded.

ExxonMobil will, of course, comply with its regulatory obligations. Proponents incorrectly imply that we will be at a competitive disadvantage because ExxonMobil has not undertaken voluntary targets or participated in emissions trading. In fact, we have extensive experience meeting emissions obligations in a variety of circumstances and with trading for both regulatory and commercial purposes.

ExxonMobil closely follows regulatory developments, typically through trade associations, so that we can participate in the debate, prepare for and be in a position to comply with obligations if they emerge.

ExxonMobil believes that successful development and global deployment of innovative, commercially viable technology is the only path that can address long-term climate change risks while preserving and promoting prosperity of the world's economies.

SHAREHOLDER PROPOSAL: RENEWABLE ENERGY REPORT
(Item 15 on the proxy card)

This proposal was submitted by the Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, as lead proponent of a filing group.

"WHEREAS:

•
ExxonMobil has rejected renewable energy investment in recent years despite growing worldwide mandates for renewables and despite investments by competitors; it risks higher diversification costs due to delay; and risks potential damage to reputation; yet the company has refused to fully disclose to investors its rationale for this decision.

•
All of ExxonMobil's major competitors (ChevronTexaco, BP, Royal Dutch Shell, Total Elf Fina) have investments in renewable energy, while ExxonMobil by its own admission has virtually none.

•
The annual global development of wind and solar resources has exceeded 25% in recent years. From 1992-2001 global wind capacity has grown from nearly 2,300 MW to over 23,000 MW—a ten-fold increase; while solar photovoltaics capacity has grown nearly 400% from 370 MW to over 1,800 MW. (Union of Concerned Scientists)

•
Global requirements for renewables are growing. Several U.S. states require renewables to generate a portion of electricity, including Texas (3%) and California (20%).

•
In 2002 the U.K. adopted a binding 20% electric requirement for renewables by 2020. Three other European countries have binding standards and seven have goals. The European

  Union adopted a directive to generate 22% of its electricity from renewables by 2010. This is particularly troubling as ExxonMobil derives 23% of its downstream revenue from the European markets.

•
While ExxonMobil might be able to buy its way into renewable energy once it has no other choice, we question whether waiting until the last moment will maximize shareholder value. For starters, ExxonMobil may be forced to pay a premium for technology it could have more cheaply purchased or developed in advance; it will have lost the opportunity to develop the necessary experience and understanding of the markets; and it could be difficult to rapidly integrate a renewables division into a company that tends to recruit from within and has little to no current experience with renewable energy.

•
ExxonMobil's position on global warming and renewable energy is putting the company at risk for reputational damage. 'ExxonMobil's stubborn refusal to acknowledge the fact that burning fossil fuels has a role in global warming is creating a PR backlash against the world's biggest company.' (O'Dwyer's PR Weekly, 5/23/01).

•
A European boycott and a coordinated U.S. 'Don't Buy Exxon' campaign are aimed at ExxonMobil's position on climate and renewables. A September, 2002 Deutsche Bank report said of the boycott: 'While the company insists that it has suffered no fiscal impact from the boycott, being handed a reputation as environmental enemy number one for such a big customer-facing business has to be considered a brand risk.'

RESOLVED: Shareholders request the Board prepare a report (at reasonable cost and omitting proprietary information) by September 2003 explaining how the company will respond to rising regulatory, competitive and public pressure to significantly develop renewable energy sources.

Supporting Statement

Support indicates shareholder desire for full disclosure of the company's plans to meet growing demand for diversified energy sources and explanation of the company's reasoning for not forming such plans."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
ExxonMobil has completed its annual energy outlook including the impact of renewables on worldwide energy supply. Our conclusions are consistent with other forecasts like that of the International Energy Agency.

•
Wind and solar power currently provide only about 0.1 percent of global energy supply. Based on our extensive research and analysis of future energy supply, we project these sources of energy to remain less than one percent of supply in 2020 (even assuming double-digit growth). Fossil fuels are projected to supply over 80 percent of all energy demand.

•
Recognizing that energy demand is expected to rise, the industry needs to invest hundreds of billions of dollars over the next decade to meet future energy requirements. We believe the challenge to ExxonMobil and society is to provide reliable, affordable energy, and that it will, in large measure, come from the development of oil and gas resources.

•
The use of current renewables technologies is not free from impact on the environment. Wind power faces challenges because of the impact of turbines on wildlife, as well as its inherent sight and sound implications, while large-scale solar power poses significant land-use issues.

•
Current technologies have not demonstrated an ability to compete effectively on a large scale with fossil fuels. Despite cost reductions in recent years, the costs of generating electricity from wind and solar power are still two and eight times, respectively, more than those from a modern natural gas-fired plant. As a result, these technologies continue to rely on significant government subsidies to support their implementation and resulting strong growth projection. As a result, we do not believe that wind and solar energy represents a prudent near-term investment for ExxonMobil.

•
New technologies are required to effectively and efficiently address costs and greenhouse gas emissions. ExxonMobil, through sponsorship of the Stanford University Global Climate and Energy Project, will be working to find innovative, commercially viable new step-out technologies that have the capability to substantially reduce greenhouse emissions. This activity will position the Corporation to rapidly assess and commercialize new technologies as appropriate to improve shareholder value.

The proponents cite competitor actions and regional targets as reasons for ExxonMobil to enter the renewables business. ExxonMobil was the first major oil, gas and petrochemical company to pursue renewables in the late 1970's and early 1980's. We determined after considerable investment that renewables were not in the best interests of our shareholders. While it is true that some of our competitors have recently established wind and/or solar energy ventures, the energy produced is a very small portion of their annual production. According to annual reports, which do not report the profitability of these businesses, the wind and solar capacity additions made in 2001 amounted to less than 0.05 percent of their fossil fuel energy production. We believe that, based on our experience and given the economics of current renewables technologies, an investment in this area faces a greater risk of poor returns than other available opportunities.

ExxonMobil believes that the use of renewables will continue to grow, in large part due to government targets and financial support. However, the growth opportunities in our traditional business areas are far more attractive. The International Energy Agency reference case for Europe projects the energy supplied by renewables to grow by approximately 60 million tonnes oil equivalent by 2020. In contrast, the same forecast projects natural gas demand to grow by nearly 220 million tonnes oil equivalent. On a global basis, ExxonMobil projections indicate that only about 50 percent of the oil and gas that will be needed to meet demand in 2010 is in production today. This represents a significant investment opportunity that should deliver continued shareholder value.

In conclusion, the Board recommends you vote against the proponents' recommendation that the Corporation report on and pursue business activity in renewables. For the reasons noted above, we believe we have continued to study thoroughly the potential for renewables and such activity is not in the best interests of shareholders at this time. However, ExxonMobil remains committed and engaged in research, innovation, technology development and investment to improve our own energy efficiency, and to meet consumers' demands for new, affordable, and environmentally-improved products.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number or address listed under "Contact Information" on page 3.

Outstanding Shares

On February 28, 2003, 6,691,463,629 shares of common stock were outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil employees may solicit proxies personally, electronically, or by telephone. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $27,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2004 must be sent to the Secretary at the address of ExxonMobil's principal executive office listed under "Contact Information" on page 3. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is December 18, 2003. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is March 3, 2004. On request, the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra summary annual reports by marking the "discontinue annual report mailing for this account" box on the proxy card. If you vote via the internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

Also, you may call ExxonMobil Shareholder Services at the toll-free telephone number listed on page 3 at any time during the year to discontinue duplicate mailings.

Financial Statements

The year 2002 consolidated financial statements and auditor's report; management's discussion and analysis of financial condition and results of operations; information concerning the quarterly financial data for the past two fiscal years; and other information are provided in Appendix A.

SEC Form 10-K

Shareholders may obtain a copy of the company's annual report to the Securities and Exchange Commission on Form 10-K without charge by writing to the Secretary at the address listed on page 3 or by visiting ExxonMobil's internet site at www.exxonmobil.com.

APPENDIX A
FINANCIAL SECTION

TABLE OF CONTENTS

Business Profile	A2
Financial Summary	A3
Frequently Used Terms	A4-A5
Management's Discussion and Analysis of Financial Condition and Results of Operations
Functional Earnings	A6
Overview	A7
Review of 2002 and 2001 Results	A7
Liquidity and Capital Resources	A8
Capital and Exploration Expenditures	A10
Merger of Exxon Corporation and Mobil Corporation	A11
Merger Expenses and Reorganization Reserves	A11
Site Restoration and Other Environmental Costs	A11
Taxes	A11
Market Risks, Inflation and Other Uncertainties	A11
Recently Issued Financial Accounting Standards	A12
Critical Accounting Policies	A13
Forward-Looking Statements	A15
Management's Discussion of Internal Controls for Financial Reporting	A16
Report of Independent Accountants	A16
Consolidated Financial Statements
Statement of Income	A17
Balance Sheet	A18
Statement of Shareholders' Equity	A19
Statement of Cash Flows	A20
Notes to Consolidated Financial Statements
1. Summary of Accounting Policies	A21
2. Extraordinary Item	A22
3. Discontinued Operations	A23
4. Merger Expenses and Reorganization Reserves	A23
5. Miscellaneous Financial Information	A23
6. Cash Flow Information	A23
7. Additional Working Capital Data	A23
8. Equity Company Information	A24
9. Investments and Advances	A25
10. Investment in Property, Plant and Equipment	A25
11. Leased Facilities	A25
12. Employee Stock Ownership Plans	A25
13. Capital	A26
14. Financial Instruments and Derivatives	A27
15. Long-Term Debt	A27
16. Incentive Program	A33
17. Litigation and Other Contingencies	A34
18. Annuity Benefits and Other Postretirement Benefits	A35
19. Disclosures about Segments and Related Information	A36
20. Income, Excise and Other Taxes	A38
Quarterly Information	A39
Supplemental Information on Oil and Gas Exploration and Production Activities	A40-A44
Operating Summary	A45

A1

BUSINESS PROFILE

	Earnings After Income Taxes		Average Capital Employed		Return on Average Capital Employed		Capital and Exploration Expenditures
Financial
	2002	2001	2002	2001	2002	2001	2002	2001
	(millions of dollars)				(percent)		(millions of dollars)
Upstream
United States	$2,524	$3,933	$13,264	$12,952	19.0	30.4	$2,357	$2,423
Non-U.S.	7,074	6,803	29,800	27,077	23.7	25.1	8,037	6,393

Total	$9,598	$10,736	$43,064	$40,029	22.3	26.8	$10,394	$8,816

Downstream
United States	$693	$1,924	$8,060	$7,711	8.6	25.0	$980	$961
Non-U.S.	607	2,303	17,985	18,610	3.4	12.4	1,470	1,361

Total	$1,300	$4,227	$26,045	$26,321	5.0	16.1	$2,450	$2,322

Chemicals
United States	$384	$398	$5,235	$5,506	7.3	7.2	$575	$432
Non-U.S.	446	484	8,410	8,333	5.3	5.8	379	440

Total	$830	$882	$13,645	$13,839	6.1	6.4	$954	$872
Corporate and financing	(442)	(142)	4,878	6,399	—	—	77	158
Merger expenses	(275)	(525)	—	—	—	—	—	—
Gain from required asset divestitures	—	40	—	—	—	—	—	—
Discontinued operations	449	102	710	1,412	63.2	7.2	80	143

ExxonMobil Total	$11,460	$15,320	$88,342	$88,000	13.5	17.8	$13,955	$12,311

See Frequently Used Terms on page A5 for a definition and calculation of capital employed and return on average capital employed.

Operating	2002	2001		2002	2001
	(thousands of barrels daily)			(thousands of barrels daily)
Net liquids production			Petroleum product sales
United States	681	712	United States	2,731	2,751
Non-U.S.	1,815	1,830	Non-U.S.	5,026	5,220

Total	2,496	2,542	Total	7,757	7,971
	(millions of cubic feet daily)			(thousands of barrels daily)
Natural gas production available for sale			Refinery throughput
United States	2,375	2,598	United States	1,871	1,840
Non-U.S.	8,077	7,681	Non-U.S.	3,610	3,731

Total	10,452	10,279	Total	5,481	5,571
	(thousands of oil-equivalent barrels daily)			(thousands of metric tons)
Oil-equivalent production*	4,238	4,255	Chemical prime product sales	26,925	25,780

* Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

A2

FINANCIAL SUMMARY

	2002	2001	2000	1999	1998
	(millions of dollars, except per share amounts)
Sales and other operating revenue
Upstream	$16,484	$18,567	$21,509	$14,565	$13,601
Downstream	168,032	174,185	188,563	153,345	137,599
Chemicals	16,408	15,943	17,501	13,777	13,589
Other	25	20	23	72	94

Sales and other operating revenue, including excise taxes	$200,949	$208,715	$227,596	$181,759	$164,883
Earnings from equity interests and other revenue	3,557	4,070	4,250	2,994	4,013

Total revenue	$204,506	$212,785	$231,846	$184,753	$168,896

Earnings
Upstream	$9,598	$10,736	$12,685	$6,244	$3,706
Downstream	1,300	4,227	3,418	1,227	3,474
Chemicals	830	882	1,161	1,354	1,394
Corporate and financing	(442)	(142)	(538)	(511)	(443)
Merger expenses	(275)	(525)	(920)	(469)	—
Gain from required asset divestitures	—	40	1,730	—	—
Discontinued operations	449	102	184	65	13
Accounting change	—	—	—	—	(70)

Net income	$11,460	$15,320	$17,720	$7,910	$8,074

Net income per common share	$1.69	$2.23	$2.55	$1.14	$1.15
Net income per common share—assuming dilution	$1.68	$2.21	$2.52	$1.12	$1.14
Cash dividends per common share	$0.920	$0.910	$0.880	$0.844	$0.833
Net income to average shareholders' equity (percent)	15.5	21.3	26.4	12.6	12.9
Net income to total revenue (percent)	5.6	7.2	7.6	4.3	4.8
Working capital	$5,116	$5,567	$2,208	$(7,592)	$(5,187)
Ratio of current assets to current liabilities	1.15	1.18	1.06	0.80	0.85
Total additions to property, plant and equipment	$11,437	$9,989	$8,446	$10,849	$12,730
Property, plant and equipment, less allowances	$94,940	$89,602	$89,829	$94,043	$92,583
Total assets	$152,644	$143,174	$149,000	$144,521	$139,335
Exploration expenses, including dry holes	$920	$1,175	$936	$1,246	$1,506
Research and development costs	$631	$603	$564	$630	$753
Long-term debt	$6,655	$7,099	$7,280	$8,402	$8,532
Total debt	$10,748	$10,802	$13,441	$18,972	$17,016
Fixed charge coverage ratio (times)	13.8	17.7	15.6	6.6	6.9
Debt to capital (percent)	12.2	12.4	15.4	22.0	20.6
Net debt to capital (percent)	4.4	5.3	7.9	20.4	18.2
Shareholders' equity at year-end	$74,597	$73,161	$70,757	$63,466	$62,120
Shareholders' equity per common share	$11.13	$10.74	$10.21	$9.13	$8.98
Average number of common shares outstanding (millions)	6,753	6,868	6,953	6,906	6,937
Number of regular employees at year-end (thousands)	92.5	97.9	99.6	106.9	111.6

A3

FREQUENTLY USED TERMS

        Listed below are definitions of several of ExxonMobil's frequently used financial performance measures. These definitions are provided to facilitate understanding of the terms and their calculation.

EARNINGS EXCLUDING MERGER EXPENSES, DISCONTINUED OPERATIONS AND OTHER SPECIAL ITEMS

        In addition to reporting U.S. Generally Accepted Accounting Principles (GAAP) defined net income, ExxonMobil also presents a measure of earnings that excludes merger effects, earnings from discontinued operations and other quantified special items. Earnings excluding the aforementioned items is a non-GAAP financial measure and is included to facilitate comparisons of base business performance across periods. A reconciliation of net income versus earnings excluding merger effects, discontinued operations and other special items is provided in Management's Discussion and Analysis of Financial Condition and Results of Operations on page A6.

        Earnings per share amounts use the same average common shares outstanding as used for the calculation of net income per common share and net income per common share—assuming dilution.

OPERATING COSTS

        Operating costs are the combined total of operating, selling, general, administrative, exploration, depreciation and depletion expenses from the consolidated statement of income and ExxonMobil's share of similar costs for equity companies. Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the company's products for sale—including energy costs, staffing, maintenance, and other costs to explore for and produce oil and gas and operate refining and chemical plants. Distribution and marketing expenses are also included. Operating costs exclude the cost of raw materials and separately reported merger-related expenses. These expenses are on a before-tax basis. While ExxonMobil's management is responsible for all revenue and expense elements of net income, particular focus is placed on managing the controllable aspects of this group of expenses.

Operating costs excluding merger expenses	2002	2001	2000
	(millions of dollars)
From ExxonMobil's Consolidated Statement of Income:
Operating expenses	$17,831	$17,743	$17,600
Selling, general and administrative expenses	12,356	12,898	12,044
Depreciation and depletion	8,310	7,848	8,001
Exploration expenses, including dry holes	920	1,175	936

Subtotal	39,417	39,664	38,581
ExxonMobil's share of equity company expenses	3,800	3,832	4,355

Total operating costs	$43,217	$43,496	$42,936

CASH FLOW FROM OPERATIONS AND ASSET SALES

        Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments and property, plant and equipment from the Consolidated Statement of Cash Flows. This cash flow is the total sources of cash from both operating the company's assets and the cash from divesting of assets. The corporation employs a long-standing disciplined regular review process to ensure that all assets are contributing to the company's strategic and financial objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others.

Cash flow from operations and asset sales	2002	2001	2000
	(millions of dollars)
Net cash provided by operating activities	$21,268	$22,889	$22,937
Sales of subsidiaries, investments and property, plant and equipment	2,793	1,078	5,770

Cash flow from operations and asset sales	$24,061	$23,967	$28,707

A4

CAPITAL EMPLOYED

        Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil's net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed for the total corporation, it includes ExxonMobil's share of total debt and shareholders' equity. Both of these views include ExxonMobil's share of amounts applicable to equity companies, which we believe should be included to provide a more comprehensive measure of capital employed.

Capital employed	2002	2001	2000
	(millions of dollars)
Business uses: asset and liability perspective
Total assets	$152,644	$143,174	$149,000
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(29,082)	(26,411)	(32,030)
Total long-term liabilities excluding long-term debt and equity of minority and preferred shareholders in affiliated companies	(35,449)	(29,975)	(29,542)
Minority share of assets and liabilities	(4,210)	(3,985)	(4,601)
Add ExxonMobil share of debt-financed equity company net assets	4,795	5,182	5,187

Total capital employed	$88,698	$87,985	$88,014

Total corporate sources: debt and equity perspective
Notes and loans payable	$4,093	$3,703	$6,161
Long-term debt	6,655	7,099	7,280
Shareholders' equity	74,597	73,161	70,757
Less minority share of total debt	(1,442)	(1,160)	(1,371)
Add ExxonMobil share of equity company debt	4,795	5,182	5,187

Total capital employed	$88,698	$87,985	$88,014

RETURN ON AVERAGE CAPITAL EMPLOYED

        Return on average capital employed (ROCE) is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end of year amounts). These segment earnings include ExxonMobil's share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The corporation's total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity to both evaluate management's performance and to demonstrate to our shareholders that their capital has been used wisely over the long term. Additional measures, which tend to be more cash flow based, are used for future investment decisions.

Return on average capital employed	2002	2001	2000
	(millions of dollars)
Net income	$11,460	$15,320	$17,720
Financing costs (after tax)
Third-party debt	(81)	(96)	(252)
ExxonMobil share of equity companies	(227)	(229)	(298)
All other financing costs—net	(127)	(25)	238

Total financing costs	(435)	(350)	(312)

Earnings excluding financing costs	$11,895	$15,670	$18,032

Average capital employed	$88,342	$88,000	$87,463
Return on average capital employed—corporate total	13.5%	17.8%	20.6%

A5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUNCTIONAL EARNINGS	2002	2001	2000
	(millions of dollars, except per share amounts)
Net Income (U.S. GAAP)
Upstream
United States	$2,524	$3,933	$4,542
Non-U.S.	7,074	6,803	8,143
Downstream
United States	693	1,924	1,561
Non-U.S.	607	2,303	1,857
Chemicals
United States	384	398	644
Non-U.S.	446	484	517
Corporate and financing	(442)	(142)	(538)
Merger expenses	(275)	(525)	(920)
Gain from required asset divestitures	—	40	1,730
Discontinued operations	449	102	184

Net income (U.S. GAAP)	$11,460	$15,320	$17,720

Net income per common share (U.S. GAAP)	$1.69	$2.23	$2.55
Net income per common share—assuming dilution (U.S. GAAP)	$1.68	$2.21	$2.52
Merger Effects, Discontinued Operations and Other Special Items
Upstream
United States	$—	$—	$—
Non-U.S.	(215)	—	—
Downstream
United States	—	—	—
Non-U.S.	—	—	—
Chemicals
United States (extraordinary item)	—	100	—
Non-U.S. (extraordinary item)	—	75	—
Merger expenses	(275)	(525)	(920)
Gain from required asset divestitures (extraordinary item)	—	40	1,730
Discontinued operations	449	102	184

Corporate total	$(41)	$(208)	$994

Earnings Excluding Merger Effects, Discontinued Operations and Other Special Items
Upstream
United States	$2,524	$3,933	$4,542
Non-U.S.	7,289	6,803	8,143
Downstream
United States	693	1,924	1,561
Non-U.S.	607	2,303	1,857
Chemicals
United States	384	298	644
Non-U.S.	446	409	517
Corporate and financing	(442)	(142)	(538)

Corporate total	$11,501	$15,528	$16,726

Earnings per common share	$1.70	$2.27	$2.40
Earnings per common share—assuming dilution	$1.69	$2.25	$2.37

Note: Prior periods amounts include reclassifications to reflect previously announced change in segment reporting. Earnings of divested coal and copper mining businesses are reported as discontinued operations.

A6

OVERVIEW

        The following discussion and analysis of ExxonMobil's financial results, as well as the accompanying financial statements and related notes to consolidated financial statements to which they refer, are the responsibility of the management of Exxon Mobil Corporation. The corporation's accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The corporation's business model involves the production (or purchase), manufacture and sale of physical products, and all commercial activities are directly in support of the underlying physical movement of goods.

        This straightforward approach extends to the financing of the business. In evaluating business or investment opportunities, the corporation views as economically equivalent any debt obligation, whether disclosed on the face of the consolidated balance sheet, or disclosed as other debt-like obligations in notes to the financial statements, such as those summarized in the table on page A9. This consistent, conservative approach to financing the capital-intensive needs of the corporation has helped ExxonMobil to sustain the "triple-A" status of its long-term debt securities for 84 years.

REVIEW OF 2002 RESULTS

        Net income was $11,460 million, a decrease of $3,860 million from 2001. Earnings excluding merger effects, discontinued operations and other special items were $11,501 million, a decrease of $4,027 million from 2001. Upstream (Exploration, Production and Power) earnings in 2002 decreased primarily due to lower natural gas realizations. Upstream volumes in 2002, on an oil-equivalent basis, were up 1 percent excluding the impact of OPEC quota restrictions. Downstream (Refining and Marketing) earnings decreased substantially from 2001 reflecting significantly lower worldwide refining and marketing margins. Chemicals earnings, excluding the $175 million of extraordinary gains associated with asset management activities recorded in 2001, were $123 million higher reflecting increased prime product sales across all regions. Merger implementation activities in 2002 reduced earnings by $275 million. Earnings of $449 million associated with the Chilean copper business and the Colombian coal operations, which were sold in 2002, are reported as discontinued operations. These earnings include a gain on sale of $400 million. Revenue for 2002 totaled $205 billion, down 4 percent from 2001.

        Excluding merger expenses and discontinued operations, the combined total of operating costs (including operating, selling, general, administrative, exploration, depreciation and depletion expenses from the consolidated statement of income and ExxonMobil's share of similar costs for equity companies) in 2002 was $43.2 billion, down approximately $300 million from 2001. Cost increases associated with new operations and higher pension-related expenses were more than offset by lower energy prices and additional efficiency initiatives captured in all business lines. The impact of these initiatives, including the capture of merger efficiencies, reduced operating costs by $1.1 billion in 2002, and cumulatively by $5 billion since 1998. Interest expense in 2002 was $398 million compared to $293 million in 2001 primarily reflecting non-debt items.

Upstream

        Upstream earnings totaled $9,598 million including a special charge of $215 million relating to the impact on deferred taxes from the United Kingdom supplementary tax enacted in 2002. Absent this, upstream earnings of $9,813 million decreased $923 million primarily due to lower natural gas realizations, particularly in North America, where prices reached historical highs at the beginning of 2001. Higher crude oil realizations partly offset declines in natural gas prices. Oil-equivalent production was up 1 percent versus 2001 excluding the impact of OPEC quota restrictions. Total actual oil-equivalent production was flat as the resumption of full production at Arun and contributions from new projects and work programs offset natural field declines and OPEC quota restrictions. Liquids production of 2,496 kbd (thousands of barrels daily) decreased 46 kbd from 2001. Production increases from new projects in Angola, Canada, Malaysia and Venezuela offset natural field declines in mature areas. OPEC quota restrictions increased in 2002. Excluding the effect of these restrictions, liquids production was flat with 2001. Worldwide natural gas production of 10,452 mcfd (millions of cubic feet daily) in 2002 compared with 10,279 mcfd in 2001. Improvements in Asia-Pacific volumes, mainly from the return to full production levels at the Arun field in Indonesia following last year's curtailments due to security concerns, more than offset lower weather-related demand in Europe and natural field decline in the U.S. Weather-related demand in Europe reduced total gas volumes by about 1 percent. Earnings from U.S. upstream operations for 2002 were $2,524 million, a decrease of $1,409 million. Excluding the $215 million special charge relating to the U.K. tax rate change reported in 2002, earnings outside the U.S. were $7,289 million, $486 million higher than last year.

Downstream

        Downstream earnings of $1,300 million decreased by $2,927 million from a record 2001, reflecting significantly lower refining margins in most geographical areas, and further weakness in marketing margins. Improved refining operations and lower operating expenses provided a partial offset to the margin decline. Earnings also benefited from a planned reduction in inventories as a result of optimizing operations around the world. Petroleum product sales of 7,757 kbd decreased 214 kbd from 2001, largely related to reduced refinery runs due to weak margins and lower demand for distillates and aviation fuels. Refinery throughput was 5,481 kbd compared with 5,571 kbd in 2001. U.S. downstream earnings were $693 million, down $1,231 million due to weaker refining margins. Earnings outside the U.S. of $607 million were $1,696 million lower than 2001 due to lower refining and marketing margins.

Chemicals

        Excluding extraordinary gains of $175 million recorded in 2001, chemicals earnings of $830 million for 2002 were $123 million higher than 2001. Earnings benefited from record prime product sales volumes of 26,925 kt (thousands of metric tons) which were 4 percent above 2001 reflecting capacity additions in Singapore and Saudi Arabia. Worldwide chemicals margins remained weak during 2002.

Corporate and Financing

        Corporate and financing expenses increased $300 million to $442 million, reflecting higher pension expense and lower interest income.

Discontinued Operations

        Earnings from discontinued operations totaled $449 million, an increase of $347 million, primarily reflecting the gain on the sale of assets during the period.

A7

REVIEW OF 2001 RESULTS

        Net income in 2001 was $15,320 million, including $215 million of extraordinary gains, $525 million of merger costs and $102 million of earnings from discontinued operations. Net income in 2001 decreased $2,400 million from 2000, which benefited from $810 million in net favorable merger effects including gains from divestments required as a condition of regulatory approval of the merger and $184 million from discontinued operations. Earnings excluding merger effects, discontinued operations and other special items were $15,528 million, a decrease of $1,198 million from 2000. Upstream (Exploration, Production and Power) earnings in 2001 declined, following lower crude oil realizations, which on average were down 18 percent versus 2000. Upstream volumes in 2001, on an oil-equivalent basis, were up 1 percent excluding the effect of reduced natural gas production operations in Indonesia due to security concerns. Downstream (Refining and Marketing) earnings improved from 2000, reflecting stronger U.S. refining margins and improved marketing results outside of the U.S. Chemicals earnings declined versus 2000, as lower product realizations and weakening demand conditions put significant pressure on commodity margins and more than offset the $175 million of extraordinary gains associated with asset management activities. Prime product sales volumes were 1 percent higher than 2000, reflecting capacity additions in Singapore and Saudi Arabia. Merger implementation activities in 2001 reduced earnings by a net $485 million. Gains from asset divestitures that were a condition of regulatory approval of the merger added $40 million to earnings, partly offsetting merger implementation expenses of $525 million. Revenue for 2001 totaled $213 billion, down 8 percent from 2000.

        Excluding merger expenses and discontinued operations, the combined total of operating costs (including operating, selling, general, administrative, exploration, depreciation and depletion expenses from the consolidated statement of income and ExxonMobil's share of similar costs for equity companies) in 2001 was $43.5 billion, up $600 million from 2000. Cost increases associated with new operations, higher energy costs and higher pension-related expenses were substantially offset by the favorable impact of continuing efficiency initiatives carried out in all business lines. The impact of these initiatives, including the capture of merger efficiencies, reduced operating costs by $1.2 billion in 2001, and cumulatively by $4 billion since 1998. Interest expense in 2001 was $293 million compared to $589 million in 2000 reflecting lower debt levels and interest rates.

Upstream

        Upstream earnings of $10,736 million decreased $1,949 million, or 15 percent from 2000's record level, primarily due to lower crude oil prices. The impacts of lower crude realizations and higher exploration expenses in future growth areas were partly offset by higher average natural gas realizations, principally in North America and Europe. U.S. and Canadian natural gas prices reached historical highs early in 2001 but dropped through the remainder of the year. Liquids production in 2001 of 2,542 kbd was down slightly from 2000, as natural field declines in mature areas were largely offset by new volumes from work programs and new developments in the North Sea, U.S., Equatorial Guinea and Kazakhstan, some of which have not yet reached full capacity. Absent the effect of reduced Arun operations in Indonesia due to security concerns, worldwide gas production was up about 2 percent, with increases in Europe, Australia, Canada and Qatar. Including the impact of lower Indonesia volumes, full-year 2001 worldwide natural gas production of 10,279 mcfd compared with 10,343 mcfd in 2000. Combined liquids and gas volumes, on an oil-equivalent basis, were up 1 percent excluding the effect of reduced natural gas production operations in Indonesia. Earnings from U.S. upstream operations were $3,933 million, a decrease of $609 million. Earnings outside the U.S. were $6,803 million, $1,340 million lower than 2000.

Downstream

        Downstream earnings of $4,227 million were a record and improved 24 percent over 2000. Results benefited from higher refining margins early in the year, particularly in the U.S., improved worldwide refining operations and higher marketing margins outside the U.S. Refining margins in most areas peaked in the second quarter and declined during the second half of 2001. Earnings also benefited from a planned reduction in inventories as a result of optimizing operations around the world. Petroleum product sales of 7,971 kbd compared with 7,993 kbd in the prior year. Excluding the effect of the required merger-related divestments in 2000, volumes were up slightly. Refinery throughput was 5,571 kbd compared with 5,642 kbd in 2000. U.S. downstream earnings were $1,924 million, up $363 million, reflecting stronger refining margins and improved operations. Earnings outside the U.S. of $2,303 million were $446 million higher than 2000. The improvement was driven by stronger marketing margins, partly offset by weaker European refining margins.

Chemicals

        Chemicals earnings totaled $882 million, including $175 million of net gains on asset management activities. Absent this special item, chemicals earnings were $707 million, a decrease of $454 million from 2000. Most of the reduction occurred in the U.S. as lower product realizations and weakening demand conditions put significant pressure on commodity margins. Prime product sales volumes of 25,780 kt were 1 percent above the prior year's record level as higher sales outside the U.S., reflecting capacity additions in Singapore and Saudi Arabia, were partly offset by lower sales in the U.S. reflecting weaker industrial demand.

Corporate and Financing

        Corporate and financing expenses decreased $396 million to $142 million, reflecting lower net interest costs due to lower debt levels and higher cash balances, along with favorable foreign exchange and tax effects.

Discontinued Operations

        Earnings from discontinued operations totaled $102 million, a decrease of $82 million from 2000, reflecting lower copper prices.

LIQUIDITY AND CAPITAL RESOURCES

2002

        Cash provided by operating activities totaled $21.3 billion, down $1.6 billion from 2001. Major sources of funds were net income of $11.5 billion and non-cash provisions of $8.3 billion for depreciation and depletion. The "All other items—net" line in cash flow from operations included $1.5 billion in funds received from BEB Erdgas und Erdoel GmbH ("BEB"), a German exploration and production company indirectly owned 50 percent and accounted for under the equity method of accounting. The funds were loaned in connection with a restructuring that will enable BEB to transfer its holdings in Ruhrgas

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AG, a German gas transmission company. It is anticipated that net income will be recognized in 2003 upon finalization of regulatory reviews and completion of the transfer of the Ruhrgas shares.

        Cash used in investing activities totaled $9.8 billion, $1.6 billion higher than 2001 and included increased spending for property, plant and equipment and other investments and advances. Proceeds from the sales of subsidiaries, investments and property, plant and equipment were $2.8 billion, including the divestment of Colombian coal operations and the company's copper business in Chile in 2002.

        Cash used in financing activities was $11.4 billion, down $3.7 billion reflecting lower debt reductions. Dividend payments on common shares increased to $0.92 per share from $0.91 per share and totaled $6.2 billion, a payout of 54 percent. Total consolidated short-term and long-term debt was comparable at $10.7 billion. Shareholders' equity increased by $1.4 billion to $74.6 billion.

        During 2002, Exxon Mobil Corporation purchased 127 million shares of its common stock for the treasury at a gross cost of $4.8 billion. These purchases were to offset shares issued in conjunction with company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced from 6,809 million at the end of 2001 to 6,700 million at the end of 2002. Purchases were made in both the open market and through negotiated transactions, and may be discontinued at any time.

        Although the corporation issues long-term debt from time to time and maintains a revolving commercial paper program, internally generated funds cover the majority of its financial requirements. The management of cash that may be temporarily available as surplus to the corporation's immediate needs is carefully controlled, both to optimize returns on cash balances, and to ensure its secure, ready availability to meet the corporation's cash requirements as they arise.

2001

        Cash provided by operating activities totaled $22.9 billion, the same level as 2000. Major sources of funds were net income of $15.3 billion and non-cash provisions of $7.8 billion for depreciation and depletion.

        Cash used in investing activities totaled $8.2 billion, up $4.9 billion from 2000 due to lower proceeds from sales of subsidiaries, investments and property, plant and equipment resulting from the absence of the asset divestitures in 2000 that were required as a condition of the regulatory approval of the merger, and due to higher additions to property, plant and equipment.

        Cash used in financing activities was $15.0 billion, up $0.9 billion, driven by higher purchases of common shares, offset by lower debt reductions. Dividend payments on common shares increased from $0.88 per share to $0.91 per share and totaled $6.3 billion, a payout of 41 percent. Total consolidated short-term and long-term debt declined by $2.6 billion to $10.8 billion. Shareholders' equity increased by $2.4 billion to $73.2 billion.

        During 2001, Exxon Mobil Corporation purchased 139 million shares of its common stock for the treasury at a gross cost of $5.7 billion. These purchases were to offset shares issued in conjunction with company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced from 6,930 million at the end of 2000 to 6,809 million at the end of 2001. Purchases were made in both the open market and through negotiated transactions, and may be discontinued at any time.

Long-Term Contractual Obligations and Other Commercial Commitments

        Set forth below is information about the corporation's long-term contractual obligations and other commercial commitments outstanding at December 31, 2002. It brings together data for easy reference from the consolidated balance sheet and from individual notes to consolidated financial statements. This information is important in understanding the financial position of the corporation. In considering the economic viability of investment opportunities, the corporation views any source of financing, whether it be operating leases, third-party guarantees or equity company debt, as being economically equivalent to consolidated debt of the corporation.

		Payments Due by Period
Long-Term Contractual Obligations	Note Reference Number	2003	2004- 2007	2008 and Beyond	2002 Total Amount	2001 Total Amount
	(millions of dollars)
Long-term debt (1)	15	$—	$3,065	$3,590	$6,655	$7,099
— Due in one year (2)		884	—	—	884	339
ExxonMobil share of equity company long-term debt (3)	8	—	1,973	1,379	3,352	3,950
— Due in one year (2)		707	—	—	707	590
Operating leases (4)	11	1,352	3,160	2,433	6,945	6,924
Unconditional purchase obligations (5)	17	337	1,140	2,172	3,649	2,029
Firm capital commitments (6)		4,350	2,986	1,113	8,449	3,885

Total		$7,630	$12,324	$10,687	$30,641	$24,816

Notes:

(1)
Includes capitalized lease obligations of $294 million.
(2)
The amounts due in one year are included in notes and loans payable of $4,093 million (note 7 on page A23) for consolidated companies and in short-term debt of $1,443 million (note 8 on page A24) for equity companies.
(3)
The corporation includes its share of equity company debt in its calculation of return on average capital employed.
(4)
Minimum commitments for operating leases, shown on an undiscounted basis, cover drilling equipment, tankers, service stations and other properties.
(5)
Unconditional purchase obligations, shown on an undiscounted basis, mainly pertain to pipeline throughput agreements. The present value of these commitments, excluding imputed interest of $1,186 million, totaled $2,463 million.
(6)
Firm commitments related to capital projects, shown on an undiscounted basis, totaled approximately $8.4 billion at the end of 2002, compared with $3.9 billion at year-end 2001. These commitments were predominantly associated with upstream projects outside the U.S., of which the largest single commitment outstanding at year-end 2002 was $1.8 billion associated with the development of crude oil and natural gas resources in Malaysia. The corporation expects to fund the majority of these commitments through internal cash flow.

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Other Commercial Commitments

        The corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2002, for $3,038 million, primarily relating to guarantees for notes, loans and performance under contracts (note 17). This included $986 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Also included in this amount were guarantees by consolidated affiliates of $1,621 million, representing ExxonMobil's share of obligations of certain equity companies. The above-mentioned guarantees are not reasonably likely to have a material current or future effect on the corporation's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

        On December 31, 2002, unused credit lines for short-term financing totaled approximately $4.2 billion (note 7).

        The table below shows the corporation's fixed charge coverage and consolidated debt to capital ratios. The data demonstrate the corporation's creditworthiness. Throughout this period, the corporation's long-term debt securities maintained the top credit rating from both Standard and Poor's (AAA) and Moody's (Aaa), a rating it has sustained for 84 years.

	2002	2001	2000
Fixed charge coverage ratio (times)	13.8	17.7	15.6
Debt to capital (percent)	12.2	12.4	15.4
Net debt to capital (percent) (1)	4.4	5.3	7.9
Credit rating	AAA/Aaa	AAA/Aaa	AAA/Aaa

(1)
Debt net of all cash

        Management views the corporation's financial strength, as evidenced by the above financial ratios and other similar measures, to be a competitive advantage of strategic importance. The corporation's sound financial position gives it the opportunity to access the world's capital markets in the full range of market conditions, and enables the corporation to take on large, long-term capital commitments in the pursuit of maximizing shareholder value.

        In addition to the above commitments, the corporation makes limited use of derivative instruments, which are discussed in Risk Management on page A12 and note 14 on page A27.

Litigation and Other Contingencies

        As discussed in note 17 to the consolidated financial statements, a number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. The vast majority of the claims have been resolved leaving a few compensatory damages cases to be resolved. All of the punitive damage claims were consolidated in the civil trial that began in May 1994.

        In that trial, on September 24, 1996, the United States District Court for the District of Alaska entered a judgment in the amount of $5 billion in punitive damages to a class composed of all persons and entities who asserted claims for punitive damages from the corporation as a result of the Exxon Valdez grounding. ExxonMobil appealed the judgment. On November 7, 2001, the United States Court of Appeals for the Ninth Circuit vacated the punitive damage award as being excessive under the Constitution and remanded the case to the District Court for it to determine the amount of the punitive damage award consistent with the Ninth Circuit's holding. On December 6, 2002, the District Court reduced the punitive damages award from $5 billion to $4 billion. This case will return to the Ninth Circuit for its determination. The corporation has posted a $4.8 billion letter of credit. The ultimate cost to the corporation from the lawsuits arising from the Exxon Valdez grounding is not possible to predict and may not be resolved for a number of years.

        On December 19, 2000, a jury in Montgomery County, Alabama, returned a verdict against the corporation in a contract dispute over royalties in the amount of $87.69 million in compensatory damages and $3.42 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court on May 4, 2001. On December 20, 2002, the Alabama Supreme Court vacated the $3.5 billion jury verdict. The decision sends the case back to a lower court for a new trial. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

        On May 22, 2001, a state court jury in New Orleans, Louisiana, returned a verdict against the corporation and three other entities in a case brought by a landowner claiming damage to his property. The property had been leased by the landowner to a company that performed pipe cleaning and storage services for customers, including the corporation. The jury awarded the plaintiff $56 million in compensatory damages (90 percent to be paid by the corporation) and $1 billion in punitive damages (all to be paid by the corporation). The damage related to the presence of naturally occurring radioactive material (NORM) on the site resulting from pipe cleaning operations. The award has been upheld at the trial court. ExxonMobil has appealed the judgment to the Louisiana Fourth Circuit Court of Appeals and believes that the judgment should be set aside or substantially reduced on factual and constitutional grounds. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

        The U.S. Tax Court has decided the issue with respect to the pricing of crude oil purchased from Saudi Arabia for the years 1979-1981 in favor of the corporation. This decision is subject to appeal. Certain other issues for the years 1979-1993 remain pending before the Tax Court. The ultimate resolution of these issues and several other tax and legal issues, including resolution of tax issues related to the gas lifting imbalance along the German/Dutch border, is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

        There are no events or uncertainties known to management beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

CAPITAL AND EXPLORATION EXPENDITURES

        Capital and exploration expenditures in 2002 were $14.0 billion, up from $12.3 billion in 2001, reflecting the corporation's active investment program.

        Upstream spending was up 18 percent to $10.4 billion in 2002, from $8.8 billion in 2001, as a result of higher spending on major projects in Africa, Canada and Azerbaijan, and increased drilling activity. Capital investments in the downstream totaled $2.4 billion in 2002, up $0.1 billion from 2001, primarily reflecting increased investments required for

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low-sulfur motor fuels partially offset by lower spending on base activities. Chemicals capital expenditures were $1.0 billion in 2002, up from $0.9 billion in 2001, due to the acquisition of our joint venture partner's interest in Advanced Elastomers Systems.

        Capital and exploration expenditures in the U.S. totaled $4.0 billion in 2002, an increase of $0.1 billion from 2001, reflecting higher spending in chemicals, partly offset by lower spending in the upstream. Spending outside the U.S. of $10.0 billion in 2002 was up $1.6 billion from 2001, reflecting higher expenditures in the upstream and downstream, partly offset by lower expenditures in chemicals.

MERGER OF EXXON CORPORATION AND MOBIL CORPORATION

        On November 30, 1999, a wholly-owned subsidiary of Exxon Corporation (Exxon) merged with Mobil Corporation (Mobil) so that Mobil became a wholly-owned subsidiary of Exxon (the "Merger"). At the same time, Exxon changed its name to Exxon Mobil Corporation (ExxonMobil).

        As a condition of the approval of the Merger, the U.S. Federal Trade Commission and the European Commission required that certain property—primarily downstream, pipeline and natural gas distribution assets—be divested. The carrying value of these assets was approximately $3 billion and before-tax proceeds were approximately $5 billion. Net after-tax gains of $40 million and $1,730 million were reported in 2001 and 2000, respectively, as extraordinary items consistent with pooling of interests accounting requirements. The divested properties historically earned approximately $200 million per year. The Merger was accounted for as a pooling of interests.

MERGER EXPENSES AND REORGANIZATION RESERVES

        In association with the Merger between Exxon and Mobil, $410 million pre-tax ($275 million after-tax), $748 million pre-tax ($525 million after-tax) and $1,406 million pre-tax ($920 million after-tax) of costs were recorded as merger-related expenses in 2002, 2001 and 2000, respectively. Charges included separation expenses related to workforce reductions (approximately 8,200 employees at year-end 2002), plus implementation and merger closing costs. The separation reserve balance at year-end 2002 of approximately $101 million is expected to be expended in 2003. Merger-related expenses for the period 1999 to 2002 cumulatively total approximately $3.2 billion pre-tax. Pre-tax operating synergies associated with the Merger, including cost savings, efficiency gains, and revenue enhancements, have cumulatively reached over $7 billion by 2002. Reflecting the completion of merger-related activities, merger expenses will not be reported in 2003.

        The following table summarizes the activity in the reorganization reserves. The 2000 opening balance represents accruals for provisions taken in prior years.

	Opening Balance	Additions	Deductions	Balance at Year End
	(millions of dollars)
2000	$381	$738	$780	$339
2001	339	187	329	197
2002	197	93	189	101

SITE RESTORATION AND OTHER ENVIRONMENTAL COSTS

        Over the years the corporation has accrued provisions for estimated site restoration costs to be incurred at the end of the operating life of certain of its facilities and properties. In addition, the corporation accrues provisions for environmental liabilities in the many countries in which it does business when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed.

        The corporation has accrued provisions for probable environmental remediation obligations at various sites, including multi-party sites where ExxonMobil has been identified as one of the potentially responsible parties by the U.S. Environmental Protection Agency. The involvement of other financially responsible companies at these multi-party sites mitigates ExxonMobil's actual joint and several liability exposure. At present, no individual site is expected to have losses material to ExxonMobil's operations, financial condition or liquidity.

        Charges made against income for site restoration and environmental liabilities were $400 million in 2002, $371 million in 2001 and $311 million in 2000. At the end of 2002, accumulated site restoration and environmental provisions, after reduction for amounts paid, amounted to $3.9 billion. ExxonMobil believes that any cost in excess of the amounts already provided for in the financial statements would not have a materially adverse effect upon the corporation's operations, financial condition or liquidity. The methodology for accounting for site restoration reserves will be modified as of January 1, 2003 (see pages A12-A13).

        ExxonMobil's worldwide environmental costs in 2002 totaled $2,343 million of which $1,054 million were capital expenditures and $1,289 million were operating costs (including the $400 million of site restoration and environmental provisions noted above). These costs were mostly associated with air and water conservation. Total costs for such activities are expected to increase to about $2.5 billion in both 2003 and 2004 (with capital expenditures representing about 50 percent of the total). The projected increase is primarily for capital projects to implement refining technology to manufacture low-sulfur motor fuels in many parts of the world.

TAXES

2002

        Income, excise and all other taxes and duties totaled $64.3 billion in 2002, a decrease of $2.2 billion or 3 percent from 2001. Income tax expense, both current and deferred, was $6.5 billion compared to $9.0 billion in 2001, reflecting lower pre-tax income in 2002. The effective tax rate of 39.8 percent in 2002 compared to 39.3 percent in 2001. During 2002, the company continued to benefit from favorable resolution of tax-related issues. Excise and all other taxes and duties were $57.8 billion.

2001

        Income, excise and all other taxes and duties totaled $66.5 billion in 2001, a decrease of $1.9 billion or 3 percent from 2000. Income tax expense, both current and deferred, was $9.0 billion compared to $11.1 billion in 2000, reflecting lower pre-tax income in 2001. The effective tax rate of 39.3 percent in 2001 compared to 42.6 percent in 2000, benefiting from a higher level of favorably resolved tax-related issues. Excise and all other taxes and duties were $57.6 billion.

MARKET RISKS, INFLATION AND OTHER UNCERTAINTIES

        In the past, crude, natural gas, petroleum product and chemical prices have fluctuated widely in response to changing market forces. The impacts of these price fluctuations on earnings from upstream operations, downstream operations and chemicals operations have been var-

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ied, tending at times to be offsetting. Nonetheless, the global energy markets can give rise to extended periods in which market conditions are adverse to one or more of the corporation's businesses. Such conditions, along with the capital-intensive nature of the industry and very long lead times associated with many of our projects, underscore the importance of maintaining a strong financial position. Management views the corporation's financial strength, including the AAA and Aaa ratings of its long-term debt securities by Standard and Poor's and Moody's, as a competitive advantage.

        Although price levels of crude oil and natural gas may rise or fall significantly over the short- to medium term due to political events, OPEC actions and other factors, industry prices over the long term will continue to be driven by market supply and demand fundamentals. Accordingly, the corporation tests the viability of all of its assets based on long-term price projections. The corporation's assessment is that its operations will continue to be successful in a variety of market conditions. This is the outcome of disciplined investment and asset management programs. Investment opportunities are tested against a variety of market conditions, including low price scenarios. As a result, investments that would succeed only in highly favorable price environments are screened out of the investment plan.

        The corporation has had an active asset management program in which under-performing assets are either improved to acceptable levels or considered for divestment. The asset management program involves a disciplined, regular review to ensure that all assets are contributing to the corporation's strategic and financial objectives. The result has been the creation of a very efficient capital base and has meant that the corporation has seldom been required to write-down the carrying value of assets, even during periods of low commodity prices.

Risk Management

        The corporation's size, geographic diversity and the complementary nature of the upstream, downstream and chemicals businesses mitigate the corporation's risk from changes in interest rates, currency rates and commodity prices. The corporation relies on these operating attributes and strengths to reduce enterprise-wide risk. As a result, the corporation makes limited use of derivatives to offset exposures arising from existing transactions.

        The corporation does not trade in derivatives nor does it use derivatives with leverage features. The corporation maintains a system of controls that includes a policy covering the authorization, reporting, and monitoring of derivative activity. The corporation's derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity. Interest rate, foreign exchange rate and commodity price exposures arising from derivative contracts undertaken in accordance with the corporation's policies have not been significant.

        The fair value of derivatives outstanding and recorded on the balance sheet was a net receivable of $20 million before-tax and a net payable of $50 million before-tax at year-end 2002 and 2001, respectively. This is the amount that the corporation would have received or paid to third parties if these derivatives had been settled. These derivative fair values were substantially offset by the fair values of the underlying exposures being hedged. The corporation recognized a before-tax loss of $35 million and a before-tax gain of $23 million related to derivative activity during 2002 and 2001, respectively. The losses/gains included the offsetting amounts from the changes in fair value of the items being hedged by the derivatives. The fair value of derivatives outstanding at year-end 2002 and losses recognized during the year are immaterial in relation to the corporation's year-end cash balance of $7.2 billion, total assets of $152.6 billion, or net income for the year of $11.5 billion.

Debt-Related Instruments

        The corporation is exposed to changes in interest rates, primarily as a result of its short-term debt and long-term debt carrying floating interest rates. The corporation makes limited use of interest rate swap agreements to adjust the ratio of fixed and floating rates in the debt portfolio. The impact of a 100 basis point change in interest rates affecting the corporation's debt would not be material to earnings, cash flow or fair value.

Foreign Currency Exchange Rate Instruments

        The corporation conducts business in many foreign currencies and is subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investment transactions. The impacts of fluctuations in foreign currency exchange rates on ExxonMobil's geographically diverse operations are varied and often offsetting in amount. The corporation makes limited use of currency exchange contracts to reduce the risk of adverse foreign currency movements related to certain foreign currency debt obligations. Exposure from market rate fluctuations related to these contracts is not material. Aggregate foreign exchange transaction gains and losses included in net income are discussed in note 5 on page A23.

Commodity Instruments

        The corporation makes limited use of commodity forwards, swaps and futures contracts of short duration to mitigate the risk of unfavorable price movements on certain crude, natural gas and petroleum product purchases and sales. Commodity price exposure related to these contracts is not material.

Inflation and Other Uncertainties

        The general rate of inflation in most major countries of operation has been relatively low in recent years, and the associated impact on operating costs has been countered by cost reductions from efficiency and productivity improvements.

        The operations and earnings of the corporation and its affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political developments and laws and regulations, such as forced divestiture of assets; restrictions on production, imports and exports; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the corporation vary greatly from country to country and are not predictable.

RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 (FAS 143), "Accounting for Asset Retirement Obligations." FAS 143 is required to be adopted by the corporation no later than January 1, 2003, and its primary impact will be to change the method of accruing for upstream site restoration costs. These costs are currently accrued ratably over the productive lives of the assets in accordance with Statement of Financial Accounting Standards No. 19 (FAS 19), "Financial Accounting and Reporting by Oil and Gas Producing Companies." At the end of 2002, the cumulative amount accrued under this policy was approximately

A12

$3.5 billion. Under FAS 143, the fair value of asset retirement obligations will be recorded as liabilities on a discounted basis when they are incurred, which are typically at the time the assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations. Over time the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets.

        The cumulative adjustment for the change in accounting principle will result in after-tax income of approximately $600 million as of January 1, 2003. This adjustment is due to the difference in the method of accruing site restoration costs under FAS 143 compared with the method required by FAS 19, the accounting standard that the corporation has been required to follow since 1978. Under FAS 19, site restoration costs are accrued on a unit-of-production basis of accounting as the oil and gas is produced. The FAS 19 method matches the accruals with the revenues generated from production and results in most of the costs being accrued early in field life, when production is at the highest level. Because FAS 143 requires accretion of the liability as a result of the passage of time using an interest method of allocation, the majority of the costs will be accrued towards the end of field life, when production is at the lowest level. The cumulative income adjustment described above results from reversing the higher liability accumulated under FAS 19 in order to adjust it to the lower present value amount resulting from transition to FAS 143. This amount being reversed in transition, which was previously charged to operating earnings under FAS 19, will again be charged to those earnings under FAS 143 in future years. Because of the long periods over which these costs will be charged, the impact on future annual net income of these increased charges will be immaterial.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation is effective for guarantees issued or modified after December 31, 2002 and requires that a liability be recognized at fair value upon issuance of the guarantees. The impact of FIN 45 on the corporation's financial statements will not be material.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." A discussion of FIN 46 and related financial statement implications for the corporation is included in note 8 on page A24.

CRITICAL ACCOUNTING POLICIES

        The corporation's accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The following summary provides further information about the critical accounting policies and the judgments that are made by the corporation in the application of those policies.

Oil and Gas Reserves

        Evaluations of oil and gas reserves are important to the effective management of upstream assets. They are integral to making investment decisions about oil and gas properties such as whether development should proceed or enhanced recovery methods should be undertaken. Oil and gas reserve quantities are also used as the basis of calculating the unit-of-production rates for depreciation and evaluating for impairment. Oil and gas reserves are divided between proved and unproved reserves. Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Unproved reserves are those with less than reasonable certainty of recoverability and are classified as either probable or possible. Probable reserves are reserves that are more likely to be recovered than not and possible reserves are less likely to be recovered than not.

        The estimation of proved reserves is an ongoing process based on rigorous technical evaluations and extrapolations of well information such as flow rates and reservoir pressure declines. In certain deepwater fields, proved reserves are occasionally recorded before flow tests are conducted because of the safety and cost implications of conducting the tests. In those situations, other industry accepted analyses are used such as information from well logs, a thorough pressure and fluid sampling program, conventional core data obtained across the entire reservoir interval and nearby analog data. Historically, proved reserves recorded using these methods have been immaterial when compared to the corporation's total proved reserves and have also been validated by subsequent flow tests or actual production levels. In addition, the corporation records proved reserves in conjunction with significant funding commitments made towards the development of the reserves.

        At year-end 2002, proved oil and gas reserves were 21.1 billion oil-equivalent barrels. The corporation added 1.9 billion oil-equivalent barrels to proved reserves in 2002, while producing 1.6 billion oil-equivalent barrels, replacing 120 percent of reserves produced, excluding sales. With sales included, the corporation replaced 119 percent of reserves produced. Both reserve replacement percentages exclude tar sands. This is the ninth consecutive year that the corporation's reserves replacement has exceeded 100 percent.

        The corporation uses the "successful efforts" method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Exploratory wells that find oil and gas in an area requiring a major capital expenditure before production can begin are evaluated annually to ensure that commercial quantities of reserves have been found or that additional exploration work is under way or planned. Exploratory well costs not meeting either of these tests are charged to expense. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method for each field. The corporation uses this accounting policy instead of the "full cost" method because it provides a more timely accounting of the success or failure of the corporation's exploration and production activities. If the full cost method were used, all costs would be capitalized and depreciated on a country-by-country basis. The capitalized costs would be subject to an impairment test by country. The full cost method would tend to delay the expense recognition of unsuccessful projects.

Impact of Oil and Gas Reserves on Depreciation.    The calculation of unit-of-production depreciation is a critical accounting estimate that measures the depreciation of upstream assets. It is the ratio of (1) actual volumes produced to (2) total proved developed reserves (those

A13

proved reserves recoverable through existing wells with existing equipment and operating methods) applied to the (3) asset cost. The volumes produced and asset cost are known and while proved developed reserves have a high probability of recoverability they are based on estimates that are subject to some variability. This variability has generally resulted in net upward revisions of proved reserves in existing fields, as more information becomes available through research and production. Revisions have averaged 670 million oil-equivalent barrels per year over the last five years, and have resulted from effective reservoir management and the application of new technology. While the upward revisions the corporation has made in the past are an indicator of variability, they have had a very small impact on the unit-of-production rates because they have been small compared to the large reserves base.

Impact of Oil and Gas Reserves and Prices on Testing for Impairment.    Oil and gas producing properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves, except in circumstances where it is probable that additional non-proved reserves will be developed and contribute to cash flows in the future.

        The corporation performs asset valuation analyses on an ongoing basis as a part of its asset management program. These analyses monitor the performance of assets against corporate objectives. They also assist the corporation in reviewing whether the carrying amounts of any of its assets may not be recoverable. In addition to estimating oil and gas reserve volumes in conducting these analyses, it is also necessary to estimate future oil and gas prices.

        In general, the corporation does not view temporarily low oil prices as a trigger event for conducting the impairment tests. The markets for crude oil and natural gas have a history of significant price volatility. Although prices will occasionally drop precipitously, industry prices over the long term will continue to be driven by market supply and demand fundamentals. Accordingly, any impairment tests that the corporation performs make use of the corporation's long-term price assumptions for the crude oil and natural gas markets. These are the same price assumptions that are used in the corporation's planning and budgeting processes and its capital investment decisions. Supplemental information regarding oil and gas results of operations, capitalized costs and reserves can be found on pages A40 to A44.

Consolidations

        The consolidated financial statements include the accounts of those significant subsidiaries that the corporation controls. They also include the corporation's undivided interests in upstream assets and liabilities. Amounts representing the corporation's percentage interest in the underlying net assets of other significant affiliates that it does not control, but exercises significant influence, are included in "Investments and advances"; the corporation's share of the net income of these companies is included in the consolidated statement of income caption "Earnings from equity interests and other revenue." The accounting for these non-consolidated companies is referred to as the equity method of accounting.

        Additional disclosures of summary balance sheet and income information for those subsidiaries accounted for under the equity method of accounting can be found in note 8 on page A24. The corporation believes this to be important information necessary to a full understanding of the corporation's financial statements.

        Investments in companies that are partially owned by the corporation are integral to the corporation's operations. In some cases they serve to balance worldwide risks and in others they provide the only available means of entry into a particular market or area of interest. The other parties who also have an equity interest in these companies are either independent third parties or host governments that share in the business results according to their percentage ownership. The corporation does not invest in these companies in order to remove liabilities from its balance sheet. In fact, the corporation has long been on record supporting an alternative accounting method that would require each investor to consolidate its percentage share of all assets and liabilities in these partially owned companies rather than only the percentage in the net equity. This method of accounting for investments in partially owned companies is not permitted by GAAP except where the investments are in the direct ownership of a share in the upstream assets and liabilities. However, for purposes of calculating return on average capital employed, which is not covered by GAAP standards, the corporation includes its share of debt of these partially owned companies in the determination of average capital employed.

Annuity Plans

        The corporation and its affiliates sponsor over 100 defined benefit (pension) plans in more than 50 countries. The funding arrangement for each plan depends on the prevailing practices and regulations of the countries where the company operates. Note 18, pages A35-A36, provides details on pension obligations, fund assets and pension expense.

        Some of these plans (primarily non-U.S.) provide pension benefits which are paid directly by their sponsoring affiliates out of corporate cash flow rather than a separate pension fund. Book reserves are established for these plans, because tax conventions and regulatory practices do not encourage advance funding. The portion of the pension cost attributable to employee service is expensed as services are rendered. The portion attributable to the increase in pension obligations due to the passage of time is expensed over the term of the obligations, which ends when all benefits are paid. The primary difference in pension expense for unfunded versus funded plans is that pension expense for funded plans also includes a credit for the expected long-term return on fund assets. The corporation uses the fair value of plan assets at year-end to determine its annual pension expense and does not use a moving average value allowed by GAAP to reduce the volatility of pension expense.

        For funded plans, including many in the U.S., pension obligations are financed in advance through segregated assets or insurance arrangements. These plans are managed in compliance with the requirements of governmental authorities, and meet or exceed required funding levels as measured by relevant actuarial and government standards at the mandated measurement dates. In determining liabilities and required contributions, these standards often require approaches and assumptions which differ from those used for accounting purposes. Contributions to funded plans totaled $969 million in 2002 (U.S. $460 million, non-U.S. $509 million).

A14

        The corporation will continue to make contributions to these funded plans as necessary. All defined benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the corporation or the respective sponsoring affiliate.

        Pension accounting requires explicit assumptions regarding, among others, the long-term expected earnings rate on fund assets, the discount rate for the benefit obligations, and the long-term rate for future salary increases. All the pension assumptions are reviewed annually by outside actuaries and senior financial management. These assumptions are adjusted only as appropriate to reflect changes in market rates and outlook. For example, the long-term expected earnings rate on U.S. pension plan assets has been evaluated annually, but was changed only twice in the past 15 years, in both cases downward. The expected earnings rate of 9.5 percent used in 2002 compares to actual returns of 10 percent and 11 percent actually achieved over the last 10- and 20-year periods ending December 31, 2002. Based on the most recent forward-looking analysis, an expected earnings rate of 9.0 percent will be used for the U.S. plans in 2003. A worldwide reduction of 0.5 percent in the pension fund earnings rate would increase pension expense by approximately $60 million before-tax.

        Due to the general decline in the market value of pension assets and in interest rates, pension expense grew from $451 million in 2001 (U.S. $145 million, non-U.S. $306 million) to $995 million in 2002 (U.S. $470 million, non-U.S. $525 million), and is expected to further increase in 2003. Under U.S. GAAP, differences between actual returns on fund assets versus the long-term expected return are amortized in pension expense, along with other actuarial gains and losses, over the expected remaining service life of employees.

Litigation and Other Contingencies

        Claims for substantial amounts have been made against ExxonMobil and certain of its consolidated subsidiaries in pending lawsuits and tax disputes. These are summarized on page A10, with a more extensive discussion included in note 17 on page A34.

        The general guidance provided by GAAP requires that liabilities for contingencies should be recorded when it is probable that a liability has been incurred before the date of the balance sheet and that the amount can be reasonably estimated. Significant management judgment is required to comply with this guidance, and it includes management reviews with the corporation's attorneys, taking into consideration all of the relevant facts and circumstances.

Foreign Currency Translation

        The method of translating the foreign currency financial statements of the corporation's international subsidiaries into U.S. dollars is prescribed by GAAP. Under these principles, it is necessary to select the functional currency of these subsidiaries. The functional currency is the currency of the primary economic environment in which the subsidiary operates. Management selects the functional currency after evaluating this economic environment. Downstream and chemicals operations normally use the local currency, except in highly inflationary countries, primarily Latin America, as well as in Singapore, which uses the U.S. dollar, because it predominantly sells into the U.S. dollar export market. Upstream operations also use the local currency as the functional currency, except where crude and natural gas production is predominantly sold in the export market in U.S. dollars. These operations, which use the U.S. dollar as their functional currency, are in Malaysia, Indonesia, Angola, Nigeria, Equatorial Guinea and the Middle East countries.

FORWARD-LOOKING STATEMENTS

        Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including production growth; financing sources; the resolution of contingencies; the effect of changes in prices; interest rates and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; and other factors discussed above and under the caption "Factors Affecting Future Results" in Item 1 of ExxonMobil's 2002 Form 10-K.

A15

MANAGEMENT'S DISCUSSION OF INTERNAL CONTROLS FOR FINANCIAL REPORTING

        Management is responsible for establishing and maintaining adequate internal controls and procedures for the preparation of financial reports. Accordingly, comprehensive procedures and practices are in place. These procedures and practices are designed to provide reasonable assurance that the corporation's transactions are properly authorized; the corporation's assets are safeguarded against unauthorized or improper use; and the corporation's transactions are properly recorded and reported to permit the preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles.

        Internal controls and procedures for financial reporting are regularly reviewed by management and by the ExxonMobil internal audit function and findings are shared with the Board Audit Committee. In addition, PricewaterhouseCoopers, the corporation's independent accountant, who reports to the Board Audit Committee, considers and selectively tests internal controls in planning and performing their audits. Management's review of the design and operation of these controls and procedures in 2002, including review as of year-end, did not identify any significant deficiencies or material weaknesses, including any deficiencies which could adversely affect the corporation's ability to record, process, summarize and report financial data.

Lee R. Raymond Chief Executive Officer	Donald D. Humphreys Vice President and Controller (Principal Accounting Officer)	Frank A. Risch Vice President and Treasurer (Principal Financial Officer)

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Exxon Mobil Corporation

        In our opinion, the consolidated financial statements appearing on pages A17 through A38 present fairly, in all material respects, the financial position of Exxon Mobil Corporation and its subsidiary companies at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Dallas, Texas
February 26, 2003

A16

CONSOLIDATED STATEMENT OF INCOME

	2002	2001	2000
	(millions of dollars)
Revenue
Sales and other operating revenue, including excise taxes	$200,949	$208,715	$227,596
Earnings from equity interests and other revenue	3,557	4,070	4,250

Total revenue	$204,506	$212,785	$231,846

Costs and other deductions
Crude oil and product purchases	$90,950	$92,257	$108,913
Operating expenses	17,831	17,743	17,600
Selling, general and administrative expenses	12,356	12,898	12,044
Depreciation and depletion	8,310	7,848	8,001
Exploration expenses, including dry holes	920	1,175	936
Merger related expenses	410	748	1,406
Interest expense	398	293	589
Excise taxes	22,040	21,907	22,356
Other taxes and duties	33,572	33,377	32,708
Income applicable to minority and preferred interests	209	569	412

Total costs and other deductions	$186,996	$188,815	$204,965

Income before income taxes	$17,510	$23,970	$26,881
Income taxes	6,499	8,967	11,075

Income from continuing operations	$11,011	$15,003	$15,806
Discontinued operations, net of income tax	449	102	184
Extraordinary gain, net of income tax	—	215	1,730

Net income	$11,460	$15,320	$17,720

Net income per common share (dollars)
Income from continuing operations	$1.62	$2.19	$2.27
Discontinued operations, net of income tax	0.07	0.01	0.03
Extraordinary gain, net of income tax	—	0.03	0.25

Net income	$1.69	$2.23	$2.55

Net income per common share — assuming dilution (dollars)
Income from continuing operations	$1.61	$2.17	$2.24
Discontinued operations, net of income tax	0.07	0.01	0.03
Extraordinary gain, net of income tax	—	0.03	0.25

Net income	$1.68	$2.21	$2.52

The information on pages A21 through A38 is an integral part of these statements.

A17

CONSOLIDATED BALANCE SHEET

	Dec. 31 2002	Dec. 31 2001
	(millions of dollars)
Assets
Current assets
Cash and cash equivalents	$7,229	$6,547
Notes and accounts receivable, less estimated doubtful amounts	21,163	19,549
Inventories
Crude oil, products and merchandise	6,827	6,743
Materials and supplies	1,241	1,161
Prepaid taxes and expenses	1,831	1,681

Total current assets	$38,291	$35,681
Investments and advances	12,111	10,768
Property, plant and equipment, at cost, less accumulated depreciation and depletion	94,940	89,602
Other assets, including intangibles, net	7,302	7,123

Total assets	$152,644	$143,174

Liabilities
Current liabilities
Notes and loans payable	$4,093	$3,703
Accounts payable and accrued liabilities	25,186	22,862
Income taxes payable	3,896	3,549

Total current liabilities	$33,175	$30,114
Long-term debt	6,655	7,099
Annuity reserves and accrued liabilities	16,454	12,475
Deferred income tax liabilities	16,484	16,359
Deferred credits and other long-term obligations	2,511	1,141
Equity of minority and preferred shareholders in affiliated companies	2,768	2,825

Total liabilities	$78,047	$70,013

Shareholders' equity
Benefit plan related balances	$(450)	$(159)
Common stock without par value (9,000 million shares authorized)	4,217	3,789
Earnings reinvested	100,961	95,718
Accumulated other nonowner changes in equity
Cumulative foreign exchange translation adjustment	(3,015)	(5,947)
Minimum pension liability adjustment	(2,960)	(535)
Unrealized gains/(losses) on stock investments	(79)	(108)
Common stock held in treasury (1,319 million shares in 2002 and 1,210 million shares in 2001)	(24,077)	(19,597)

Total shareholders' equity	$74,597	$73,161

Total liabilities and shareholders' equity	$152,644	$143,174

The information on pages A21 through A38 is an integral part of these statements.

A18

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	2002		2001		2000
	Shareholders' Equity	Nonowner Changes in Equity	Shareholders' Equity	Nonowner Changes in Equity	Shareholders' Equity	Nonowner Changes in Equity
	(millions of dollars)
Benefit plan related balances
At beginning of year	$(159)		$(235)		$(298)
Restricted stock award	(361)		—		—
Amortization	11		—		—
Other	59		76		63

At end of year	$(450)		$(159)		$(235)

Common stock (see note 13)
At beginning of year	3,789		3,661		3,403
Issued	—		—		—
Other	428		128		258

At end of year	$4,217		$3,789		$3,661

Earnings reinvested
At beginning of year	95,718		86,652		75,055
Net income for the year	11,460	$11,460	15,320	$15,320	17,720	$17,720
Dividends — common shares	(6,217)		(6,254)		(6,123)

At end of year	$100,961		$95,718		$86,652

Accumulated other nonowner changes in equity
At beginning of year	(6,590)		(5,189)		(2,568)
Foreign exchange translation adjustment	2,932	2,932	(1,085)	(1,085)	(2,562)	(2,562)
Minimum pension liability adjustment	(2,425)	(2,425)	(225)	(225)	(11)	(11)
Unrealized gains/(losses) on stock investments	29	29	(91)	(91)	(48)	(48)

At end of year	$(6,054)		$(6,590)		$(5,189)

Total		$11,996		$13,919		$15,099

Common stock held in treasury
At beginning of year	(19,597)		(14,132)		(12,126)
Acquisitions, at cost	(4,798)		(5,721)		(2,352)
Dispositions	318		256		346

At end of year	$(24,077)		$(19,597)		$(14,132)

Shareholders' equity at end of year	$74,597		$73,161		$70,757

	Share Activity
	2002		2001		2000
	(millions of shares)
Common stock
Issued (see note 13)
At beginning of year	8,019		8,019		8,019
Issued	—		—		—

At end of year	8,019		8,019		8,019

Held in treasury (see note 13)
At beginning of year	(1,210)		(1,089)		(1,064)
Acquisitions	(127)		(139)		(54)
Dispositions	18		18		29

At end of year	(1,319)		(1,210)		(1,089)

Common shares outstanding at end of year	6,700		6,809		6,930

The information on pages A21 through A38 is an integral part of these statements.

A19

CONSOLIDATED STATEMENT OF CASH FLOWS

	2002	2001	2000
	(millions of dollars)
Cash flows from operating activities
Net income
Accruing to ExxonMobil shareholders	$11,460	$15,320	$17,720
Accruing to minority and preferred interests	209	569	412
Adjustments for non-cash transactions
Depreciation and depletion	8,310	7,848	8,001
Deferred income tax charges/(credits)	297	650	10
Annuity and accrued liability provisions	(590)	498	(662)
Dividends received greater than/(less than) equity in current earnings of equity companies	(170)	78	(387)
Extraordinary gain, before income tax	—	(194)	(2,038)
Changes in operational working capital, excluding cash and debt
Reduction/(increase) — Notes and accounts receivable	(305)	3,062	(4,832)
— Inventories	353	154	(297)
— Prepaid taxes and expenses	32	118	(204)
Increase/(reduction) — Accounts and other payables	365	(5,103)	5,411
All other items — net	1,307	(111)	(197)

Net cash provided by operating activities	$21,268	$22,889	$22,937

Cash flows from investing activities
Additions to property, plant and equipment	$(11,437)	$(9,989)	$(8,446)
Sales of subsidiaries, investments and property, plant and equipment	2,793	1,078	5,770
Additional investments and advances	(2,012)	(1,035)	(1,648)
Collection of advances	898	1,735	985
Additions to other marketable securities	—	—	(41)
Sales of other marketable securities	—	—	82

Net cash used in investing activities	$(9,758)	$(8,211)	$(3,298)

Net cash generation before financing activities	$11,510	$14,678	$19,639

Cash flows from financing activities
Additions to long-term debt	$396	$547	$238
Reductions in long-term debt	(246)	(506)	(901)
Additions to short-term debt	751	705	500
Reductions in short-term debt	(927)	(1,212)	(2,413)
Additions/(reductions) in debt with less than 90 day maturity	(281)	(2,306)	(3,129)
Cash dividends to ExxonMobil shareholders	(6,217)	(6,254)	(6,123)
Cash dividends to minority interests	(169)	(194)	(251)
Changes in minority interests and sales/(purchases) of affiliate stock	(161)	(401)	(227)
Common stock acquired	(4,798)	(5,721)	(2,352)
Common stock sold	299	301	493

Net cash used in financing activities	$(11,353)	$(15,041)	$(14,165)

Effects of exchange rate changes on cash	$525	$(170)	$(82)

Increase/(decrease) in cash and cash equivalents	$682	$(533)	$5,392
Cash and cash equivalents at beginning of year	6,547	7,080	1,688

Cash and cash equivalents at end of year	$7,229	$6,547	$7,080

The information on pages A21 through A38 is an integral part of these statements.

A20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The accompanying consolidated financial statements and the supporting and supplemental material are the responsibility of the management of Exxon Mobil Corporation.

        The corporation's principal business is energy, involving the worldwide exploration, production, transportation and sale of crude oil and natural gas (upstream) and the manufacture, transportation and sale of petroleum products (downstream). The corporation is also a major worldwide manufacturer and marketer of petrochemicals (chemicals), and participates in electric power generation (upstream).

        The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

1.    Summary of Accounting Policies

Principles of Consolidation.    The consolidated financial statements include the accounts of those significant subsidiaries owned directly or indirectly with more than 50 percent of the voting rights held by the corporation, and for which other shareholders do not possess the right to participate in significant management decisions. They also include the corporation's share of the undivided interest in upstream assets and liabilities. Amounts representing the corporation's percentage interest in the underlying net assets of other significant subsidiaries and less than majority owned companies in which a significant equity ownership interest is held, are included in "Investments and advances"; the corporation's share of the net income of these companies is included in the consolidated statement of income caption "Earnings from equity interests and other revenue."

        Investments in other companies, none of which is significant, are generally included in "Investments and advances" at cost or less. Dividends from these companies are included in income as received.

Revenue Recognition.    Revenues associated with sales of crude oil, natural gas, petroleum and chemical products and all other items are recorded when title passes to the customer.

        Revenues from the production of natural gas properties in which the corporation has an interest with the other producers are recognized on the basis of the company's net working interest. Differences between actual production and net working interest volumes are not significant.

Derivative Instruments.    The corporation makes limited use of derivatives. Derivative instruments are not held for trading purposes nor do they have leverage features. When the corporation does enter into derivative transactions, it is to offset exposures associated with interest rates, foreign currency exchange rates and hydrocarbon prices. The gains and losses resulting from the changes in fair value of these instruments are recorded in income, except when the instruments are designated as hedging the currency exposure of net investments in foreign subsidiaries, in which case they are recorded in the cumulative foreign exchange translation account, as part of shareholders' equity.

        The gains and losses on derivative instruments that are designated as fair value hedges (i.e., those hedging the exposure to changes in the fair value of an asset or a liability or the changes in the fair value of a firm commitment), are offset by the gains and losses from the changes in fair value of the hedged items, which are also recognized in income. Most of these designated hedges are entered into at the same time that the hedged items are transacted, they are fully effective and in combination with the offsetting hedged items, they result in no net impact on income. In some situations, the corporation has chosen not to designate certain immaterial derivatives used for hedging economic exposure as hedges for accounting purposes due to the excessive administrative effort that would be required to account for these items as hedging transactions. These derivatives are recorded on the balance sheet at fair value and the gains and losses arising from changes in fair value are recognized in income. All derivatives activity is immaterial.

Inventories.    Crude oil, products and merchandise inventories are carried at the lower of current market value or cost (generally determined under the last-in, first-out method—LIFO). Costs include applicable purchase costs and operating expenses but not general and administrative expenses or research and development costs. Inventories of materials and supplies are valued at cost or less.

Property, Plant and Equipment.    Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method. Unit-of-production rates are based on oil, gas and other mineral reserves estimated to be recoverable from existing facilities. The straight-line method of depreciation is based on estimated asset service life taking obsolescence into consideration.

        Maintenance and repairs are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

        The corporation's upstream activities are accounted for under the "successful efforts" method. Under this method, costs of productive wells and development dry holes, both tangible and intangible, as well as productive acreage are capitalized and amortized on the unit-of-production method. Costs of that portion of undeveloped acreage likely to be unproductive, based largely on historical experience, are amortized over the period of exploration. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred. Exploratory wells that find oil and gas in an area requiring a major capital expenditure before production can begin are evaluated annually to assure that commercial quantities of reserves have been found or that additional exploration work is under way or planned. Exploratory well costs not meeting either of these tests are charged to expense.

        Oil, gas and other properties held and used by the corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves, except in circumstances where it is probable that additional non-proved reserves will be developed and contribute to cash flows in the future.

Site Restoration and Environmental Conservation Costs.    Site restoration costs that may be incurred by the corporation at the end of the operating life of certain of its facilities and properties are reserved ratably over the asset's productive life.

A21

        Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties, and projected cash expenditures are not discounted.

Foreign Currency Translation.    The "functional currency" for translating the accounts of the majority of downstream and chemical operations outside the U.S. is the local currency. Local currency is also used for upstream operations that are relatively self-contained and integrated within a particular country, such as in Canada, the United Kingdom, Norway and Continental Europe. The U.S. dollar is used for operations in highly inflationary economies, in Singapore which is predominantly export oriented and for some upstream operations, primarily in Malaysia, Indonesia, Angola, Nigeria, Equatorial Guinea and the Middle East countries. For all operations, gains or losses on remeasuring foreign currency transactions into functional currency are included in income.

Stock Option Accounting.    Effective January 1, 2003, the corporation will adopt for all employee stock-based awards granted after that date, the recognition provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." In accordance with FAS 123, compensation expense for future awards will be measured by the fair value of the award at the date of grant and recognized over the vesting period. The fair value of awards in the form of restricted stock is the market price of the stock. The fair value of awards in the form of stock options is estimated using an option-pricing model.

        As permitted by FAS 123, the corporation has retained its prior method of accounting for stock-based awards granted before January 1, 2003. Under this method, compensation expense for awards granted in the form of stock options is measured at the intrinsic value of the options (the difference between the market price of stock and the exercise price of the options) on the date of grant. Since these two prices are the same on the date of grant, no compensation expense was recognized in income for these awards. Additionally, compensation expense for awards granted in the form of restricted stock is based on the price of the stock when it is granted and is recognized over the vesting period, which is the same method of accounting as under FAS 123.

        If the provisions of FAS 123 had been adopted for all prior years, the impact on compensation expense, net income, and net income per share would have been as follows:

	2002	2001	2000
	(millions of dollars)
Net income, as reported	$11,460	$15,320	$17,720
Add: Stock-based compensation, net of tax included in reported net income	19	8	(2)
Deduct: Stock-based compensation, net of tax determined under fair value based method	(180)	(293)	(294)

Pro forma net income	$11,299	$15,035	$17,424
	(dollars per share)
Net income per share:
Basic — as reported	$1.69	$2.23	$2.55
Basic — pro forma	1.67	2.19	2.51
Diluted — as reported	1.68	2.21	2.52
Diluted — pro forma	1.66	2.17	2.48

        The pro forma amounts that would have been reported if FAS 123 had been in effect for all years are based on the fair value of stock-based awards granted for each of those years and recognized over the vesting period. In 2002, the stock-based awards were in the form of restricted common stock and restricted stock units, and the fair value is based on the price of the stock at the date of grant, which was $34.64. No stock option awards were made in 2002. In 2001 and 2000, the stock-based awards were primarily stock options and the fair values were estimated using an option-pricing model. The average fair value for each stock option granted during 2001 and 2000 was $6.89 and $10.18, respectively. The weighted average assumptions used to determine these amounts for 2001 and 2000, respectively, were: risk-free interest rates of 4.6 percent and 5.5 percent; expected life of 6 years and volatility of 16 percent for both years; and a dividend yield of 2.5 percent and 2.0 percent.

2.    Extraordinary Item

        Net income for 2001 included net after-tax gains from asset management activities in the chemicals segment and regulatory required asset divestitures in the amount of $215 million (including an income tax credit of $21 million), or $0.03 per common share. Net income for 2000 included net after-tax gains from regulatory required asset divestitures in the amount of $1,730 million (net of $308 million of income taxes), or $0.25 per common share. These net after-tax gains were reported as extraordinary items according to accounting requirements for business combinations accounted for as pooling of interests.

A22

3.    Discontinued Operations

        In 2002, the copper business in Chile and the coal operations in Colombia were sold. Earnings of these businesses are reported as discontinued operations for all years presented in the consolidated statement of income. Income taxes related to discontinued operations were: 2002 — $41 million, 2001 — $47 million and 2000 — $16 million. Included in discontinued operations for 2002 are gains on the dispositions of $400 million, net of tax. The assets that were sold were primarily property, plant and equipment in the amount of $1.3 billion. Revenues of these operations were not material. These businesses were historically reported in the "All Other" column in the segment disclosures located in note 19 on pages A36 and A37.

4.    Merger Expenses and Reorganization Reserves

        On November 30, 1999, a wholly-owned subsidiary of Exxon Corporation (Exxon) merged with Mobil Corporation (Mobil) so that Mobil became a wholly-owned subsidiary of Exxon (the "Merger"). At the same time, Exxon changed its name to Exxon Mobil Corporation (ExxonMobil).

        As a condition of the approval of the Merger, the U.S. Federal Trade Commission and the European Commission required that certain property — primarily downstream, pipeline and natural gas distribution assets — be divested. The carrying value of these assets was approximately $3 billion and net after-tax gains of $40 million and $1,730 million were reported as extraordinary items in 2001 and 2000, respectively. The divested properties historically earned approximately $200 million per year.

        In association with the Merger, $410 million pre-tax ($275 million after-tax), $748 million pre-tax ($525 million after-tax) and $1,406 million pre-tax ($920 million after-tax) of costs were recorded as merger-related expenses in 2002, 2001 and 2000, respectively. Cumulative charges for the period 1999 to 2002 of $3,189 million included separation expenses of approximately $1,460 million related to workforce reductions (approximately 8,200 employees at year-end 2002), plus implementation costs and merger closing costs. Reflecting the completion of merger-related activities, merger expenses will not be reported in 2003.

        The separation reserve balance at year-end 2002 of approximately $101 million is expected to be expended in 2003.

        The following table summarizes the activity in the reorganization reserves. The 2000 opening balance represents accruals for provisions taken in prior years.

	Opening Balance	Additions	Deductions	Balance at Year End
	(millions of dollars)
2000	$381	$738	$780	$339
2001	339	187	329	197
2002	197	93	189	101

5.    Miscellaneous Financial Information

        Research and development costs totaled $631 million in 2002, $603 million in 2001 and $564 million in 2000.

        Net income included aggregate foreign exchange transaction losses of $106 million in 2002, $142 million in 2001 and $236 million in 2000.

        In 2002, 2001 and 2000, net income included gains of $159 million, $238 million and $175 million, respectively, attributable to the combined effects of LIFO inventory accumulations and draw-downs. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $6.8 billion and $4.2 billion at December 31, 2002 and 2001, respectively.

6.    Cash Flow Information

        The consolidated statement of cash flows provides information about changes in cash and cash equivalents. Highly liquid investments with maturities of three months or less when acquired are classified as cash equivalents.

        In 2002, the "All other items — net" line in cash flow from operations included $1.5 billion in funds received from BEB Erdgas und Erdoel GmbH ("BEB"), a German exploration and production company indirectly owned 50 percent and accounted for under the equity method of accounting. The funds were loaned in connection with a restructuring that will enable BEB to transfer its holdings in Ruhrgas AG, a German gas transmission company. It is anticipated that net income will be recognized in 2003 upon finalization of regulatory reviews and completion of the transfer of the Ruhrgas shares.

        Cash payments for interest were: 2002 — $437 million, 2001 — $562 million and 2000 — $729 million. Cash payments for income taxes were: 2002 — $6,106 million, 2001 — $9,855 million and 2000 — $8,671 million.

7.    Additional Working Capital Data

	Dec. 31 2002	Dec. 31 2001
	(millions of dollars)
Notes and accounts receivable
Trade, less reserves of $314 million and $279 million	$15,317	$13,597
Other, less reserves of $39 million and $62 million	5,846	5,952

	$21,163	$19,549

Notes and loans payable
Bank loans	$987	$1,063
Commercial paper	1,870	1,804
Long-term debt due within one year	884	339
Other	352	497

	$4,093	$3,703

Accounts payable and accrued liabilities
Trade payables	$13,792	$12,696
Obligations to equity companies	1,192	632
Accrued taxes other than income taxes	4,628	4,768
Other	5,574	4,766

	$25,186	$22,862

        On December 31, 2002, unused credit lines for short-term financing totaled approximately $4.2 billion. Of this total, $1.7 billion support commercial paper programs under terms negotiated when drawn. The weighted average interest rate on short-term borrowings outstanding at December 31, 2002 and 2001 was 2.8 percent and 3.8 percent, respectively.

A23

8.    Equity Company Information

        The summarized financial information below includes amounts related to certain less than majority owned companies and majority owned subsidiaries where minority shareholders possess the right to participate in significant management decisions (see note 1). These companies are primarily engaged in crude production, natural gas marketing and refining operations in North America; natural gas production, natural gas distribution, and downstream operations in Europe and crude production in Kazakhstan and the Middle East. Also included are several power generation, petrochemical/lubes manufacturing and chemical ventures. The share of total revenues in the table below representing sales to ExxonMobil consolidated companies was 19 percent, 19 percent and 18 percent, respectively, in the years 2002, 2001 and 2000.

	2002		2001		2000
Equity Company Financial Summary	Total	ExxonMobil Share	Total	ExxonMobil Share	Total	ExxonMobil Share
	(millions of dollars)
Total revenues (a)	$47,204	$17,230	$47,072	$17,520	$48,550	$19,323

Income before income taxes	$6,028	$2,844	$6,952	$2,922	$7,632	$3,092
Less: Related income taxes	(1,461)	(778)	(1,562)	(748)	(1,382)	(658)

Net income	$4,567	$2,066	$5,390	$2,174	$6,250	$2,434

Current assets	$20,162	$7,658	$18,992	$7,369	$28,784	$11,479
Property, plant and equipment, less accumulated depreciation	39,351	14,254	36,565	13,135	36,553	13,733
Other long-term assets	5,524	2,614	5,127	2,284	6,656	2,979

Total assets	$65,037	$24,526	$60,684	$22,788	$71,993	$28,191

Short-term debt	$3,561	$1,443	$3,142	$1,232	$2,636	$1,093
Other current liabilities	15,529	5,991	16,218	6,349	25,377	10,357
Long-term debt	9,236	3,352	10,496	3,950	11,116	4,094
Other long-term liabilities	8,248	3,881	6,253	2,862	7,054	3,273
Advances from shareholders	10,721	2,927	8,443	2,179	8,485	2,510

Net assets	$17,742	$6,932	$16,132	$6,216	$17,325	$6,864

(a)
Equity company revenues for prior years have been adjusted on a comparable basis to conform to the Financial Accounting Standards Board Emerging Issues Task Force consensus in Issue No. 02-3 regarding the reporting of revenues on certain energy contracts. This change in accounting does not affect net income.

        In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," which provides guidance on when certain entities should be consolidated or the interests in those entities should be disclosed by enterprises that do not control them through majority voting interest. Under FIN 46, entities are required to be consolidated by enterprises that lack majority voting interest when equity investors of those entities have insignificant capital at risk or they lack voting rights, the obligation to absorb expected losses, or the right to receive expected returns. Entities identified with these characteristics are called variable interest entities and the interests that enterprises have in these entities are called variable interests. These interests can derive from certain guarantees, leases, loans, or other arrangements that result in risks and rewards that are disproportionate to the voting interests in the entities.

        The provisions of FIN 46 must be immediately applied for variable interest entities created after January 31, 2003. For variable interest entities created before February 1, 2003, FIN 46 must be adopted in the first reporting period beginning after June 15, 2003.

        In order to comply with the provisions of FIN 46, the corporation is reviewing its financial arrangements to identify any that might qualify as variable interest entities. There is a reasonable possibility that certain joint ventures in which the corporation has an interest might be variable interest entities. Summarized financial data for these entities are a part of the data in the above tables. These joint ventures are operating entities and the other equity investors are third parties independent from the corporation. The corporation's share of net income of these entities is included in the consolidated statement of income. The variable interests arise primarily because of certain guarantees extended by the corporation to the joint ventures, which are included in the disclosure of guarantees included in note 17 on page A34.

        The corporation does not expect any impact on net income if it is required to consolidate any of these possible variable interest entities because it already is recording its share of net income of these entities. The impact to the balance sheet would be an increase in assets and liabilities estimated to be less than 1 percent of total assets. However, there would be no change to the calculation of return on average capital employed because the corporation already includes its share of joint venture debt in the determination of average capital employed.

A24

9.    Investments and Advances

	Dec. 31 2002	Dec. 31 2001
	(millions of dollars)
Companies carried at equity in underlying assets
Investments	$6,932	$6,216
Advances	2,927	2,179

	$9,859	$8,395
Companies carried at cost or less and stock investments carried at fair value	1,088	1,060

	$10,947	$9,455
Long-term receivables and miscellaneous investments at cost or less	1,164	1,313

Total	$12,111	$10,768

10.  Investment in Property, Plant and Equipment

	Dec. 31, 2002		Dec. 31, 2001
	Cost	Net	Cost	Net
	(millions of dollars)
Upstream	$122,210	$51,696	$109,786	$46,677
Downstream	54,032	26,920	50,691	25,560
Chemicals	19,138	9,909	17,973	9,690
Other	9,580	6,415	12,053	7,675

Total	$204,960	$94,940	$190,503	$89,602

        Accumulated depreciation and depletion totaled $110,020 million at the end of 2002 and $100,901 million at the end of 2001. Interest capitalized in 2002, 2001 and 2000 was $426 million, $518 million and $641 million, respectively.

11.  Leased Facilities

        At December 31, 2002, the corporation and its consolidated subsidiaries held noncancelable operating charters and leases covering drilling equipment, tankers, service stations and other properties with minimum lease commitments as indicated in the table.

        Net rental expenditures for 2002, 2001 and 2000 totaled $2,322 million, $2,454 million and $1,935 million, respectively, after being reduced by related rental income of $140 million, $199 million and $195 million, respectively. Minimum rental expenditures totaled $2,378 million in 2002, $2,562 million in 2001 and $1,992 million in 2000.

	Minimum Commitment	Related Rental Income
	(millions of dollars)
2003	$1,352	$66
2004	1,066	56
2005	836	50
2006	683	45
2007	575	37
2008 and beyond	2,433	144

Total	$6,945	$398

12.  Employee Stock Ownership Plans

        In 1989, the Exxon and Mobil employee stock ownership plan trusts borrowed $1,000 million and $800 million respectively to finance the purchase of shares of Exxon and Mobil stock. The trusts were merged in late 1999 to create the ExxonMobil leveraged employee stock ownership trust (ExxonMobil LESOP). The ExxonMobil LESOP is a constituent part of the ExxonMobil Savings Plan, which, effective February 8, 2002, is an employee stock ownership plan in its entirety.

        Employees eligible to participate in the ExxonMobil Savings Plan may elect to participate in the ExxonMobil LESOP. Corporate contributions to the plan and dividends are used to make principal and interest payments on the remaining ExxonMobil LESOP notes ($65 million outstanding as of December 31, 2002, which will be fully repaid in 2003). As corporate contributions and dividends are credited, common shares are allocated to participants' plan accounts. The corporation's contribution to the ExxonMobil LESOP, representing the amount by which debt service exceeded dividends on shares held by the ExxonMobil LESOP, was $86 million, $58 million and $15 million in 2002, 2001 and 2000, respectively.

        Accounting for the plans has followed the principles that were in effect for the respective plans when they were established. The amount of compensation expense related to the plans and recorded by the corporation during the periods was $122 million in 2002, $83 million in 2001 and $13 million in 2000. The ExxonMobil LESOP trust held 98 million shares of ExxonMobil common stock at the end of 2002 and 104.2 million shares at the end of 2001.

A25

13.  Capital

        On May 30, 2001, the company's Board of Directors approved a two-for-one stock split of common stock for shareholders of record on June 20, 2001. The authorized common stock was increased from 4.5 billion shares without par value to 9 billion shares without par value, and the issued shares were split on a two-for-one basis on June 20, 2001.

        In 1989, $1,800 million of benefit related balances were recorded as debt and as a reduction to shareholders' equity, representing Exxon and Mobil guaranteed borrowings by the Exxon LESOP to purchase Exxon Class A Preferred Stock and the Mobil LESOP to purchase Mobil Class B Preferred Stock. All preferred shares were converted to ExxonMobil common stock by year-end 1999. As common shares are earned by employees and the debt is repaid, the benefit plan related balances are being reduced.

        The table below summarizes the earnings per share calculations.

	2002	2001	2000
Net income per common share
Income from continuing operations (millions of dollars)	$11,011	$15,003	$15,806
Weighted average number of common shares outstanding (millions of shares)	6,753	6,868	6,953
Net income per common share
Income from continuing operations	$1.62	$2.19	$2.27
Discontinued operations, net of income tax	0.07	0.01	0.03
Extraordinary gain, net of income tax	—	0.03	0.25

Net income	$1.69	$2.23	$2.55

Net income per common share — assuming dilution
Income from continuing operations (millions of dollars)	$11,011	$15,003	$15,806
Adjustment for assumed dilution	—	(4)	(8)

Income available to common shares	$11,011	$14,999	$15,798

Weighted average number of common shares outstanding (millions of shares)	6,753	6,868	6,953
Effect of employee stock-based awards	50	73	80

Weighted average number of common shares outstanding — assuming dilution	6,803	6,941	7,033

Net income per common share
Income from continuing operations	$1.61	$2.17	$2.24
Discontinued operations, net of income tax	0.07	0.01	0.03
Extraordinary gain, net of income tax	—	0.03	0.25

Net income	$1.68	$2.21	$2.52

Dividends paid per common share	$0.92	$0.91	$0.88

A26

14.  Financial Instruments and Derivatives

        The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Long-term debt is the only category of financial instruments whose fair value differs materially from the recorded book value. The estimated fair value of total long-term debt, including capitalized lease obligations, at December 31, 2002 and 2001, was $7.8 billion and $7.9 billion, respectively, as compared to recorded book values of $6.7 billion and $7.1 billion.

        The corporation's size, geographic diversity and the complementary nature of the upstream, downstream and chemicals businesses mitigate the corporation's risk from changes in interest rates, currency rates and commodity prices. The corporation relies on these operating attributes and strengths to reduce enterprise-wide risk. As a result, the corporation makes limited use of derivatives to offset exposures arising from existing transactions.

        The corporation does not trade in derivatives nor does it use derivatives with leveraged features. The corporation maintains a system of controls that includes a policy covering the authorization, reporting and monitoring of derivative activity. The corporation's derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity. Interest rate, foreign exchange rate and commodity price exposures arising from derivative contracts undertaken in accordance with the corporation's policies have not been significant.

        The fair value of derivatives outstanding and recorded on the balance sheet was a net receivable of $20 million and a net payable of $50 million at year-end 2002 and 2001, respectively. This is the amount that the corporation would have received or paid to third parties if these derivatives had been settled. These derivative fair values were substantially offset by the fair values of the underlying exposures being hedged. The corporation recognized a loss of $35 million and a gain of $23 million related to derivative activity during 2002 and 2001, respectively. The losses/gains included the offsetting amounts from the changes in fair value of the items being hedged by the derivatives.

15.  Long-Term Debt

        At December 31, 2002, long-term debt consisted of $5,985 million due in U.S. dollars and $670 million representing the U.S. dollar equivalent at year-end exchange rates of amounts payable in foreign currencies. These amounts exclude that portion of long-term debt, totaling $884 million, which matures within one year and is included in current liabilities. The amounts of long-term debt maturing, together with sinking fund payments required, in each of the four years after December 31, 2003, in millions of dollars, are: 2004 — $2,499, 2005 — $345, 2006 — $132 and 2007 — $89. Certain of the borrowings described may from time to time be assigned to other ExxonMobil affiliates. At December 31, 2002, the corporation's unused long-term credit lines were not material.

        The total outstanding balance of defeased debt at year-end 2002 was $196 million. Summarized long-term borrowings at year-end 2002 and 2001 were as shown in the adjacent table:

	2002	2001
	(millions of dollars)
Exxon Mobil Corporation
Guaranteed zero coupon notes due 2004
— Face value ($1,146) net of unamortized discount	$933	$836
Exxon Capital Corporation (1)
6.0% Guaranteed notes due 2005	106	106
6.125% Guaranteed notes due 2008	160	160
SeaRiver Maritime Financial Holdings, Inc. (1)
Guaranteed debt securities due 2004-2011 (2)	95	105
Guaranteed deferred interest debentures due 2012
— Face value ($771) net of unamortized discount plus accrued interest	1,006	903
Imperial Oil Limited
Variable rate notes due 2004 (3)	600	600
Variable rate Canadian dollar notes due 2004 (4)	317	—
ExxonMobil Canada Ltd.
3.0% Swiss franc debentures	—	328
5.0% U.S. dollar Eurobonds due 2004 (5)	255	262
Mobil Producing Nigeria Unlimited
8.625% notes due 2004-2006	104	146
Mobil Corporation
8.625% debentures due 2021	248	247
7.625% debentures due 2033	204	204
Industrial revenue bonds due 2007-2033 (6)	1,530	1,535
ESOP Trust notes	—	65
Other U.S. dollar obligations (7)	507	751
Other foreign currency obligations	296	585
Capitalized lease obligations (8)	294	266

Total long-term debt	$6,655	$7,099

(1)
Additional information is provided for these subsidiaries on pages A28-A32.
(2)
Average effective interest rate of 1.8% in 2002 and 4.1% in 2001.
(3)
Average effective interest rate of 1.9% in 2002 and 4.2% in 2001.
(4)
Average effective interest rate of 2.8% in 2002.
(5)
Swapped into floating rate debt.
(6)
Average effective interest rate of 1.8%in 2002 and 3.0% in 2001.
(7)
Average effective interest rate of 5.7%in 2002 and 8.0% in 2001.
(8)
Average imputed interest rate of 6.4% in 2002 and 6.4% in 2001.

A27

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

        ExxonMobil Corporation has fully and unconditionally guaranteed the 6.0% notes due 2005 ($106 million of long-term debt at year-end 2002) and the 6.125% notes due 2008 ($160 million) of Exxon Capital Corporation and the deferred interest debentures due 2012 ($1,006 million) and the debt securities due 2004-2011 ($95 million long-term and $10 million short-term) of SeaRiver Maritime Financial Holdings, Inc. Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc. are 100 percent owned subsidiaries of Exxon Mobil Corporation.

        The following condensed consolidating financial information is provided for Exxon Mobil Corporation, as guarantor, and for Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc., as issuers, as an alternative to providing separate financial statements for the issuers. The accounts of Exxon Mobil Corporation, Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc. are presented utilizing the equity method of accounting for investments in subsidiaries.

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for twelve months ended December 31, 2002
Revenue
Sales and other operating revenue, including excise taxes	$8,711	$—	$—	$192,238	$—	$200,949
Earnings from equity interests and other revenue	10,757	5	(16)	2,954	(10,143)	3,557
Intercompany revenue	15,711	41	27	120,836	(136,615)	—

Total revenue	35,179	46	11	316,028	(146,758)	204,506

Costs and other deductions
Crude oil and product purchases	14,687	—	—	207,709	(131,446)	90,950
Operating expenses	5,312	2	1	16,839	(4,323)	17,831
Selling, general and administrative expenses	1,592	2	—	10,898	(136)	12,356
Depreciation and depletion	1,572	5	3	6,730	—	8,310
Exploration expenses, including dry holes	147	—	—	773	—	920
Merger related expenses	70	—	—	356	(16)	410
Interest expense	655	22	112	4,634	(5,025)	398
Excise taxes	—	—	—	22,040	—	22,040
Other taxes and duties	12	—	—	33,560	—	33,572
Income applicable to minority and preferred interests	—	—	—	209	—	209

Total costs and other deductions	24,047	31	116	303,748	(140,946)	186,996

Income before income taxes	11,132	15	(105)	12,280	(5,812)	17,510
Income taxes	121	6	(31)	6,403	—	6,499

Income from continuing operations	11,011	9	(74)	5,877	(5,812)	11,011
Discontinued operations, net of income tax	449	—	—	456	(456)	449
Extraordinary gain, net of income tax	—	—	—	—	—	—

Net income	$11,460	$9	$(74)	$6,333	$(6,268)	$11,460

A28

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for twelve months ended December 31, 2001
Revenue
Sales and other operating revenue, including excise taxes	$28,800	$—	$—	$179,915	$—	$208,715
Earnings from equity interests and other revenue	13,427	—	32	3,708	(13,097)	4,070
Intercompany revenue	6,252	584	62	106,498	(113,396)	—

Total revenue	48,479	584	94	290,121	(126,493)	212,785

Costs and other deductions
Crude oil and product purchases	19,483	—	—	174,455	(101,681)	92,257
Operating expenses	5,696	3	1	17,192	(5,149)	17,743
Selling, general and administrative expenses	2,158	2	—	10,800	(62)	12,898
Depreciation and depletion	1,584	5	3	6,256	—	7,848
Exploration expenses, including dry holes	125	—	—	1,050	—	1,175
Merger related expenses	89	—	—	771	(112)	748
Interest expense	1,043	531	114	4,924	(6,319)	293
Excise taxes	1,957	—	—	19,950	—	21,907
Other taxes and duties	14	—	—	33,363	—	33,377
Income applicable to minority and preferred interests	—	—	—	569	—	569

Total costs and other deductions	32,149	541	118	269,330	(113,323)	188,815

Income before income taxes	16,330	43	(24)	20,791	(13,170)	23,970
Income taxes	1,327	15	(20)	7,645	—	8,967

Income from continuing operations	15,003	28	(4)	13,146	(13,170)	15,003
Discontinued operations, net of income tax	102	—	—	108	(108)	102
Extraordinary gain, net of income tax	215	—	—	—	—	215

Net income	$15,320	$28	$(4)	$13,254	$(13,278)	$15,320

Condensed consolidated statement of income for twelve months ended December 31, 2000
Revenue
Sales and other operating revenue, including excise taxes	$36,211	$—	$—	$191,385	$—	$227,596
Earnings from equity interests and other revenue	14,209	—	35	3,518	(13,512)	4,250
Intercompany revenue	4,148	997	90	92,832	(98,067)	—

Total revenue	54,568	997	125	287,735	(111,579)	231,846

Costs and other deductions
Crude oil and product purchases	22,790	—	—	172,974	(86,851)	108,913
Operating expenses	5,781	3	1	16,522	(4,707)	17,600
Selling, general and administrative expenses	1,978	—	—	10,203	(137)	12,044
Depreciation and depletion	1,510	5	3	6,483	—	8,001
Exploration expenses, including dry holes	115	—	—	821	—	936
Merger related expenses	402	—	—	1,171	(167)	1,406
Interest expense	1,449	916	116	4,313	(6,205)	589
Excise taxes	2,614	—	—	19,742	—	22,356
Other taxes and duties	15	—	—	32,693	—	32,708
Income applicable to minority and preferred interests	—	—	—	412	—	412

Total costs and other deductions	36,654	924	120	265,334	(98,067)	204,965

Income before income taxes	17,914	73	5	22,401	(13,512)	26,881
Income taxes	2,108	20	(10)	8,957	—	11,075

Income from continuing operations	15,806	53	15	13,444	(13,512)	15,806
Discontinued operations, net of income tax	184	—	—	190	(190)	184
Extraordinary gain, net of income tax	1,730	—	—	962	(962)	1,730

Net income	$17,720	$53	$15	$14,596	$(14,664)	$17,720

A29

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated balance sheet for year ended December 31, 2002
Cash and cash equivalents	$710	$—	$—	$6,519	$—	$7,229
Notes and accounts receivable — net	3,827	—	—	17,336	—	21,163
Inventories	964	—	—	7,104	—	8,068
Prepaid taxes and expenses	65	—	—	1,766	—	1,831

Total current assets	5,566	—	—	32,725	—	38,291
Investments and advances	101,694	—	400	336,061	(426,044)	12,111
Property, plant and equipment — net	16,922	104	3	77,911	—	94,940
Other long-term assets	2,421	—	121	4,760	—	7,302
Intercompany receivables	16,234	1,395	1,490	295,909	(315,028)	—

Total assets	$142,837	$1,499	$2,014	$747,366	$(741,072)	$152,644

Notes and loans payable	$—	$6	$10	$4,077	$—	$4,093
Accounts payable and accrued liabilities	2,844	6	—	22,336	—	25,186
Income taxes payable	916	1	—	2,979	—	3,896

Total current liabilities	3,760	13	10	29,392	—	33,175
Long-term debt	1,311	266	1,101	3,977	—	6,655
Deferred income tax liabilities	3,163	31	301	12,989	—	16,484
Other long-term liabilities	5,820	—	—	15,913	—	21,733
Intercompany payables	54,186	290	382	260,170	(315,028)	—

Total liabilities	68,240	600	1,794	322,441	(315,028)	78,047
Earnings reinvested	100,961	93	(174)	54,547	(54,466)	100,961
Other shareholders' equity	(26,364)	806	394	370,378	(371,578)	(26,364)

Total shareholders' equity	74,597	899	220	424,925	(426,044)	74,597

Total liabilities and shareholders' equity	$142,837	$1,499	$2,014	$747,366	$(741,072)	$152,644

Condensed consolidated balance sheet for year ended December 31, 2001
Cash and cash equivalents	$1,375	$—	$—	$5,172	$—	$6,547
Notes and accounts receivable — net	2,458	—	—	17,091	—	19,549
Inventories	996	—	—	6,908	—	7,904
Prepaid taxes and expenses	155	5	8	1,513	—	1,681

Total current assets	4,984	5	8	30,684	—	35,681
Investments and advances	92,091	—	415	317,456	(399,194)	10,768
Property, plant and equipment — net	16,843	108	6	72,645	—	89,602
Other long-term assets	753	—	137	6,233	—	7,123
Intercompany receivables	8,466	1,365	1,431	266,527	(277,789)	—

Total assets	$123,137	$1,478	$1,997	$693,545	$(676,983)	$143,174

Notes and loans payable	$—	$35	$10	$3,658	$—	$3,703
Accounts payable and accrued liabilities	2,735	6	1	20,120	—	22,862
Income taxes payable	767	—	—	2,782	—	3,549

Total current liabilities	3,502	41	11	26,560	—	30,114
Long-term debt	1,258	266	1,008	4,567	—	7,099
Deferred income tax liabilities	2,989	33	302	13,035	—	16,359
Other long-term liabilities	4,373	—	—	12,068	—	16,441
Intercompany payables	37,854	248	382	239,305	(277,789)	—

Total liabilities	49,976	588	1,703	295,535	(277,789)	70,013
Earnings reinvested	95,718	84	(100)	48,907	(48,891)	95,718
Other shareholders' equity	(22,557)	806	394	349,103	(350,303)	(22,557)

Total shareholders' equity	73,161	890	294	398,010	(399,194)	73,161

Total liabilities and shareholders' equity	$123,137	$1,478	$1,997	$693,545	$(676,983)	$143,174

A30

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for twelve months ended December 31, 2002
Cash provided by/(used in) operating activities	$1,970	$17	$69	$19,905	$(693)	$21,268

Cash flows from investing activities
Additions to property, plant and equipment	(1,727)	—	—	(9,710)	—	(11,437)
Sales of long-term assets	168	—	—	2,625	—	2,793
Net intercompany investing	9,640	(30)	(59)	(9,646)	95	—
All other investing, net	—	—	—	(1,114)	—	(1,114)

Net cash provided by/(used in) investing activities	8,081	(30)	(59)	(17,845)	95	(9,758)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	—	1,147	—	1,147
Reductions in short- and long-term debt	—	—	(10)	(1,163)	—	(1,173)
Additions/(reductions) in debt with less than 90 day maturity	—	(29)	—	(252)	—	(281)
Cash dividends	(6,217)	—	—	(693)	693	(6,217)
Common stock acquired	(4,798)	—	—	—	—	(4,798)
Net intercompany financing activity	—	42	—	53	(95)	—
All other financing, net	299	—	—	(330)	—	(31)

Net cash provided by/(used in) financing activities	(10,716)	13	(10)	(1,238)	598	(11,353)

Effects of exchange rate changes on cash	—	—	—	525	—	525

Increase/(decrease) in cash and cash equivalents	$(665)	$—	$—	$1,347	$—	$682

Condensed consolidated statement of cash flows for twelve months ended December 31, 2001
Cash provided by/(used in) operating activities	$7,277	$12	$113	$16,239	$(752)	$22,889

Cash flows from investing activities
Additions to property, plant and equipment	(2,058)	—	—	(7,931)	—	(9,989)
Sales of long-term assets	536	—	—	542	—	1,078
Net intercompany investing	3,152	17,759	(76)	(1,345)	(19,490)	—
All other investing, net	(31)	—	—	731	—	700

Net cash provided by/(used in) investing activities	1,599	17,759	(76)	(8,003)	(19,490)	(8,211)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	—	1,252	—	1,252
Reductions in short- and long-term debt	(62)	(15)	(7)	(1,634)	—	(1,718)
Additions/(reductions) in debt with less than 90 day maturity	—	(39)	—	(2,267)	—	(2,306)
Cash dividends	(6,254)	—	—	(752)	752	(6,254)
Common stock acquired	(5,721)	—	—	—	—	(5,721)
Net intercompany financing activity	—	(17,717)	(30)	(1,743)	19,490	—
All other financing, net	301	—	—	(595)	—	(294)

Net cash provided by/(used in) financing activities	(11,736)	(17,771)	(37)	(5,739)	20,242	(15,041)

Effects of exchange rate changes on cash	—	—	—	(170)	—	(170)

Increase/(decrease) in cash and cash equivalents	$(2,860)	$—	$—	$2,327	$—	$(533)

A31

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for twelve months ended December 31, 2000
Cash provided by/(used in) operating activities	$7,704	$61	$94	$16,063	$(985)	$22,937

Cash flows from investing activities
Additions to property, plant and equipment	(1,832)	—	—	(6,614)	—	(8,446)
Sales of long-term assets	1,088	—	—	4,682	—	5,770
Net intercompany investing	6,386	(7,143)	(114)	(6,285)	7,156	—
All other investing, net	(26)	—	—	(596)	—	(622)

Net cash provided by/(used in) investing activities	5,616	(7,143)	(114)	(8,813)	7,156	(3,298)

Cash flows from financing activities
Additions to short- and long-term debt	23	—	—	715	—	738
Reductions in short- and long-term debt	(247)	(214)	(7)	(2,846)	—	(3,314)
Additions/(reductions) in debt with less than 90 day maturity	(990)	16	—	(2,155)	—	(3,129)
Cash dividends	(6,123)	—	—	(985)	985	(6,123)
Common stock acquired	(2,352)	—	—	—	—	(2,352)
Net intercompany financing activity	—	7,280	27	(151)	(7,156)	—
All other financing, net	493	—	—	(478)	—	15

Net cash provided by/(used in) financing activities	(9,196)	7,082	20	(5,900)	(6,171)	(14,165)

Effects of exchange rate changes on cash	—	—	—	(82)	—	(82)

Increase/(decrease) in cash and cash equivalents	$4,124	$—	$—	$1,268	$—	$5,392

A32

16.  Incentive Program

        The 1993 Incentive Program provides for grants of stock options, stock appreciation rights (SARs), restricted stock and other forms of award. Awards may be granted over a 10-year period that expires in April 2003 to eligible employees of the corporation and those affiliates at least 50 percent owned. The number of shares of stock which may be awarded each year under the 1993 Incentive Program may not exceed seven tenths of one percent (0.7%) of the total number of shares of common stock of the corporation outstanding (excluding shares held by the corporation) on December 31 of the preceding year. If the total number of shares effectively granted in any year is less than the maximum number of shares allowable, the balance may be carried over thereafter. Outstanding awards are subject to certain forfeiture provisions contained in the program or award instrument. Shares available for granting under the 1993 Incentive Program were 146,328 thousand at the beginning of 2002 and 135,737 thousand at the end of 2002. The Board of Directors of the corporation subsequently reduced the number of shares available for grant during the remaining term of the 1993 Incentive Program to 2 million shares and no shares were granted in 2003 prior to this reduction.

        Options and SARs may be granted at prices not less than 100 percent of market value on the date of grant and have a maximum life of 10 years. Most of the options and SARs normally first become exercisable one year following the date of grant.

        In 2002, there were no stock options or SARs granted. Instead, long-term incentive awards totaling 11,072 thousand shares of restricted common stock and restricted common stock units were granted in November 2002. These shares with a value of $361 million at the grant date will be issued to employees from treasury stock in 2003 and subsequent years. The price of the stock on the date of grant was $34.64 and the total compensation expense of $384 million (including units with a value of $23 million that will be settled in cash) will be recognized over the vesting period. During the applicable restricted periods, the shares may not be sold or transferred and are subject to forfeiture. The majority of the awards have graded vesting periods, with 50 percent of the shares in each award vesting after three years and the remaining 50 percent vesting after seven years. A small number of awards granted to certain employees have longer vesting periods. At December 31, 2002, 2,382 thousand shares of restricted common stock were outstanding from grants made in prior years.

        The following table summarizes information about restricted stock and restricted stock units, including those shares from former Mobil plans (shares in thousands):

Restricted Stock and Units	2002	2001	2000
Restricted stock and units granted	11,072	348	397
Restricted stock issued and outstanding at end of year	2,382	2,559	2,438

        Changes that occurred in stock options in 2002, 2001 and 2000, including the former Mobil plans, are summarized below (shares in thousands):

	2002		2001		2000
Stock Options	Shares	Avg. Exercise Price	Shares	Avg. Exercise Price	Shares	Avg. Exercise Price
Outstanding at beginning of year	265,695	$30.54	248,680	$28.70	242,232	$24.81
Granted	—	—	34,717	37.12	36,224	45.19
Exercised	(18,334)	16.18	(16,949)	16.63	(28,714)	16.35
Expired/Canceled	(366)	40.47	(753)	39.44	(1,062)	37.13

Outstanding at end of year	246,995	31.59	265,695	30.54	248,680	28.70
Exercisable at end of year	243,548	31.46	221,405	29.29	195,144	25.95

        The following table summarizes information about stock options outstanding, including those from former Mobil plans, at December 31, 2002 (shares in thousands):

Options Outstanding				Options Exercisable
Exercise Price Range	Shares	Avg. Remaining Contractual Life	Avg. Exercise Price	Shares	Avg. Exercise Price
$11.97-16.54	34,254	1.9 years	$15.46	34,254	$15.46
19.06-27.71	60,085	4.2 years	22.98	60,085	22.98
29.18-45.22	152,656	7.2 years	38.60	149,209	38.54

Total	246,995	5.7 years	31.59	243,548	31.46

A33

17.  Litigation and Other Contingencies

        A number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. The vast majority of the claims have been resolved leaving a few compensatory damages cases to be resolved. All of the punitive damage claims were consolidated in the civil trial that began in May 1994.

        In that trial, on September 24, 1996, the United States District Court for the District of Alaska entered a judgment in the amount of $5 billion in punitive damages to a class composed of all persons and entities who asserted claims for punitive damages from the corporation as a result of the Exxon Valdez grounding. ExxonMobil appealed the judgment. On November 7, 2001, the United States Court of Appeals for the Ninth Circuit vacated the punitive damage award as being excessive under the Constitution and remanded the case to the District Court for it to determine the amount of the punitive damage award consistent with the Ninth Circuit's holding. On December 6, 2002, the District Court reduced the punitive damages award from $5 billion to $4 billion. This case will return to the Ninth Circuit for its determination. The corporation has posted a $4.8 billion letter of credit.

        On January 29, 1997, a settlement agreement was concluded resolving all remaining matters between the corporation and various insurers arising from the Valdez accident. Under terms of this settlement, ExxonMobil received $480 million. Final income statement recognition of this settlement continues to be deferred in view of uncertainty regarding the ultimate cost to the corporation of the Valdez accident.

        The ultimate cost to ExxonMobil from the lawsuits arising from the Exxon Valdez grounding is not possible to predict and may not be resolved for a number of years.

        A dispute with a Dutch affiliate concerning an overlift of natural gas by a German affiliate was resolved by payments by the German affiliate pursuant to an arbitration award. The German affiliate had paid royalties on the excess gas and recovered the royalties in 2001. The only substantive issue remaining is the taxes payable on the final compensation for the overlift. Resolution of this issue will not have a materially adverse effect upon the corporation's operations or financial condition.

        On December 19, 2000, a jury in Montgomery County, Alabama, returned a verdict against the corporation in a contract dispute over royalties in the amount of $87.69 million in compensatory damages and $3.42 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court on May 4, 2001. On December 20, 2002, the Alabama Supreme Court vacated the $3.5 billion jury verdict. The decision sends the case back to a lower court for a new trial. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

        On May 22, 2001, a state court jury in New Orleans, Louisiana, returned a verdict against the corporation and three other entities in a case brought by a landowner claiming damage to his property. The property had been leased by the landowner to a company that performed pipe cleaning and storage services for customers, including the corporation. The jury awarded the plaintiff $56 million in compensatory damages (90 percent to be paid by the corporation) and $1 billion in punitive damages (all to be paid by the corporation). The damage related to the presence of naturally occurring radioactive material (NORM) on the site resulting from pipe cleaning operations. The award has been upheld at the trial court. ExxonMobil has appealed the judgment to the Louisiana Fourth Circuit Court of Appeals and believes that the judgment should be set aside or substantially reduced on factual and constitutional grounds. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

        The U.S. Tax Court has decided the issue with respect to the pricing of crude oil purchased from Saudi Arabia for the years 1979-1981 in favor of the corporation. This decision is subject to appeal. Certain other issues for the years 1979-1993 remain pending before the Tax Court. The ultimate resolution of these issues is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

        Claims for substantial amounts have been made against ExxonMobil and certain of its consolidated subsidiaries in other pending lawsuits, the outcome of which is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

        The corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2002, for $3,038 million, primarily relating to guarantees for notes, loans and performance under contracts. This included $986 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Also included in this amount were guarantees by consolidated affiliates of $1,621 million, representing ExxonMobil's share of obligations of certain equity companies.

        Additionally, the corporation and its affiliates have numerous long-term sales and purchase commitments in their various business activities, all of which are expected to be fulfilled with no adverse consequences material to the corporation's operations or financial condition. The present value of unconditional purchase obligations was $2,463 million at December 31, 2002. On an undiscounted basis, including imputed interest of $1,186 million, these commitments totaled $3,649 million. Unconditional purchase obligations as defined by accounting standards are those long-term commitments that are noncancelable or cancelable only under certain conditions, and that third parties have used to secure financing for the facilities that will provide the contracted goods or services.

        The operations and earnings of the corporation and its affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political developments and laws and regulations, such as forced divestiture of assets; restrictions on production, imports and exports; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the corporation vary greatly from country to country and are not predictable.

A34

18.  Annuity Benefits and Other Postretirement Benefits

	Annuity Benefits
	U.S.			Non-U.S.			Other Postretirement Benefits
	2002	2001	2000	2002	2001	2000	2002	2001	2000
	(millions of dollars)
Components of net benefit cost
Service cost	$224	$200	$214	$257	$232	$245	$30	$27	$24
Interest cost	577	579	592	621	598	603	220	205	201
Expected return on plan assets	(501)	(623)	(726)	(561)	(629)	(641)	(38)	(43)	(51)
Amortization of actuarial loss/(gain) and prior service cost	121	(25)	(168)	190	78	55	57	4	—
Net pension enhancement and curtailment/settlement expense	49	14	(175)	18	27	77	—	—	(5)

Net benefit cost	$470	$145	$(263)	$525	$306	$339	$269	$193	$169

Costs for defined contribution plans were $191 million, $132 million and $67 million in 2002, 2001 and 2000, respectively.

	Annuity Benefits
					Other Postretirement Benefits
	U.S.		Non-U.S.
	2002	2001	2002	2001	2002	2001
	(millions of dollars)
Change in benefit obligation (1)
Benefit obligation at January 1	$8,213	$7,651	$11,206	$11,063	$3,131	$2,942
Service cost	224	200	257	232	30	27
Interest cost	577	579	621	598	220	205
Actuarial loss/(gain)	990	638	860	540	207	7
Benefits paid	(876)	(868)	(747)	(710)	(302)	(258)
Foreign exchange rate changes	—	—	1,244	(678)	2	(12)
Other	11	13	102	161	208	220

Benefit obligation at December 31	$9,139	$8,213	$13,543	$11,206	$3,496	$3,131

Change in plan assets
Fair value at January 1	$5,415	$6,795	$6,755	$7,780	$395	$446
Actual return on plan assets	(570)	(647)	(827)	(424)	(31)	(34)
Foreign exchange rate changes	—	—	647	(422)	—	—
Payments directly to participants	163	135	259	225	203	187
Company contribution	460	—	509	299	33	32
Benefits paid	(876)	(868)	(747)	(710)	(302)	(258)
Other	24	—	139	7	47	22

Fair value at December 31	$4,616	$5,415	$6,735	$6,755	$345	$395

Assets in excess of / (less than) benefit obligation
Balance at December 31	$(4,523)	$(2,798)	$(6,808)	$(4,451)	$(3,151)	$(2,736)
Unrecognized net transition liability/(asset)	—	(2)	30	34	—	—
Unrecognized net actuarial loss/(gain)	3,064	1,142	4,340	2,002	377	108
Unrecognized prior service cost	231	248	323	308	490	381
Intangible asset	(322)	(226)	(317)	(135)	—	—
Equity of minority shareholders	—	—	(211)	(82)	—	—
Minimum pension liability adjustment	(1,790)	(144)	(2,957)	(805)	—	—

Prepaid/(accrued) benefit cost	$(3,340)	$(1,780)	$(5,600)	$(3,129)	$(2,284)	$(2,247)

Assumptions as of December 31 (percent)
Discount rate	6.75	7.25	2.1-6.5	2.6-6.8	6.75	7.25
Long-term rate of compensation increase	3.50	3.50	2.4-4.2	2.8-4.3	3.50	3.50
Long-term rate of return on funded assets	9.50	9.50	6.5-8.8	6.5-10.0	9.50	9.50

(1)
The term benefit obligation means "projected benefit obligation" as defined by Statement of Financial Accounting Standards No. 87 (FAS 87) "Employers' Accounting for Pensions" for annuity benefits and "accumulated postretirement benefit obligation" as defined by FAS 106 "Employers' Accounting for Postretirement Benefits Other than Pensions" for other postretirement benefits.

A35

	Annuity Benefits
	U.S.		Non-U.S.
	2002	2001	2002	2001
	(millions of dollars)
For funded pension plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$7,948	$7,140	$8,719	$4,142
Accumulated benefit obligation	6,907	6,226	8,100	3,828
Fair value of plan assets	4,476	5,247	5,158	2,855
For unfunded plans covered by book reserves:
Projected benefit obligation	$1,082	$963	$3,446	$3,197
Accumulated benefit obligation	970	859	3,042	2,854

        As a result of losses on plan assets driven by the downturn in worldwide equity markets and decreases in the discount rate used to value the pension liability, increases to the additional minimum pension liability adjustment resulted in after-tax charges of $2,425 million and $225 million to the "accumulated other nonowner changes in equity" account included in "Shareholders' equity" on the consolidated balance sheet in 2002 and 2001, respectively. This adjustment is required so that the pension liability recorded on the corporation's books is at least equal to the unfunded accumulated benefit obligation for each pension plan.

        The data on the preceding page conform with current accounting standards that specify use of a discount rate at which postretirement liabilities could be effectively settled. The discount rate for calculating year-end postretirement liabilities is based on the year-end rate of interest on high quality bonds. The return on the annuity fund's actual portfolio of assets has historically been higher than bonds as the majority of pension assets are invested in equities. The expected U.S. earnings rate of 9.5 percent used in 2002 compares to an actual rate earned in the U.S. over the past decade of 10 percent. Based on the most recent forward-looking analysis, an expected earnings rate of 9.0 percent will be used for the U.S. plans in 2003.

        All funded U.S. plans are fully funded in 2002 under the standards set by the Department of Labor and the Internal Revenue Service. The corporation will continue to make contributions as necessary to maintain the fully funded status of these plans according to those standards. Contributions to U.S. plans totaled $460 million in 2002 and contributions to non-U.S. plans totaled $509 million. Certain smaller U.S. plans and a number of non-U.S. plans are not funded because local tax conventions and regulatory practices do not encourage funding of these plans. Book reserves have been established for these plans to provide for future benefit payments. All defined benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the corporation or the respective sponsoring affiliate.

19.  Disclosures about Segments and Related Information

        The functional segmentation of operations reflected on page A37 is consistent with ExxonMobil's internal reporting. Earnings include special items and transfers are at estimated market prices. Consistent with a change in internal organization in 2002, earnings from the electric power business, previously reported in the other segment, are now shown within non-U.S. upstream. Earnings from the divested coal and minerals businesses are shown as discontinued operations and are included within the other segment. Corresponding items of segment information have been revised for all earlier periods shown on page A37. In addition to discontinued operations, the other segment includes corporate and financing activities, merger expenses and extraordinary gains from required asset divestitures. The interest revenue amount relates to interest earned on cash deposits and marketable securities. Interest expense includes non-debt related interest expense of $207 million, $105 million and $142 million in 2002, 2001 and 2000, respectively. Non-U.S. upstream after-tax earnings in 2002 include a special charge of $215 million reflecting the impact on deferred taxes from the 10 percent supplementary tax enacted in the United Kingdom in July 2002.

A36

	Upstream		Downstream		Chemicals
							All Other	Corporate Total
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	(millions of dollars)
As of December 31, 2002
Earnings after income tax	$2,524	$7,074	$693	$607	$384	$446	$(268)	$11,460
Earnings of equity companies included above	391	1,761	(40)	27	24	175	(272)	2,066
Sales and other operating revenue	3,896	12,588	48,865	119,167	6,891	9,517	25	200,949
Intersegment revenue	5,020	12,144	4,540	15,157	2,666	2,486	269	—
Depreciation and depletion expense	1,597	3,551	583	1,399	414	348	418	8,310
Interest revenue	—	—	—	—	—	—	297	297
Interest expense	—	—	—	—	—	—	398	398
Income taxes	1,321	5,162	359	44	165	189	(741)	6,499
Additions to property, plant and equipment	1,902	6,122	884	1,357	448	181	543	11,437
Investments in equity companies	1,360	2,867	246	795	265	1,399	—	6,932
Total assets	19,385	47,040	13,562	41,530	7,543	10,581	13,003	152,644

As of December 31, 2001
Earnings after income tax	$3,933	$6,803	$1,924	$2,303	$398	$484	$(525)	$15,320
Earnings of equity companies included above	482	1,797	89	12	19	118	(343)	2,174
Sales and other operating revenue	5,678	12,889	50,988	123,197	6,918	9,025	20	208,715
Intersegment revenue	5,408	12,322	4,115	16,880	2,186	2,284	178	—
Depreciation and depletion expense	1,447	3,221	598	1,476	408	289	409	7,848
Interest revenue	—	—	—	—	—	—	380	380
Interest expense	—	—	—	—	—	—	293	293
Income taxes	2,089	5,546	1,075	744	82	149	(718)	8,967
Additions to property, plant and equipment	1,985	4,520	827	1,239	390	243	785	9,989
Investments in equity companies	1,371	2,061	329	831	333	1,291	—	6,216
Total assets	18,896	40,901	12,850	37,617	7,495	9,524	15,891	143,174

As of December 31, 2000
Earnings after income tax	$4,542	$8,143	$1,561	$1,857	$644	$517	$456	$17,720
Earnings of equity companies included above	753	1,731	71	74	35	139	(369)	2,434
Sales and other operating revenue	5,735	15,774	56,080	132,483	8,198	9,303	23	227,596
Intersegment revenue	6,557	15,654	8,631	11,684	2,905	2,398	181	—
Depreciation and depletion expense	1,426	3,469	594	1,489	397	281	345	8,001
Interest revenue	—	—	—	—	—	—	258	258
Interest expense	—	—	—	—	—	—	589	589
Income taxes	2,482	7,136	889	850	344	210	(836)	11,075
Additions to property, plant and equipment	1,518	3,501	966	926	288	458	789	8,446
Investments in equity companies	1,261	1,984	264	1,456	492	1,395	12	6,864
Total assets	18,925	40,447	13,516	42,422	8,047	10,234	15,409	149,000

Geographic Sales and other operating revenue	2002	2001	2000	Long-lived assets	2002	2001	2000
	(millions of dollars)				(millions of dollars)
United States	$59,675	$63,603	$70,036	United States	$34,138	$33,637	$33,087
Non-U.S.	141,274	145,112	157,560	Non-U.S.	60,802	55,965	56,742

Total	$200,949	$208,715	$227,596	Total	$94,940	$89,602	$89,829
Significant non-U.S. revenue sources include:				Significant non-U.S. long-lived assets include:
Japan	$19,300	$21,788	$24,520	United Kingdom	$9,030	$8,390	$9,024
United Kingdom	17,701	18,628	19,904	Canada	8,469	7,862	7,922
Canada	14,087	14,912	16,059	Norway	6,449	4,627	4,383

A37

20.  Income, Excise and Other Taxes

	2002			2001			2000
	United States	Non- U.S.	Total	United States	Non- U.S.	Total	United States	Non- U.S.	Total
	(millions of dollars)
Income taxes
Federal or non-U.S.
Current	$351	$5,618	$5,969	$1,729	$6,084	$7,813	$2,635	$7,972	$10,607
Deferred — net	635	(288)	347	712	122	834	433	(338)	95
U.S. tax on non-U.S. operations	62	—	62	91	—	91	64	—	64

	$1,048	$5,330	$6,378	$2,532	$6,206	$8,738	$3,132	$7,634	$10,766
State	121	—	121	229	—	229	309	—	309

Total income taxes	$1,169	$5,330	$6,499	$2,761	$6,206	$8,967	$3,441	$7,634	$11,075
Excise taxes	7,174	14,866	22,040	7,030	14,877	21,907	6,997	15,359	22,356
All other taxes and duties	1,120	34,626	35,746	1,177	34,476	35,653	1,253	33,674	34,927

Total	$9,463	$54,822	$64,285	$10,968	$55,559	$66,527	$11,691	$56,667	$68,358

        All other taxes and duties include taxes reported in operating and selling, general and administrative expenses. The above provisions for deferred income taxes include net (charges)/credits for the effect of changes in tax laws and rates of $(194) million in 2002, $31 million in 2001 and $84 million in 2000. Income taxes (charged)/credited directly to shareholders' equity were:

	2002	2001	2000
	(millions of dollars)
Cumulative foreign exchange translation adjustment	$(331)	$102	$221
Minimum pension liability adjustment	1,373	139	27
Unrealized gains and losses on stock investments	(8)	40	57
Other components of shareholders' equity	86	83	111

        The reconciliation between income tax expense and a theoretical U.S. tax computed by applying a rate of 35 percent for 2002, 2001 and 2000, is as follows:

	2002	2001	2000
	(millions of dollars)
Earnings before Federal and non-U.S. income taxes
United States	$4,340	$8,315	$9,021
Non-U.S.	13,049	15,426	17,551

Total	$17,389	$23,741	$26,572

Theoretical tax	$6,086	$8,309	$9,300
Effect of equity method accounting	(723)	(761)	(852)
Non-U.S. taxes in excess of theoretical U.S. tax	1,355	1,361	2,042
U.S. tax on non-U.S. operations	62	91	64
Other U.S.	(402)	(262)	212

Federal and non-U.S. income tax expense	$6,378	$8,738	$10,766

Total effective tax rate	39.8%	39.3%	42.6%

        The effective income tax rate includes state income taxes and the corporation's share of income taxes of equity companies. Equity company taxes totaled $778 million in 2002, $748 million in 2001 and $658 million in 2000, primarily all outside the U.S.

        Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

        Deferred tax liabilities/(assets) are comprised of the following at December 31:

Tax effects of temporary differences for:	2002	2001
	(millions of dollars)
Depreciation	$14,254	$12,738
Intangible development costs	3,664	3,445
Capitalized interest	2,040	1,989
Other liabilities	3,188	3,165

Total deferred tax liabilities	$23,146	$21,337

Pension and other postretirement benefits	$(3,225)	$(1,911)
Tax loss carryforwards	(2,350)	(2,057)
Other assets	(3,047)	(2,803)

Total deferred tax assets	$(8,622)	$(6,771)

Asset valuation allowances	582	209

Net deferred tax liabilities	$15,106	$14,775

        The corporation had $17 billion of indefinitely reinvested, undistributed earnings from subsidiary companies outside the U.S. Unrecognized deferred taxes on remittance of these funds are not expected to be material.

A38

QUARTERLY INFORMATION

	2002					2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(thousands of barrels daily)
Volumes
Production of crude oil and natural gas liquids	2,541	2,495	2,453	2,497	2,496	2,620	2,539	2,484	2,527	2,542
Refinery throughput	5,447	5,372	5,518	5,585	5,481	5,687	5,406	5,605	5,587	5,571
Petroleum product sales	7,675	7,569	7,763	8,017	7,757	7,985	7,933	7,951	8,016	7,971
	(millions of cubic feet daily)
Natural gas production available for sale	11,740	9,192	9,222	11,667	10,452	12,119	9,090	8,561	11,373	10,279
	(thousands of oil-equivalent barrels daily)
Oil-equivalent production*	4,498	4,027	3,990	4,442	4,238	4,640	4,054	3,911	4,423	4,255
	(thousands of metric tons)
Chemical prime product sales	6,720	6,785	6,711	6,709	26,925	6,533	6,418	6,457	6,372	25,780
Summarized financial data
	(millions of dollars)
Sales and other operating revenue	$42,592	49,972	53,194	55,191	200,949	$55,878	54,931	50,947	46,959	208,715
Gross profit**	$18,804	21,138	20,996	22,920	83,858	$24,192	22,825	21,812	22,038	90,867
Income from continuing operations	$2,063	2,629	2,629	3,690	11,011	$4,932	4,251	3,151	2,669	15,003
Discontinued operations, net of income tax	$27	11	11	400	449	$28	34	29	11	102
Extraordinary gain, net of income tax	—	—	—	—	—	$40	175	—	—	215
Net income	$2,090	2,640	2,640	4,090	11,460	$5,000	4,460	3,180	2,680	15,320
Per share data
	(dollars per share)
Income from continuing operations	$0.30	0.39	0.39	0.54	1.62	$0.71	0.63	0.46	0.39	2.19
Discontinued operations, net of income tax	$0.00	0.01	0.00	0.06	0.07	$0.00	0.01	0.00	0.00	0.01
Extraordinary gain, net of income tax	$0.00	0.00	0.00	0.00	0.00	$0.01	0.02	0.00	0.00	0.03
Net income per common share	$0.30	0.40	0.39	0.60	1.69	$0.72	0.66	0.46	0.39	2.23
Net income per common share — assuming dilution	$0.30	0.39	0.39	0.60	1.68	$0.71	0.65	0.46	0.39	2.21
Dividends per common share	$0.23	0.23	0.23	0.23	0.92	$0.22	0.23	0.23	0.23	0.91
Common stock prices
High	$44.290	44.579	41.100	36.500	44.579	$44.875	45.835	44.400	42.700	45.835
Low	$37.600	38.500	29.750	32.030	29.750	$37.600	38.500	35.010	36.410	35.010

*
Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

**
Gross profit equals sales and other operating revenue less estimated costs associated with products sold.

        The price range of ExxonMobil common stock is as reported on the composite tape of the several U.S. exchanges where ExxonMobil common stock is traded. The principal market where ExxonMobil common stock (XOM) is traded is the New York Stock Exchange, although the stock is traded on other exchanges in and outside the United States.

        There were 677,738 registered shareholders of ExxonMobil common stock at December 31, 2002. At January 31, 2003, the registered shareholders of ExxonMobil common stock numbered 679,211.

        On January 29, 2003, the corporation declared a $0.23 dividend per common share, payable March 10, 2003.

A39

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

	Consolidated Subsidiaries
Results of Operations	United States	Canada	Europe	Asia-Pacific	Africa	Other	Total	Non- Consolidated Interests	Total Worldwide
	(millions of dollars)
2002—Revenue
Sales to third parties	$2,499	$1,441	$4,856	$1,994	$18	$343	$11,151	$3,426	$14,577
Transfers	4,176	1,617	3,334	2,022	3,046	273	14,468	1,296	15,764

	$6,675	$3,058	$8,190	$4,016	$3,064	$616	$25,619	$4,722	$30,341
Production costs excluding taxes	1,405	766	1,493	592	455	192	4,903	561	5,464
Exploration expenses	222	66	109	88	177	257	919	38	957
Depreciation and depletion	1,512	681	1,737	651	354	150	5,085	349	5,434
Taxes other than income	459	31	360	403	345	4	1,602	1,179	2,781
Related income tax	1,153	486	2,399	939	972	(122)	5,827	918	6,745

Results of producing activities	$1,924	$1,028	$2,092	$1,343	$761	$135	$7,283	$1,677	$8,960
Other earnings*	207	(31)	151	(47)	81	(69)	292	346	638

Total earnings	$2,131	$997	$2,243	$1,296	$842	$66	$7,575	$2,023	$9,598

2001—Revenue
Sales to third parties	$4,045	$1,784	$5,017	$1,269	$17	$342	$12,474	$3,326	$15,800
Transfers	4,547	1,203	3,927	1,917	2,894	250	14,738	1,306	16,044

	$8,592	$2,987	$8,944	$3,186	$2,911	$592	$27,212	$4,632	$31,844
Production costs excluding taxes	1,389	633	1,425	549	414	210	4,620	580	5,200
Exploration expenses	215	109	117	103	217	412	1,173	18	1,191
Depreciation and depletion	1,392	570	1,644	557	318	148	4,629	354	4,983
Taxes other than income	545	54	484	410	375	5	1,873	1,160	3,033
Related income tax	1,957	543	2,567	622	1,023	(98)	6,614	1,037	7,651

Results of producing activities	$3,094	$1,078	$2,707	$945	$564	$(85)	$8,303	$1,483	$9,786
Other earnings*	355	(37)	132	(42)	33	(66)	375	575	950

Total earnings	$3,449	$1,041	$2,839	$903	$597	$(151)	$8,678	$2,058	$10,736

2000—Revenue
Sales to third parties	$4,060	$2,423	$4,387	$2,167	$20	$366	$13,423	$3,055	$16,478
Transfers	5,420	771	5,491	2,130	3,212	324	17,348	1,532	18,880

	$9,480	$3,194	$9,878	$4,297	$3,232	$690	$30,771	$4,587	$35,358
Production costs excluding taxes	1,231	595	1,627	543	400	181	4,577	621	5,198
Exploration expenses	145	81	135	164	196	211	932	22	954
Depreciation and depletion	1,373	586	1,906	556	340	141	4,902	399	5,301
Taxes other than income	637	33	358	506	446	4	1,984	997	2,981
Related income tax	2,419	736	3,274	1,005	1,093	97	8,624	975	9,599

Results of producing activities	$3,675	$1,163	$2,578	$1,523	$757	$56	$9,752	$1,573	$11,325
Other earnings*	114	(36)	521	137	31	(35)	732	628	1,360

Total earnings	$3,789	$1,127	$3,099	$1,660	$788	$21	$10,484	$2,201	$12,685

Average sales prices and production costs per unit of production
During 2002
Average sales prices
Crude oil and NGL, per barrel	$20.80	$20.73	$22.95	$24.26	$24.19	$19.43	$22.30	$21.88	$22.25
Natural gas, per thousand cubic feet	2.67	2.34	3.08	2.26	—	0.48	2.65	3.23	2.77
Average production costs, per barrel**	3.97	4.53	3.82	2.72	3.57	5.03	3.78	2.44	3.58
During 2001
Average sales prices
Crude oil and NGL, per barrel	$19.92	$15.95	$22.79	$24.36	$23.34	$20.21	$21.30	$19.64	$21.10
Natural gas, per thousand cubic feet	4.36	3.71	3.28	1.80	—	1.44	3.37	3.48	3.39
Average production costs, per barrel**	3.68	3.88	3.40	2.98	3.32	5.85	3.54	2.53	3.39
During 2000
Average sales prices
Crude oil and NGL, per barrel	$23.94	$21.60	$26.96	$28.74	$28.17	$24.57	$25.77	$24.17	$25.59
Natural gas, per thousand cubic feet	3.85	3.58	2.69	2.59	—	1.29	3.12	3.11	3.12
Average production costs, per barrel**	3.08	4.04	3.72	2.72	3.39	5.50	3.43	2.90	3.35

*
Includes earnings from transportation operations, tar sands operations, LNG operations, coal and power operations, technical services agreements, other non-operating activities and adjustments for minority interests. "Other earnings" for prior years have been revised to include coal and power operations.

**
Production costs exclude depreciation and depletion and all taxes. Natural gas included by conversion to crude oil equivalent.

A40

Oil and Gas Exploration and Production Costs

        The amounts shown for net capitalized costs of consolidated subsidiaries are $5,969 million less at year-end 2002 and $5,292 million less at year-end 2001 than the amounts reported as investments in property, plant and equipment for the upstream in note 10. This is due to the exclusion from capitalized costs of certain transportation and research assets and assets relating to the tar sands and LNG operations, and to the inclusion of accumulated provisions for site restoration costs, all as required in Statement of Financial Accounting Standards No. 19.

        The amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year. Total worldwide costs incurred in 2002 were $9,155 million, up $1,352 million from 2001, due primarily to higher development costs. 2001 costs were $7,803 million, up $1,740 million from 2000, due primarily to higher development costs.

	Consolidated Subsidiaries
Capitalized costs	United States	Canada	Europe	Asia-Pacific	Africa	Other	Total	Non- Consolidated Interests	Total Worldwide
	(millions of dollars)
As of December 31, 2002
Property (acreage) costs — Proved	$4,433	$2,604	$202	$745	$106	$1,018	$9,108	$56	$9,164
— Unproved	657	205	35	900	610	568	2,975	1	2,976

Total property costs	$5,090	$2,809	$237	$1,645	$716	$1,586	$12,083	$57	$12,140
Producing assets	34,850	7,404	33,385	12,789	4,701	1,983	95,112	7,251	102,363
Support facilities	533	93	489	953	212	85	2,365	335	2,700
Incomplete construction	910	310	2,210	940	2,818	514	7,702	720	8,422

Total capitalized costs	$41,383	$10,616	$36,321	$16,327	$8,447	$4,168	$117,262	$8,363	$125,625
Accumulated depreciation and depletion	26,729	5,497	24,111	10,625	2,692	1,881	71,535	4,326	75,861

Net capitalized costs	$14,654	$5,119	$12,210	$5,702	$5,755	$2,287	$45,727	$4,037	$49,764

As of December 31, 2001
Property (acreage) costs — Proved	$4,543	$2,656	$178	$689	$107	$957	$9,130	$11	$9,141
— Unproved	674	196	49	850	630	530	2,929	2	2,931

Total property costs	$5,217	$2,852	$227	$1,539	$737	$1,487	$12,059	$13	$12,072
Producing assets	33,379	6,662	27,628	11,764	4,300	1,992	85,725	5,710	91,435
Support facilities	488	83	449	925	208	159	2,312	257	2,569
Incomplete construction	1,050	334	1,306	684	1,433	346	5,153	495	5,648

Total capitalized costs	$40,134	$9,931	$29,610	$14,912	$6,678	$3,984	$105,249	$6,475	$111,724
Accumulated depreciation and depletion	25,754	4,888	19,398	9,705	2,323	1,796	63,864	3,127	66,991

Net capitalized costs	$14,380	$5,043	$10,212	$5,207	$4,355	$2,188	$41,385	$3,348	$44,733

Costs incurred in property acquisitions, exploration and development activities
During 2002
Property acquisition costs — Proved	$18	$8	$—	$—	$—	$—	$26	$1	$27
— Unproved	13	12	—	—	10	125	160	—	160
Exploration costs	276	109	127	82	301	216	1,111	52	1,163
Development costs	1,676	653	1,785	936	1,708	360	7,118	687	7,805

Total	$1,983	$782	$1,912	$1,018	$2,019	$701	$8,415	$740	$9,155

During 2001
Property acquisition costs — Proved	$—	$—	$—	$—	$2	$—	$2	$—	$2
— Unproved	95	17	1	(1)	—	10	122	—	122
Exploration costs	352	141	144	148	281	459	1,525	35	1,560
Development costs	1,648	664	1,498	666	995	219	5,690	429	6,119

Total	$2,095	$822	$1,643	$813	$1,278	$688	$7,339	$464	$7,803

During 2000
Property acquisition costs — Proved	$1	$1	$—	$1	$—	$—	$3	$—	$3
— Unproved	72	15	4	96	2	49	238	—	238
Exploration costs	219	145	187	145	272	297	1,265	23	1,288
Development costs	1,236	525	1,262	502	402	224	4,151	383	4,534

Total	$1,528	$686	$1,453	$744	$676	$570	$5,657	$406	$6,063

A41

Oil and Gas Reserves

        The following information describes changes during the years and balances of proved oil and gas reserves at year-end 2000, 2001 and 2002.

        The definitions used are in accordance with applicable Securities and Exchange Commission regulations.

        Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves. In certain deepwater fields, proved reserves are occasionally recorded before flow tests are conducted because of the safety and cost implications of conducting the tests. In those situations, other industry accepted analyses are used. Historically, proved reserves recorded using these methods have been immaterial when compared to the corporation's total proved reserves and have also been validated by subsequent flow tests or actual production levels.

        Proved reserves include 100 percent of each majority owned affiliate's participation in proved reserves and ExxonMobil's ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids.

	Consolidated Subsidiaries
Crude Oil and Natural Gas Liquids	United States	Canada	Europe	Asia-Pacific	Africa	Other	Total	Non- Consolidated Interests	Total Worldwide
	(millions of barrels)
Net proved developed and undeveloped reserves
January 1, 2000	2,749	1,355	1,761	715	2,024	700	9,304	1,956	11,260
Revisions	410	9	25	29	50	24	547	33	580
Purchases	—	—	—	—	—	—	—	—	—
Sales	(1)	(5)	—	—	—	—	(6)	—	(6)
Improved recovery	40	34	20	—	3	—	97	26	123
Extensions and discoveries	8	33	5	39	425	4	514	3	517
Production	(220)	(96)	(253)	(93)	(118)	(26)	(806)	(107)	(913)

December 31, 2000	2,986	1,330	1,558	690	2,384	702	9,650	1,911	11,561
Revisions	89	(9)	68	(1)	94	15	256	8	264
Purchases	—	—	—	—	—	—	—	—	—
Sales	(6)	—	—	—	—	—	(6)	(3)	(9)
Improved recovery	57	5	5	—	34	—	101	20	121
Extensions and discoveries	112	53	79	23	74	—	341	112	453
Production	(210)	(102)	(234)	(90)	(125)	(29)	(790)	(109)	(899)

December 31, 2001	3,028	1,277	1,476	622	2,461	688	9,552	1,939	11,491
Revisions	31	74	59	40	73	26	303	52	355
Purchases	—	—	—	—	—	—	—	—	—
Sales	(13)	—	—	—	—	—	(13)	—	(13)
Improved recovery	3	—	—	—	75	—	78	16	94
Extensions and discoveries	60	40	11	124	145	100	480	297	777
Production	(200)	(106)	(213)	(95)	(128)	(33)	(775)	(106)	(881)

December 31, 2002	2,909	1,285	1,333	691	2,626	781	9,625	2,198	11,823
Developed reserves, included above
At December 31, 2000	2,661	630	978	504	989	245	6,007	1,331	7,338
At December 31, 2001	2,567	593	881	477	1,022	232	5,772	1,440	7,212
At December 31, 2002	2,461	685	797	487	1,057	208	5,695	1,505	7,200

A42

        Net proved developed reserves are those volumes which are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes which are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells and/or to install facilities to collect and deliver the production from existing and future wells.

        Reserves attributable to certain oil and gas discoveries were not considered proved as of year-end 2002 due to geological, technological or economic uncertainties and therefore are not included in the tabulation.

        Crude oil and natural gas liquids and natural gas production quantities shown are the net volumes withdrawn from ExxonMobil's oil and gas reserves. The natural gas quantities differ from the quantities of gas delivered for sale by the producing function as reported on page A45 due to volumes consumed or flared and inventory changes. Such quantities amounted to approximately 392 billion cubic feet in 2000, 406 billion cubic feet in 2001 and 420 billion cubic feet in 2002.

	Consolidated Subsidiaries
Natural Gas	United States	Canada	Europe	Asia-Pacific	Africa	Other	Total	Non- Consolidated Interests	Total Worldwide
	(billions of cubic feet)
Net proved developed and undeveloped reserves
January 1, 2000	13,001	3,387	11,228	9,358	171	608	37,753	19,043	56,796
Revisions	987	69	970	(113)	147	62	2,122	85	2,207
Purchases	—	10	—	—	—	—	10	—	10
Sales	(3)	(5)	—	—	—	—	(8)	—	(8)
Improved recovery	22	24	46	—	—	24	116	50	166
Extensions and discoveries	195	430	96	11	70	26	828	45	873
Production	(1,157)	(399)	(1,170)	(710)	(13)	(53)	(3,502)	(676)	(4,178)

December 31, 2000	13,045	3,516	11,170	8,546	375	667	37,319	18,547	55,866
Revisions	612	(51)	564	(198)	8	(5)	930	(94)	836
Purchases	—	1	—	—	—	—	1	—	1
Sales	(57)	—	(2)	(8)	—	—	(67)	(2)	(69)
Improved recovery	4	15	11	—	2	—	32	7	39
Extensions and discoveries	242	120	360	590	8	120	1,440	1,991	3,431
Production	(1,114)	(418)	(1,172)	(629)	(14)	(54)	(3,401)	(757)	(4,158)

December 31, 2001	12,732	3,183	10,931	8,301	379	728	36,254	19,692	55,946
Revisions	206	30	600	258	17	42	1,153	294	1,447
Purchases	—	2	—	—	—	—	2	—	2
Sales	(43)	—	—	—	—	—	(43)	—	(43)
Improved recovery	1	3	—	—	—	—	4	—	4
Extensions and discoveries	209	83	115	212	52	9	680	1,917	2,597
Production	(1,043)	(419)	(1,138)	(813)	(12)	(44)	(3,469)	(766)	(4,235)

December 31, 2002	12,062	2,882	10,508	7,958	436	735	34,581	21,137	55,718
Developed reserves, included above
At December 31, 2000	10,956	2,850	8,222	6,300	125	477	28,930	9,087	38,017
At December 31, 2001	10,366	2,517	7,824	6,005	122	404	27,238	8,784	36,022
At December 31, 2002	9,991	2,294	7,326	5,887	112	402	26,012	8,731	34,743

INFORMATION ON CANADIAN TAR SANDS PROVEN RESERVES NOT INCLUDED ABOVE

        In addition to conventional liquids and natural gas proved reserves, ExxonMobil has significant interests in proven tar sands reserves in Canada associated with the Syncrude project. For internal management purposes, ExxonMobil views these reserves and their development as an integral part of total upstream operations. However, U.S. Securities and Exchange Commission regulations define these reserves as mining related and not a part of conventional oil and gas reserves.

        The tar sands reserves are not considered in the standardized measure of discounted future cash flows for conventional oil and gas reserves, which is found on page A44.

Tar Sands Reserves	Canada
(millions of barrels)
At December 31, 2000	610
At December 31, 2001	821
At December 31, 2002	800

A43

Standardized Measure of Discounted Future Cash Flows

        As required by the Financial Accounting Standards Board, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. The corporation believes the standardized measure is not meaningful and may be misleading, due to a number of factors, including significant variability in cash flows due to changes in year-end prices.

	Consolidated Subsidiaries
	United States	Canada	Europe	Asia-Pacific	Africa	Other	Total	Non- Consolidated Interests	Total Worldwide
	(millions of dollars)
As of December 31, 2000
Future cash inflows from sales of oil and gas	$177,178	$41,275	$70,208	$34,658	$52,651	$10,317	$386,287	$93,597	$479,884
Future production costs	26,417	7,857	15,979	9,977	10,953	3,467	74,650	38,011	112,661
Future development costs	3,977	2,806	5,552	3,405	7,516	798	24,054	3,901	27,955
Future income tax expenses	55,192	12,731	26,078	7,382	18,949	1,830	122,162	21,333	143,495

Future net cash flows	$91,592	$17,881	$22,599	$13,894	$15,233	$4,222	$165,421	$30,352	$195,773
Effect of discounting net cash flows at 10%	48,876	6,795	7,779	5,638	8,158	2,450	79,696	18,825	98,521

Discounted future net cash flows	$42,716	$11,086	$14,820	$8,256	$7,075	$1,772	$85,725	$11,527	$97,252

As of December 31, 2001
Future cash inflows from sales of oil and gas	$68,713	$19,573	$58,394	$24,452	$42,806	$10,370	$224,308	$87,828	$312,136
Future production costs	20,008	6,711	15,807	7,801	10,341	3,217	63,885	31,839	95,724
Future development costs	4,613	2,695	5,252	3,262	7,839	831	24,492	3,043	27,535
Future income tax expenses	16,620	3,908	17,416	4,325	13,485	2,091	57,845	22,046	79,891

Future net cash flows	$27,472	$6,259	$19,919	$9,064	$11,141	$4,231	$78,086	$30,900	$108,986
Effect of discounting net cash flows at 10%	15,065	2,377	7,338	3,552	6,087	2,553	36,972	18,766	55,738

Discounted future net cash flows	$12,407	$3,882	$12,581	$5,512	$5,054	$1,678	$41,114	$12,134	$53,248

As of December 31, 2002
Future cash inflows from sales of oil and gas	$118,905	$38,528	$68,111	$36,917	$76,407	$18,321	$357,189	$127,089	$484,278
Future production costs	26,601	7,910	14,781	9,889	13,673	3,438	76,292	41,463	117,755
Future development costs	5,545	3,157	5,983	3,433	10,454	1,789	30,361	5,583	35,944
Future income tax expenses	34,289	10,261	23,580	8,254	28,190	3,921	108,495	27,633	136,128

Future net cash flows	$52,470	$17,200	$23,767	$15,341	$24,090	$9,173	$142,041	$52,410	$194,451
Effect of discounting net cash flows at 10%	28,930	6,792	7,788	5,857	11,658	5,634	66,659	31,233	97,892

Discounted future net cash flows	$23,540	$10,408	$15,979	$9,484	$12,432	$3,539	$75,382	$21,177	$96,559

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Consolidated Subsidiaries	2002	2001	2000
	(millions of dollars)
Value of reserves added during the year due to extensions, discoveries, improved recovery and net purchases less related costs	$5,481	$2,660	$6,029
Changes in value of previous-year reserves due to:
Sales and transfers of oil and gas produced during the year, net of production (lifting) costs	(19,242)	(20,748)	(24,498)
Development costs incurred during the year	6,994	5,577	4,194
Net change in prices, lifting and development costs	57,506	(79,693)	44,702
Revisions of previous reserves estimates	4,665	2,520	12,537
Accretion of discount	5,837	12,293	7,694
Net change in income taxes	(26,973)	32,780	(20,889)

Total change in the standardized measure during the year	$34,268	$(44,611)	$29,769

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OPERATING SUMMARY

	2002	2001	2000	1999	1998
	(thousands of barrels daily)
Production of crude oil and natural gas liquids
Net production
United States	681	712	733	729	745
Canada	349	331	304	315	322
Europe	592	653	704	650	635
Asia-Pacific	260	247	253	307	322
Africa	349	342	323	326	301
Other Non-U.S.	265	257	236	190	177

Worldwide	2,496	2,542	2,553	2,517	2,502

	(millions of cubic feet daily)
Natural gas production available for sale
Net production
United States	2,375	2,598	2,856	2,871	3,140
Canada	1,024	1,006	844	683	667
Europe	4,463	4,595	4,463	4,438	4,245
Asia-Pacific	2,019	1,547	1,755	2,027	2,352
Other Non-U.S.	571	533	425	289	213

Worldwide	10,452	10,279	10,343	10,308	10,617

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production*	4,238	4,255	4,277	4,235	4,272

	(thousands of barrels daily)
Refinery throughput
United States	1,871	1,840	1,862	1,930	1,919
Canada	447	449	451	441	445
Europe	1,539	1,563	1,578	1,782	1,888
Asia-Pacific	1,379	1,436	1,462	1,537	1,554
Other Non-U.S.	245	283	289	287	287

Worldwide	5,481	5,571	5,642	5,977	6,093

Petroleum product sales
United States	2,731	2,751	2,669	2,918	2,804
Canada	593	585	577	587	579
Europe	2,042	2,079	2,129	2,597	2,646
Asia-Pacific and other Eastern Hemisphere	1,889	2,024	2,090	2,223	2,266
Latin America	502	532	528	562	578

Worldwide	7,757	7,971	7,993	8,887	8,873

Gasoline, naphthas	3,176	3,165	3,122	3,428	3,417
Heating oils, kerosene, diesel oils	2,292	2,389	2,373	2,658	2,689
Aviation fuels	691	721	749	813	774
Heavy fuels	604	668	694	706	765
Specialty petroleum products	994	1,028	1,055	1,282	1,228

Worldwide	7,757	7,971	7,993	8,887	8,873

	(thousands of metric tons)
Chemical prime product sales	26,925	25,780	25,637	25,283	23,628

Operating statistics include 100 percent of operations of majority owned subsidiaries; for other companies, crude production, gas, petroleum product and chemical prime product sales include ExxonMobil's ownership percentage, and refining throughput includes quantities processed for ExxonMobil. Net production excludes royalties and quantities due others when produced, whether payment is made in kind or cash.

*
Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

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APPENDIX B
2003 INCENTIVE PROGRAM

I. Purposes

This 2003 Incentive Program is intended to help reward, retain, and motivate selected employees of the Corporation and its affiliates and to align further the interests of those employees with the interests of the Corporation's shareholders through the grant of stock-based awards.

II. Definitions

The following definitions apply:

  (1)
  "Administrative authority" means the Board, a committee designated by the Board, the Chairman of the Board, or the Chairman's delegates authorized to administer outstanding awards under this Program, establish requirements and procedures for the operation of the Program, and to exercise other powers assigned to the administrative authority under this Program in accordance with Section III.

  (2)
  "Affiliate" means a corporation, partnership, limited liability company, or other entity in which the Corporation, directly or indirectly, owns an equity interest and which the administrative authority determines to be an affiliate for purposes of this Program (including for purposes of determining whether a change of employment constitutes a termination).

  (3)
  "Award" means a stock option, a stock appreciation right, restricted stock, a restricted stock unit, performance stock, a performance stock unit, deferred stock, a deferred stock unit, or other award granted under this Program.

  (4)
  "Board" means the Board of Directors of the Corporation.

  (5)
  "Code" means the Internal Revenue Code, as in effect from time to time.

  (6)
  "Compensation Committee" means the committee of the Board so designated in accordance with Section IV.

  (7)
  "Corporation" means Exxon Mobil Corporation, a New Jersey corporation, or its successors.

  (8)
  "Deferred stock" means a share the delivery of which is subject to a specified deferral period.

  (9)
  "Deferred stock unit" means a stock unit the settlement of which is subject to a specified deferral period.

  (10)
  "Designated beneficiary" means the person designated by the grantee of an award pursuant to Section XVI to be entitled, on the death of the grantee, to any remaining rights arising out of the award.

  (11)
  "Detrimental activity" of a grantee means activity at any time, during or after employment with the Corporation or an affiliate, that is determined in individual cases by the administrative authority to be (a) a material violation of applicable standards, policies, or procedures of the Corporation or an affiliate; or (b) a material breach of legal or other duties owed by the grantee to the Corporation or an affiliate;

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    or (c) a material breach of any contract between the grantee and the Corporation or an affiliate; or (d) acceptance by grantee of duties to a third party under circumstances that create a material conflict of interest, or the appearance of a material conflict of interest, with respect to the grantee's retention of outstanding awards under this Program. Detrimental activity includes, without limitation, activity that would be a basis for termination of employment for cause under applicable law in the United States, or a comparable standard under applicable law of another jurisdiction. With respect to material conflict of interest or the appearance of material conflict of interest, such conflict or appearance might occur when, for example and without limitation, a grantee holding an outstanding award becomes employed or otherwise engaged by an entity that regulates, deals with, or competes with the Corporation or an affiliate.

  (12)
  "Employee" means an employee of the Corporation or an affiliate, including a part-time employee or an employee on military, family, or other approved temporary leave.

  (13)
  "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

  (14)
  "Fair market value" as of any day means (a) if the New York Stock Exchange is open for trading on that day, the average of the high and low price of the shares as reported on the consolidated tape during the New York Stock Exchange regular session; or (b) if the New York Stock Exchange is not open for trading on that day, the price determined under the preceding clause (a) for the most recent prior trading day.

  (15)
  "Grantee" means a recipient of an award under this Program.

  (16)
  "Granting authority" means the Board or any appropriate committee authorized to grant and amend awards under this Program and to exercise other powers assigned to the granting authority under this Program in accordance with Section V.

  (17)
  "Incentive Stock Option" or "ISO" means a stock option that meets the requirements of Section 422 of the Code or any successor provision.

  (18)
  "Other award" means a form of award based on, payable in, or otherwise related to shares that is not covered by Sections IX, X, XI, or XII of this Program.

  (19)
  "Performance stock" means a share the delivery of which is subject to attainment of specified performance criteria.

  (20)
  "Performance stock unit" means a stock unit the delivery or settlement of which is subject to attainment of specified performance criteria.

  (21)
  "Program" means this 2003 Incentive Program, as amended from time to time.

  (22)
  "Reporting person" means a person subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the shares.

  (23)
  "Resign" means to terminate at the initiative of the employee before standard retirement time. Resignation includes, without limitation, early retirement at the initiative of the employee. The time or date of a resignation for purposes of this Program is not necessarily the employee's last day on the payroll. See Section XV(3).

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  (24)
  "Restricted stock" means shares subject to restrictions on transfer and potential forfeiture for a specified restricted period.

  (25)
  "Restricted stock unit" means a stock unit subject to restrictions on transfer and potential forfeiture for a specified restricted period.

  (26)
  "Rule 16b-3" means Rule 16b-3 or any successor rule under the Exchange Act that exempts transactions under employee benefit plans, as in effect from time to time.

  (27)
  "Section 162(m)" means Section 162(m) of the Code and the regulations thereunder, as in effect from time to time.

  (28)
  "Share" means a share of common stock of the Corporation, or any security issued in exchange therefor.

  (29)
  "Stock unit" means a right with a value based on the value of shares.

  (30)
  "Shareholder-approved plan" means any of the plans constituting parts of any Incentive Programs previously approved by shareholders of the Corporation.

  (31)
  "Spread" means the difference between the exercise price per share of an award and the fair market value of the underlying shares on the date the award is exercised.

  (32)
  "Standard retirement time" means (a) for each US-dollar payroll employee, the first day of the month immediately following the month in which the employee attains age 65; and (b) for each other employee, the comparable age in that employee's payroll country as determined by the administrative authority with reference to local law, custom, and affiliate policies regarding retirement.

  (33)
  "Stock appreciation right" or "SAR" means an award giving the grantee the right to receive the spread on the shares specified in the award.

  (34)
  "Terminate" means cease to be an employee for any reason, whether at the initiative of the employee, the employer, or otherwise. That reason could include, without limitation, resignation or retirement by the employee; discharge of the employee by the employer, with or without cause; death; transfer of employment to an entity that is not an affiliate; or a sale, divestiture, or other transaction as a result of which an employer ceases to be an affiliate. A change of employment from the Corporation or one affiliate to another affiliate, or to the Corporation, is not a termination. The time or date of termination is not necessarily the employee's last day on the payroll. See Section XV(3).

III. Administration

The Board is the ultimate administrative authority for this Program, with the power to interpret and administer its provisions. The Board may delegate its authority to a committee which, except in the case of the Compensation Committee, need not be a committee of the Board. Subject to the authority of the Board or an authorized committee, the Chairman and his delegates will serve as the administrative authority for purposes of establishing requirements and procedures for the operation of the Program; making final determinations and interpretations with respect to outstanding awards; and exercising other powers assigned to the administrative authority under this Program.

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IV. Compensation Committee

The Board will appoint a Compensation Committee. The Compensation Committee will consist of three or more non-employee members of the Board, each of whom satisfies such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. No award under this Program may be granted to a member of the Compensation Committee.

V. Right to Grant Awards; Reserved Powers; Eligibility

  (1)
  The Board is the ultimate granting authority for this Program, with the power to select eligible persons for participation and to make all decisions concerning the grant or amendment of awards. The Board may delegate this authority in whole or in part (a) in the case of reporting persons, to the Compensation Committee; and (b) in the case of employees who are not reporting persons, to a committee of two or more persons who may, but need not, be directors of the Corporation.

  (2)
  The granting authority has sole discretion to select persons for awards under this Program, except that grants may be made only to persons who at the time of grant are, or within the immediately preceding 12 months have been, employees of the Corporation or of an affiliate in which the Corporation directly or indirectly holds a 50 percent or greater equity interest. No person is entitled to an award as a matter of right, and the grant of an award under this Program does not entitle a grantee to any future or additional awards.

VI. Term

This Program will become effective when approved by the shareholders of the Corporation and will terminate when there are no longer any outstanding awards under the Program.

VII. Available Shares

  (1)
  The maximum number of shares issued pursuant to awards under this Program may not exceed 220,000,000 shares. Within this overall limitation, the following additional limitations also apply:

  (a)
  No more than 20,000,000 shares may be issued under ISOs;

  (b)
  No more than 5,000,000 shares may be granted under stock options or SARs to any one grantee in any one calendar year;

  (c)
  No more than 10,000,000 shares may be issued under other awards pursuant to Section XIII; and

  (d)
  Grants of performance stock and performance stock units to certain senior executives under Section XI(2) are subject to the limitation based on annual net income specified in Section XI(2)(b).

  (2)
  To the extent an award under this Program is settled in cash, expires unexercised, or is forfeited or cancelled, shares subject to the award will not be considered to have been issued and will not be applied against the maximum number of shares under the preceding clause (1).

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  (3)
  Shares surrendered to or withheld by the Corporation in payment of the exercise price or applicable taxes upon exercise or settlement of an award may also be used thereafter for additional awards.

VIII. Adjustments

Whenever a stock split, stock dividend, merger, or other relevant change in capitalization occurs, the administrative authority (which, in the case of reporting persons, must be the Compensation Committee) may adjust the terms of outstanding awards, as well as the terms of this Program relating to the number of shares that may be granted or issued, as appropriate to prevent either dilution or enlargement of the rights of grantees and potential grantees.

IX. Stock Options; SARs

  (1)
  Subject to the terms of this Program, stock options and SARs may be granted to selected persons upon such terms and conditions as the granting authority determines, except that:

  (a)
  The exercise price per share may not be less than 100 percent of fair market value on the date of grant;

  (b)
  Except in case of death as provided in Section XVI, a stock option or SAR may not become exercisable until at least one year after the date of grant; and

  (c)
  An unexercised stock option or SAR will expire at the earliest of the following times:

  (i)
  Ten years after it is granted;

  (ii)
  Any earlier date specified in the award; or

  (iii)
  Such earlier date as may apply under Section XV.
  (2)
  The granting authority may designate any stock option as an ISO. However, the aggregate fair market value (determined as of the date a stock option is granted) of shares underlying stock options designated as ISOs that become exercisable for the first time by any grantee during any calendar year (under this Program and all other plans of the Corporation and any affiliate) may not exceed $100,000 (or such other amount as may be reflected in the limits imposed from time to time by Section 422(d) of the Code or any successor provision). This limitation will be applied by taking stock options into account in the order in which they were granted. In addition, (a) the total number of shares granted as ISOs under this Program may not exceed the limit specified in Section VII(1)(a); and (b) no ISO may be granted after the tenth anniversary of the date on which shareholders approve this Program. If a stock option or portion that is intended to qualify as an ISO fails to meet the foregoing requirements, the option or portion will be treated as not being an ISO but will otherwise remain a valid stock option according to its terms.

  (3)
  Payment of the exercise price of a stock option may be made in cash or shares in accordance with the terms of this Program and any requirements or procedures of the administrative authority in effect at the time. If permitted by the administrative authority, shares used as payment need not be physically delivered to the Corporation but may be deemed transferred so that only a net number of shares is physically

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    delivered to the grantee in settlement of an option exercise. Shares used as payment will be valued at fair market value. For this purpose, the administrative authority may establish procedures under which fair market value is determined either on the date of exercise or as of the immediately preceding day.

  (4)
  SARs may be granted as freestanding awards or in tandem with stock options. A tandem SAR may be included with a stock option at the time the option is granted or by an amendment of the option. Exercise of a tandem SAR will be deemed a surrender of the related stock option for cancellation and vice versa. SARs may be settled in cash, shares, or a combination thereof.

  (5)
  A stock option or SAR may provide that it will be deemed to be automatically exercised on the last day of its term if the award has positive value and would otherwise expire unexercised under subsections (1)(c)(i) or (1)(c)(ii) of this Section IX.

X. Restricted Stock; Restricted Stock Units

Subject to the terms of this Program, restricted stock and restricted stock units may be granted to selected persons upon such terms and conditions as the granting authority determines, including: the duration and conditions of the applicable restricted periods; whether or not, in the case of restricted stock, the grantee has the right to vote the shares or receive dividends; and, in the case of restricted stock units, the method of settlement, which may be in cash, shares, or a combination thereof. However, except in case of death (which is covered in Section XVI), the restricted period for restricted stock and restricted stock units granted under this Section X may not be less than three years from the date the award is approved by the granting authority.

XI. Performance Stock; Performance Stock Units

  (1)
  Subject to the terms of this Program, performance stock and performance stock units may be granted to selected persons upon such terms and conditions as the granting authority determines, including: the applicable performance periods and performance criteria; maximum, minimum and target settlement values, if applicable; whether or not, in the case of performance stock, the grantee has the right to vote the shares or receive dividends; and, in the case of performance stock units, the method of settlement, which may be in cash, shares, or another form of award permitted under this Program, or a combination thereof. However, the performance period for performance stock and performance stock units granted under this Section XI may not be less than 12 months. The extent to which performance criteria have been achieved will be determined by the administrative authority (which, in the case of awards granted under Section XI(2), must be the Compensation Committee).

  (2)
  Performance stock or performance stock units granted to the Corporation's Chief Executive Officer, the other four most highly compensated officers, and any other key employees designated by the Compensation Committee as of the end of each taxable year of the Corporation will be subject to the following additional terms:

  (a)
  The award will be subject both to the shareholder-approved performance goal specified in paragraph (b) of this Section XI(2) and to the attainment of such other objective goals as shall be pre-established by the Compensation Committee based on one or more of the following performance criteria: earnings per share,

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      net income, cash flow, operating income, return on capital employed, and total shareholder return.

    (b)
    The maximum amount of awards granted under these terms to any one grantee for any one year is limited to the shareholder-approved performance goal of one-half of one percent (0.5 percent) of the Corporation's net income from operations for that year. For this purpose, performance stock will be valued at the fair market value of shares and performance stock units will be valued at the fair market value of one share per unit on the date of grant. The Compensation Committee may award a grantee less, but not more, than the maximum award under this Section XI(2).

XII. Deferred Stock; Deferred Stock Units

  (1)
  Subject to the terms of this Program, deferred stock and deferred stock units may be granted to selected persons upon such terms and conditions as the granting authority determines, including: the duration of the deferral period; the number of installments in which delivery of deferred stock or settlement of deferred stock units will be made; whether or not, in the case of deferred stock, the grantee has the right to vote the shares or receive dividends; and, in the case of deferred stock units, the method of settlement, which may be in cash, shares, or a combination thereof. However, deferred stock and deferred stock units granted under this Section XII may only be granted in lieu of salary, bonus, or incentive compensation that would otherwise be paid to the grantee in cash. For this purpose, deferred stock will be valued at the fair market value of shares and deferred stock units will be valued at the fair market value of one share per unit on the date of grant.

  (2)
  Deferred stock and deferred stock units may be awarded at the election of the granting authority or, if the granting authority permits and subject to any requirements and procedures established by the administrative authority, at the election of the grantee.

XIII. Other Awards

Subject to the terms of this Program (including the 10,000,000 share limit specified in Section VII(1)(c)), other awards may be granted to selected persons upon such terms and conditions as the granting authority determines consistent with the overall purposes of this Program.

XIV. Deferred and Installment Settlement; Dividend and Interest Equivalents

  (1)
  The granting authority may permit or require settlement of any award under this Program to be deferred and to be made in one or more installments upon such terms and conditions as the granting authority may determine at the time the award is granted or by amendment of the award.

  (2)
  Any form of award may accrue dividend equivalents upon such terms and conditions as the granting authority determines. Dividend equivalents may be paid currently in cash or may be deemed to be reinvested in additional shares (which may thereafter accrue additional dividend equivalents). Any reinvestment will be at fair market value on the date thereof. Reinvested dividend equivalents will be settled in cash or shares

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    upon exercise, settlement, or payment of, or lapse of restrictions on, the underlying award, and will expire or be forfeited or cancelled upon the same conditions as the underlying award.

  (3)
  An award that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to the cash payment upon such terms and conditions as the granting authority determines. Interest equivalents may be paid currently or may be added to the balance of the award amount and compounded. Compounded interest equivalents will be paid in cash upon exercise, settlement, or payment of, or lapse of restrictions on, the underlying award, and will expire or be forfeited or cancelled upon the same conditions as the underlying award. The granting authority may delegate to the administrative authority the right to determine the rate or rates at which interest equivalents will accrue.

  (4)
  The crediting of dividend or interest equivalents on an outstanding award is not a new grant for purposes of the eligibility provisions of Section V(2).

XV. Termination; Detrimental Activity

  (1)
  If a grantee terminates before standard retirement time, other than by reason of death, all outstanding awards of the grantee under this Program (including unexercised stock options or SARs, restricted stock and restricted stock units still subject to restriction, and performance stock, performance stock units, deferred stock, deferred stock units, and other awards not yet paid or settled) will automatically expire and be forfeited as of the date of termination except to the extent the administrative authority (which, in the case of reporting persons, must be the Compensation Committee) determines otherwise.

  (2)
  If a grantee resigns, the administrative authority (which, in the case of reporting persons, must be the Compensation Committee) may, in furtherance of the employee-retention purpose of this Program or for other good reason, require the grantee to pay to the Corporation an amount equal to the spread on any stock option or SAR exercised by the grantee during the six-month period immediately preceding such resignation. The provisions of this Section XV(2) are in addition to, not in lieu of, the other consequences of termination provided in this Section XV.

  (3)
  For purposes of this Program, the administrative authority may determine that the time or date an employee resigns or otherwise terminates is the time or date the employee gives notice of resignation, accepts employment with another employer, otherwise indicates an intent to resign, or is discharged. The time or date of termination for this purpose is not necessarily the employee's last day on the payroll.

  (4)
  If the administrative authority (which, in the case of reporting persons, must be the Compensation Committee) determines that a grantee has engaged in detrimental activity, whether or not the grantee is still an employee, then the administrative authority may, effective as of the time of such determination, cancel and cause to expire all or part of the grantee's outstanding awards under this Program (including unexercised stock options or SARs, restricted stock and restricted stock units still subject to restriction, and performance stock, performance stock units, deferred stock, deferred stock units, and other awards not yet paid or settled).

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  (5)
  If the administrative authority is advised or has reason to believe that a grantee (a) may have engaged in detrimental activity; or (b) may have accepted employment with another employer or otherwise indicated an intent to resign, the authority may suspend the exercise, delivery or settlement of all or any specified portion of such grantee's outstanding awards pending an investigation of the matter.

XVI. Death; Beneficiary Designation

  (1)
  Unless otherwise specified in the award, if a grantee dies:

  (a)
  Any of the grantee's stock options or SARs that are not yet exercisable will become immediately exercisable in full;

  (b)
  Any remaining restrictions with respect to the grantee's restricted stock or restricted stock units will expire; and

  (c)
  The administrative authority may alter or accelerate the settlement schedule of any performance stock, performance stock units, deferred stock, deferred stock units, or other award payable on a deferred or installment basis.
  (2)
  Any rights with respect to an award existing after the grantee dies are exercisable by the grantee's designated beneficiary or, if there is no designated beneficiary, by the grantee's estate representative or lawful heirs as demonstrated to the satisfaction of the administrative authority. Beneficiary designations must be made in writing and in accordance with such requirements and procedures as the administrative authority may establish.

XVII. Amendments to the Program and Outstanding Awards; Shareholder Approval

  (1)
  The Board can from time to time amend this Program or halt the grant of new awards under this Program, except that approval of the shareholders of the Corporation will be required for any amendment (other than adjustments under Section VIII):

  (a)
  To increase the maximum number of shares that may be issued under Section VII;

  (b)
  To decrease the minimum exercise price per share of a stock option or SAR; or

  (c)
  That would otherwise materially increase the benefits accruing to participants under the Program.

    An amendment of this Program will, unless the amendment provides otherwise, be immediately and automatically effective for all outstanding awards.

  (2)
  Without amending this Program, the granting authority may amend any one or more outstanding awards under this Program or any other shareholder-approved plan to incorporate in those awards any terms that could be incorporated in a new award under this Program, except that approval of the shareholders of the Corporation will be required for any amendment of an outstanding stock option or SAR to decrease the exercise price per share (other than an adjustment under Section VIII). An award as amended must satisfy any conditions or limitations applicable to the particular type of award under the terms of this Program.

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  (3)
  Approval of the shareholders of the Corporation will also be required for (a) any cancellation of an outstanding option or SAR in exchange for the grant of a new option or SAR having a lower exercise price per share; or (b) any cancellation of an outstanding option or SAR having an exercise price above the current market price of the shares in exchange for another form of award under this Program.

XVIII. Withholding Taxes

The Corporation has the right, in its sole discretion, to deduct or withhold at any time shares, stock units, or cash otherwise payable or deliverable in order to satisfy any required withholding, social security, and similar taxes and contributions with respect to awards under this Program. Withheld shares may be retained by the Corporation or sold on behalf of the grantee. Alternatively, the Corporation also has the right, in its sole discretion, to require the grantee at any time to deposit with the Corporation cash in an amount determined by the Corporation to be necessary to satisfy required withholding, social security, and similar taxes and contributions with respect to awards under this Program. In its sole discretion, the Corporation may permit the grantee to satisfy all or part of the grantee's obligations under this Section XVIII by delivering, in accordance with any applicable requirements or procedures of the administrative authority, shares previously owned by the grantee. Shares withheld or delivered in accordance with this Section XVIII will be valued at fair market value. For this purpose, the administrative authority may establish procedures under which fair market value is determined either on the date of withholding or delivery, or as of the immediately preceding day.

XIX. Non-US Awards

Subject to the limitations contained in this Program, the granting authority may establish different terms and conditions for awards to persons who are residents or nationals of countries other than the United States in order to accommodate the local laws, tax policies, or customs of such countries. Such terms and conditions may include, without limitation, granting cash-only stock appreciation rights or stock units in lieu of or in tandem with share awards. The granting authority may adopt one or more supplements or sub-plans under this Program to implement those different terms and conditions.

XX. General Provisions

  (1)
  Shares subject to awards under this Program may either be authorized but unissued shares or previously issued shares that have been reacquired by the Corporation.

  (2)
  For reporting persons, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3. If any provision of this Program or any action by an authority under this Program fails to so comply, such provision or action will, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3 or if such provision or action cannot be amended to effect such compliance, be deemed null and void.

  (3)
  An award under this Program is not transferable except by will or the laws of descent and distribution, and is not subject to attachment, execution, or levy of any kind. The designation by a grantee of a designated beneficiary is not a transfer for this purpose.

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  (4)
  A particular form of award may be granted to a grantee either alone or in addition to other awards hereunder. The provisions of particular forms of award need not be the same for each grantee.

  (5)
  Unless otherwise provided in the terms of an award, an award will not give the grantee any rights as a shareholder until any shares subject to or deliverable in settlement of the award are actually issued and registered in the name of the grantee free of restriction.

  (6)
  An award may be granted for no consideration, for the minimum consideration required by applicable law, or for such other consideration as the granting authority may determine.

  (7)
  An award and any shares in settlement of an award may be evidenced in such manner as the administrative authority determines, including by physical instrument or certificate, by electronic communication, or by book entry. In the event of any dispute or discrepancy regarding the terms of an award, the records of the administrative authority will be determinative.

  (8)
  The grant of an award under this Program does not constitute or imply a contract of employment and does not in any way limit or restrict the ability of the employer to terminate the grantee's employment, with or without cause, even if such termination results in the expiration, cancellation, or forfeiture of outstanding awards.

  (9)
  A grantee will have only a contractual right to the shares or amounts, if any, payable in settlement of an award under this Program, unsecured by any assets of the Corporation or any other entity.

  (10)
  This Program will be governed by the laws of the State of New York and the United States of America, without regard to any conflict of law rules.

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APPENDIX C
CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the "Board") of Exxon Mobil Corporation ("ExxonMobil" or the "Corporation") has adopted these guidelines to promote the effective functioning of the Board and its committees.

Role of the Board

The business and affairs of ExxonMobil are managed by or under the direction of its Board in accordance with New Jersey law. The directors' fiduciary duty is to exercise their business judgment in the best interests of ExxonMobil's shareholders.

Board Structure

Board Size.  The size of the Board will provide for sufficient diversity among non-employee directors while also facilitating substantive discussions in which each director can participate meaningfully. The Board size will be within the limits prescribed by ExxonMobil's by-laws, which currently provide that the Board may have no fewer than 10 and no more than 19 members.

Independent Directors.  A substantial majority of the Board will consist of directors whom the Board has determined to be independent. In general, an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director.

Election of Directors.  All directors will stand for election at the annual meeting of shareholders.

Chairman and CEO.  The Board believes it is appropriate and efficient for ExxonMobil's Chief Executive Officer (CEO) also to serve as Chairman of the Board. However, the Board retains the authority to separate those functions if it deems such action appropriate in the future.

Lead Director.  The Board does not believe it is useful or appropriate to designate a lead non-employee director.

Term Limits.  The Board believes that experience as an ExxonMobil director is a valuable asset, especially in light of the size and global scope of the Corporation's operations. Therefore, directors are not subject to term limits except as a result of reaching the Board's mandatory retirement age.

Mandatory Retirement.  No director may stand for election after reaching age 70.

Other Directorships.  Recognizing the substantial time commitment required of directors, it is expected that directors will serve on the boards of other public companies only to the extent that, in the judgment of the Board, such services do not detract from the directors' ability to devote the necessary time and attention to ExxonMobil. The Board Affairs Committee will, at least annually, review all directors' service on the boards of other public companies.

Change in Status.  To avoid any potential conflict of interest, directors will not accept a seat on any additional public company board without first reviewing the matter with the Board Affairs Committee. In addition, a non-employee director will tender his or her resignation for

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consideration by the Board in the event of retirement or other substantial change in the nature of the director's employment or other significant responsibilities.

Former Officers.  The Board does not believe that former officers of ExxonMobil should continue to serve on the Board after they no longer hold that officer position.

Director Selection; Qualifications; Education

Director Candidates.  The Board, acting on the recommendation of the Board Affairs Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the Board, between annual meetings. The Board Affairs Committee will review and update the selection guidelines for non-employee directors from time to time and make recommendations to the Board as appropriate.

Orientation.  New non-employee directors will receive a comprehensive orientation from appropriate executives regarding ExxonMobil's business and affairs.

Continuing Education.  It is expected that, at least annually, all directors will participate in a continuing education event (which may coincide with a regular Board meeting) addressing, among other things, current developments and best practices in corporate governance. Reviews of aspects of ExxonMobil's operations will be presented by appropriate executives from time to time as part of the agenda of regular Board meetings. The Board will also normally conduct an on-site visit to an ExxonMobil facility other than the corporate headquarters in conjunction with a regular Board meeting at least once every other year.

Board Meetings

Number of Regular Meetings.  The Board normally holds eight regular meetings per year. Additional meetings may be scheduled as required.

Agenda and Briefing Material.  An agenda for each Board meeting and briefing materials will, to the extent practicable in light of the timing of matters that require Board attention, be distributed to each director approximately one week prior to each meeting. The Chairman will normally set the agenda for Board meetings. Any director may request the inclusion of specific items.

Meeting Attendance.  It is expected that each director will make every effort to attend each Board meeting and each meeting of any committee on which he or she sits. Attendance in person is preferred but attendance by teleconference is permitted if necessary.

Director Preparedness.  Each director should be familiar with the agenda for each meeting, have carefully reviewed all other materials distributed in advance of the meeting, and be prepared to participate meaningfully in the meeting and to discuss all scheduled items of business.

Confidentiality.  The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of information received in connection with his or her service as a director.

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Non-employee Director Executive Sessions

An executive session of the non-employee directors will normally be held immediately following each meeting of the full Board. The Chair of the Board Affairs Committee and the Chair of the Compensation Committee will preside at the executive sessions on an alternating basis, unless the non-employee directors select another presider for a particular session. Any non-employee director may raise issues for discussion at an executive session. The non-employee directors will maintain such records of executive sessions as they deem appropriate, including records to enable the CEO to satisfy applicable certification requirements of the New York Stock Exchange.

Board Self-evaluation

At least annually, the Board will evaluate its performance and effectiveness.

Committees

Committees.  The Board will appoint from among its members, committees it determines are necessary or appropriate to conduct its business. Currently, the standing committees of the Board are the Executive Committee, Audit Committee, Board Affairs Committee (which serves as the nominating and corporate governance committee), Advisory Committee on Contributions, Compensation Committee, Finance Committee, and Public Issues Committee.

Committee Composition.  The Board Affairs Committee, Audit Committee, and Compensation Committee will consist solely of independent directors. With the exception of the Executive Committee and Finance Committee where the Chairman of the Board will also be the Chair, the Board Affairs Committee will recommend committee Chairs to the full Board for approval.

Committee Charters.  Each of the committees will have a written charter outlining its responsibilities. Charters will be adopted by the Board based on the recommendation of the applicable committee.

Committee Assignments and Rotation.  Membership of each committee will be determined by the Board after receiving the recommendation of the Board Affairs Committee. Consideration will be given to rotating committee memberships from time to time.

Committee Self-evaluation.  At least annually, each of the Board committees will conduct an evaluation of its performance and effectiveness and will consider whether any changes to the committee's charter are appropriate.

Committee Reports.  The Chair of each Board committee will report to the full Board on the activities of his or her committee, including the results of the committee's self-evaluation and any recommended changes to the committee's charter.

CEO Performance Review

At least annually, the non-employee directors will, in conjunction with the Compensation Committee, review the performance of the CEO in light of the Corporation's goals and objectives.

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Succession Planning

At least annually, the Board will review succession plans for the CEO and other senior executives. Succession planning will address both succession in the ordinary course of business and contingency planning in case of unexpected events.

Board Resources

Access to Employees.  Non-employee directors will have full access to senior management of the Corporation and other employees on request to discuss the business and affairs of the Corporation. The Board expects that there will be regular opportunities for directors to meet with the CEO and other members of management in Board and committee meetings and in other formal or informal settings.

Authority to Retain Advisors.  It is normally expected that information regarding the Corporation's business and affairs will be provided to the Board by ExxonMobil management and staff and by the Corporation's independent auditors. However, the Board and each committee has the authority to retain such outside advisors, including accountants, legal counsel, or other experts, as it deems appropriate. The fees and expenses of any such advisors will be paid by the Corporation.

Code of Conduct and Ethics

ExxonMobil has adopted comprehensive standards of business conduct and implementation guidelines. The standards include an Ethics Policy calling for strict observance of all laws applicable to ExxonMobil's business and a Conflicts of Interest Policy. Each director is expected to be familiar with and to follow these policies. In addition, directors must avoid any conflict between their own interests and the interests of the Corporation in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs, including transactions in securities of the Corporation, any affiliate, or any non-affiliated organization.

The Board Affairs Committee will review any allegation that an executive officer or director may have violated the code of conduct and ethics and will report its findings to the full Board. The Board does not envision that any waiver to this code will be authorized.

Communication by Interested Parties with Non-employee Directors

The Board Affairs Committee will maintain procedures for interested parties to communicate with the non-employee directors. These procedures will be published in the proxy statement for each annual meeting of shareholders and posted on ExxonMobil's internet site.

Non-employee Director Compensation

Compensation for non-employee directors will be determined by the Board on the recommendation of the Board Affairs Committee and will be reviewed annually. Non-employee director compensation will be set at a level that is consistent with market practice, taking into account the size and scope of the Corporation's business and the responsibilities of its directors. A substantial portion of the compensation paid to non-employee directors for service on the Board will be paid in stock of the Corporation which must be held until the director retires from the Board.

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Shareholder Matters

Voting Rights.  Each share of the Corporation's common stock is entitled to one vote. ExxonMobil's charter and by-laws will not impose voting requirements for actions by holders of its common stock higher than the minimum requirements of New Jersey law and will not restrict the ability of shareholders to act by written consent.

Confidential Voting.  In accordance with the resolution previously adopted by shareholders with the recommendation of the Board, a shareholder's vote will be counted by independent inspectors and will be kept confidential from management unless special circumstances exist. For example, proxy cards will be forwarded to the Corporation for appropriate response if a shareholder writes comments on the card.

Ratification of Auditors.  The Corporation will submit the appointment of independent auditors for ratification by the shareholders at each annual meeting.

Shareholder Proposals Receiving Majority Approval.  If a shareholder proposal that is not supported by the Board receives a majority of the votes cast at a meeting at which a quorum is present, the proposal will be reconsidered by the Board. Action taken on the proposal will be reported in the next annual proxy statement.

Corporate Governance Guidelines Revision

The Board Affairs Committee and the Board will review and revise these Corporate Governance Guidelines and related documents as and when appropriate.

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APPENDIX D
AUDIT COMMITTEE CHARTER

I. Purposes of the Committee

The primary purpose of the Audit Committee (the "Committee") is oversight. The Committee shall assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee:

  •
  Management's conduct of the Corporation's financial reporting process;

  •
  The financial reports and other financial information provided by the Corporation to the Securities and Exchange Commission (the "SEC") and the public;

  •
  The Corporation's system of internal accounting and financial controls;

  •
  The performance of the Corporation's internal audit function;

  •
  The independent auditors' qualifications, performance, and independence; and

  •
  The annual independent audit of the Corporation's financial statements.

The Committee shall have the ultimate authority and responsibility to select (subject to shareholder ratification), evaluate and, where appropriate, replace the independent auditors.

The Committee shall also prepare the report that the SEC rules require be included in the Corporation's annual proxy statement.

The Corporation's management is responsible for preparing the Corporation's financial statements. The independent auditors are responsible for auditing those financial statements. Management, including the internal audit function, and the independent auditors, have more time, knowledge, and detailed information about the Corporation than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements, or any professional certification as to the independent auditors' work, including with respect to auditor independence. Each member of the Committee shall be entitled to rely on the integrity of people and organizations from whom the Committee receives information and the accuracy of such information, including representations by management and the independent auditors regarding non-audit services provided by the independent auditors.

II. Committee Membership

The Committee shall consist of not less than four, nor more than seven, members who shall be appointed by the Board from among its members. Each member of the Committee must satisfy such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate.

Accordingly, each member of the Committee shall be financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC.

The actual number of members shall be determined from time to time by resolution of the Board. Two members of the Committee shall constitute a quorum thereof.

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III. Committee Structure and Operations

The Chair of the Committee shall be designated by the Board. The Committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Secretary of the Corporation shall be the Secretary of the Audit Committee, unless the Committee designates otherwise.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish sub-committees to carry out such duties as the Committee may assign.

IV. Committee Activities

The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

  1.
  Appoint the independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for the coming year, and recommend to the Board ratification of that appointment by the shareholders.

  2.
  Pre-approve all audit and non-audit services to be provided by the independent auditors to the Corporation in accordance with the Committee's policies and procedures, and regularly review (a) the adequacy of the Committee's policies and procedures for pre-approving the use of the independent auditors for audit and non-audit services with a view to auditor independence; (b) the audit and non-audit services pre-approved in accordance with the Committee's policies and procedures; and (c) fees paid to the independent auditors for pre-approved audit and non-audit services.

  3.
  Regularly review with the independent auditors (a) the arrangements for and the scope of the independent auditors' audit of the Corporation's consolidated financial statements; (b) the results of the audit by the Corporation's independent auditors of the Corporation's consolidated financial statements; (c) any audit problems or difficulties encountered by the independent auditors and management's response; (d) any significant deficiency in the design or the operation of the Corporation's internal accounting controls identified by the independent auditors and any resulting recommendations; (e) all critical accounting policies and practices used by the Corporation; (f) all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditors; and (g) other material written communications between the independent auditors and management. The

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    Committee shall report the foregoing to the Board with such recommendations as it may deem appropriate.

  4.
  Review major changes to the Corporation's auditing and accounting principles and practices based on advice of the independent auditors, the Controller, the General Auditor or management.

  5.
  The Committee shall (a) request annually from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with Independence Standards Board Standard Number 1; and (b) discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors' independence.

  6.
  Evaluate, along with the other members of the Board, management, the Controller, and the General Auditor, the performance of the independent auditors.

  7.
  The Committee, along with the other members of the Board, shall discuss with management and the independent auditors the audited financial statements to be included in the Corporation's annual report on Form 10-K, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Committee shall review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors' judgments about the quality of the Corporation's accounting practices.

  8.
  Discuss with the independent auditors and management the Corporation's interim financial results to be included in each quarterly report on Form 10-Q, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Each such review shall include any matters required to be discussed by SAS No. 61, and shall occur prior to the Corporation's filing of the related Form 10-Q with the SEC.

  9.
  Periodically review the Corporation's procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Corporation, of concerns regarding questionable accounting or auditing matters.

  10.
  Confer with the Controller, the General Auditor, management, and the independent auditors as requested by any of them or by the Committee, at least annually, and review their reports with respect to the functioning, quality, and adequacy of programs for compliance with the Corporation's policies and procedures regarding business ethics, financial controls, and internal auditing, including information regarding violations or probable violations of such policies. The Committee shall report the foregoing to the Board with such recommendations as it may deem appropriate.

  11.
  Review the expenses of officers of the Corporation who are also members of the Board and such other officers as it may deem appropriate.

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  12.
  Review with the Controller and the General Auditor, at least annually, the activities, budget, staffing, and structure of the internal auditing function of the Corporation and its subsidiaries, including their evaluations of the performance of that function and any recommendations with respect to improving the performance of or strengthening of that function. As appropriate, the Committee shall review the reports of any internal auditor on a financial safeguard problem that has not resulted in corrective action or has not otherwise been resolved to the auditor's satisfaction at any intermediate level of audit management.

  13.
  From time to time, meet separately with management, internal auditors, and independent auditors to discuss issues warranting attention by the Committee.

  14.
  Prepare any report or other disclosure by the Committee required to be included in any proxy statement for the election of the Corporation's directors under the rules of the SEC.

  15.
  Review the adequacy of this charter on an annual basis.

  16.
  Take other such actions and do other such things as may be referred to it from time to time by the Board.

V. Committee Evaluation

The Committee will annually complete a self-evaluation of the Committee's own effectiveness and provide a report of that assessment to the Board, including any recommended changes to the Committee's charter.

VI. Committee Reports

The Chair of the Committee will report to the full Board on the Committee's activities, including the results of the Committee's self-evaluation and any recommended changes to the Committee's charter.

VII. Resources and Authority of the Committee

The Committee has exclusive authority with respect to the retention of the independent auditors described in Section IV of this charter. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation. The Committee has the authority to retain outside advisors, including legal counsel, auditors, or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors.

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APPENDIX E
COMPENSATION COMMITTEE CHARTER

I. Purposes of the Committee

The primary purposes of the Compensation Committee (the "Committee") are to discharge the Board of Directors' (the "Board") responsibilities relating to compensation of the Corporation's Chief Executive Officer (the "CEO") and other senior executives, and to produce an annual report on executive compensation for inclusion in the Corporation's proxy statement in accordance with applicable rules and regulations. The Committee also makes recommendations to the Board regarding succession planning and development for senior executives and positions as needed.

II. Committee Membership

The Committee shall consist of not less than three, nor more than six, members who shall be appointed by the Board from among its members. Each member of the Committee must satisfy such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Each member must also qualify as a "non-employee director" under rule 16b-3 of the Securities and Exchange Commission (the "SEC"); may not be part of a compensation committee interlock within the meaning of SEC Regulation S-K; and may not be eligible to participate in any of the compensation plans they administer. Members of the Committee should be suitably knowledgeable in matters pertaining to executive compensation. The actual number of members shall be determined from time to time by resolution of the Board. Two members of the Committee shall constitute a quorum thereof.

III. Committee Structure and Operations

The Chair of the Committee shall be designated by the Board. The Compensation Committee will fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Secretary of the Corporation shall be the Secretary of the Board Compensation Committee unless the Committee designates otherwise.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish sub-committees consisting of one or more members to carry out such duties as the Committee may assign.

IV. Committee Activities

The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

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  1.
  Review and approve the corporate goals and objectives relevant to the compensation of the CEO.

  2.
  At least annually, at a meeting to which all non-employee directors are invited, evaluate the CEO's performance as measured against the goals and objectives outlined above.

  3.
  Set the salary and other cash and equity compensation for the CEO based on the evaluation described in paragraph 2. In determining the long term incentive component of the CEO's compensation, the Committee should also consider the Company's performance based on criteria established by the Committee.

  4.
  At least annually, at a meeting to which all non-employee directors are invited, review succession planning and development strategies for senior level positions and executives of the Corporation.

  5.
  Make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

  6.
  Review and act upon proposed terms of any new plans, programs, and arrangements for the benefit of employees of the Corporation that are adapted and made available only to certain executives of the Corporation, or, as appropriate, make such recommendations to the Board with respect thereto as it may deem advisable.

  7.
  Set the salaries of employees of the Corporation who are members of the Board and of US dollar-paid employees who are officers of the Corporation (other than assistant officers) elected by the Board; review salaries of US dollar-paid employees who are presidents of the functional organizations; and set, review or make recommendations with respect to the salaries of such other employees as may be from time to time referred to the Committee by the Chairman of the Board, or President of the Corporation.

  8.
  Administer the Corporation's 1993 Incentive Program and any similar prior plan, and make the determinations and interpretations and take other such action as contemplated by said Programs for the granting authorities, insofar as applicable to employees who are subject to the reporting requirements of Section 16 under the Securities Exchange Act of 1934 with respect to equity securities of the Corporation, and other such eligible employees as may be from time to time referred to the Committee by the Chairman of the Board, or President of the Corporation; and is authorized to amend, on behalf of the Corporation, any existing award granted to said employees pursuant to said Incentive Programs.

  9.
  Administer the 1995 Mobil Incentive Compensation and Stock Ownership Plan and any similar prior plan, as well as the Mobil Management Retention Plan and Deferral Fee Plan for Independent Directors.

  10.
  Pursuant to the Corporation's current equity Incentive Program, a) administer said Program; b) establish in respect to each year a ceiling, subject to the limitations in said Program, and the aggregate number of shares of Corporation common stock that can be awarded under said Program; c) determine, from time to time, the rate of interest to be credited to grantees pursuant to Section XIV of said program; d) have the exclusive right to make or, on behalf of the Corporation, amend any grants of

E2

    awards under said Program to eligible employees constituting the group referred to in paragraph 7 above, and with respect to grants to such persons, shall make all decisions concerning the timing, pricing, and amount of such awards and all other determinations and interpretations; and e) set the consideration for any shares of the common stock of the Corporation used in meeting the Corporation's obligations arising from time to time for awards under said Program granted by this Committee.

  11.
  Pursuant to the Corporation's Short Term Incentive Program, a) administer said program; b) establish in respect to each year a ceiling, subject to the limitations in said program, on the aggregate dollar amount that can be awarded thereunder; c) determine, from time to time, the rate of interest to be credited to grantees pursuant to said program; and d) make or, on behalf of the Corporation, amend any grants of awards under said program to eligible employees constituting the group referred to in paragraph 7 above and, in addition, the Chairman of the Board, and the President of the Corporation, and with respect to grants to such persons, shall make the determinations and interpretations contemplated by said programs.

  12.
  Review proposed terms of any new Incentive Program and any major amendment of an existing program, and make such recommendations to the Board with respect thereto as it may deem advisable.

  13.
  Report on compensation policies and practices with respect to the Corporation's executive officers as required by SEC rules.

  14.
  Take such other actions and do other such things as may be referred to it from time to time by the Board.

V. Committee Evaluation

The Committee will annually complete a self-evaluation of the Committee's own effectiveness and provide a report of that assessment to the Board, including any recommended changes to the Committee's charter.

VI. Committee Reports

The Chair of the Committee will report to the full Board on the Committee's activities, including the results of the Committee's self-evaluation and any recommended changes to the Committee's charter.

VII. Resources and Authority of the Committee

The Committee has the authority to retain such outside advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors. Without limiting the foregoing, the Committee will have authority to retain a compensation consultant.

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APPENDIX F
BOARD AFFAIRS COMMITTEE CHARTER

I. Purposes of the Committee

The primary purposes of the Board Affairs Committee (the "Committee") are to monitor compliance with good corporate governance standards; to identify individuals qualified to become Board members; to recommend to the Board director nominees for election at the annual meeting of shareholders or for election by the Board to fill open seats between annual meetings; to recommend to the Board committee appointments for directors; to review and make recommendations to the Board regarding non-employee director compensation; and to develop and recommend to the Board corporate governance guidelines applicable to the Corporation.

II. Committee Membership

The Committee shall consist of not less than three, nor more than seven, members who shall be appointed by the Board from among its members. Each member of the Committee must satisfy such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Members of the Committee should be suitably knowledgeable in matters pertaining to corporate governance. The actual number of members shall be determined from time to time by resolution of the Board. Two members of the Committee shall constitute a quorum thereof.

III. Committee Structure and Operations

The Chair of the Committee shall be designated by the Board. The Committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Secretary of the Corporation shall be the Secretary of the Board Affairs Committee unless the Committee designates otherwise.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish subcommittees consisting of one or more members to carry out such duties as the Committee may delegate.

IV. Committee Activities

The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

  1.
  Review the Corporation's Corporate Governance Guidelines and related documents at least annually, and make such recommendations to the Board with respect thereto as it may deem advisable.

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  2.
  Recommend to the Board guidelines and criteria as to the desired qualifications of candidates for director of the Corporation.

  3.
  Review qualifications of individuals suggested as potential candidates for director of the Corporation, including candidates suggested by shareholders, and consider for nomination such said individuals who are deemed qualified.

  4.
  Recommend to the Board the nominees to be proposed by the Board for election as directors of the Corporation at the annual meeting of shareholders.

  5.
  Recommend to the Board candidates for election as directors of the Corporation to fill open seats on the Board between annual meetings, including vacancies created by an increase in the authorized number of directors.

  6.
  Review requests by directors to accept a seat on any additional public company board and refer the matter to the Board with the Committee's recommendation whether such request should be approved.

  7.
  Review at least annually the service of all directors on the boards of other public companies with consideration to the substantial time commitment required of directors and make such recommendations to the Board as it may deem advisable.

  8.
  Consider resignations tendered by directors in the event of retirement or other substantial change in the nature of the director's employment or other significant responsibilities and refer the matter to the Board with the Committee's recommendation whether such resignation should be accepted.

  9.
  Review proposed changes in the remuneration of non-employee directors and make such recommendations to the Board with respect thereto as it may deem advisable.

  10.
  Review proposed changes in present plans, programs or arrangements, and any proposed terms of any new plans, programs or arrangements, for the benefit of non-employee directors, and make such recommendations to the Board with respect thereto as it may deem advisable.

  11.
  Provide comments and suggestions to the Board concerning committee structure of the Board, committee operations, committee member qualifications, and committee member appointment.

  12.
  Establish and maintain procedures for interested parties to communicate with the non-employee directors.

  13.
  Review any allegation that an executive officer or director may have violated the code of conduct and ethics, and report its findings to the Board.

  14.
  Provide oversight of the performance and effectiveness of the self-evaluation process for the Board and its committees.

  15.
  Take such other actions and do such other things as may be referred to it from time to time by the Board.

V. Committee Evaluation

The Committee will annually complete a self-evaluation of the Committee's own effectiveness and provide a report of that assessment to the Board, including any recommended changes to the Committee's charter.

F2

VI. Committee Reports

The Chair of the Committee will report to the full Board on the Committee's activities, including the results of the Committee's self-evaluation and any recommended changes to the Committee's charter.

VII. Resources and Authority of the Committee

The Committee has the authority to retain such outside advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors. Without limiting the foregoing, the Committee will have sole authority to retain and terminate any search firm to be used to identify director candidates.

F3

[LOGO]	Printed on recycled paper3300-ps-0403

2003 ANNUAL MEETING
ADMISSION TICKET
c/o EquiServe Trust Company, N.A. P.O. Box 8587 Edison, NJ 08818-8587	This ticket will admit shareholder and one guest.

ANNUAL MEETING OF SHAREHOLDERS

TIME:	Wednesday, May 28, 2003, 9:00 a.m.
PLACE:	Morton H. Meyerson Symphony Center Dallas, Texas (map on back)
AUDIOCAST:	Live on the internet at www.exxonmobil.com. Instructions on the internet site one week prior to the event.

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone
1.	Log on to the internet and go to www.eproxyvote.com/xom		1.	Call toll-free 1-877-779-8683.
		OR
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured internet site.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the internet or by telephone, please do not mail your card.

-------------------------------------------------------------------------------------------------------------------------------------
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

/X/	Please mark votes as in this example.
The Board of Directors recommends a vote FOR items 1 through 3.
		FOR		WITHHELD
1.	Election of directors (page 4).	/ /		/ /
For all nominees except as noted above
2.	Ratification of independent auditors (page 24).	FOR / /	AGAINST / /	ABSTAIN / /
3.	Approval of 2003 incentive program (page 25).	/ /	/ /	/ /
	The Board of Directors recommends a vote AGAINST shareholder proposal items 4 through 15.
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
4.	Political non- partisanship (page 30).	/ /	/ /	/ /	10.	Report on health in Africa (page 41).	/ /	/ /	/ /
5.	Auditor services (page 32).	/ /	/ /	/ /	11.	Investment program report (page 43).	/ /	/ /	/ /
6.	Additional board nominees (page 34).	/ /	/ /	/ /	12.	Human rights report (page 45).	/ /	/ /	/ /
7.	Non-employee director compensation (page 35).	/ /	/ /	/ /	13.	Amendment of EEO policy (page 48).	/ /	/ /	/ /
8.	Poison pill (page 37).	/ /	/ /	/ /	14.	Climate change report (page 50).	/ /	/ /	/ /
9.	Board Chairman and CEO (page 38).	/ /	/ /	/ /	15.	Renewable energy report (page 53).	/ /	/ /	/ /
		Mark box to discontinue annual report mailing for this account.			/ /		Mark box if comments appear on this card or an attachment.			/ /

Signature: ________________________ Date: ______________ 2003    Signature: ________________________ Date: ______________ 2003

  NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

ExxonMobil 2003 Annual Meeting
Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas 75201

    Free parking is available in the Arts District Garage. Have your parking ticket validated at the annual meeting. Traffic in the area may cause a delay; please allow extra time for parking.

c/o EquiServe Trust Company, N.A. P.O. Box 8587 Edison, NJ 08818-8587	PROXY/VOTING INSTRUCTION SOLICITED BY BOARD OF DIRECTORS ANNUAL MEETING, MAY 28, 2003 DALLAS, TEXAS

  The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, J.R. Houghton, W.R. Howell, P.E. Lippincott, M.C. Nelson, and L.R. Raymond, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2003 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

Election of Directors [1] Nominees:
(01) M.J. Boskin (02) D.V. Fites (03) J.R. Houghton	(04) W.R. Howell (05) H.L. Kaplan (06) R.C. King	(07) P.E. Lippincott (08) H.J. Longwell (09) H.A. McKinnell, Jr.	(10) M.C. Nelson (11) L.R. Raymond (12) W.V. Shipley

  This proxy covers shares of common stock registered in the name of the undersigned and held in the name of the undersigned in the ExxonMobil Shareholder Investment Program. This proxy also provides voting instructions for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or ExxonMobil Shareholder Investment Program IRA (SIP IRA).

  If no other indication is made, the proxies/trustees shall vote (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

[1] See Item 1 on reverse side. The numbers in front of the nominees' names are provided to assist in telephone voting.	(OVER)